Filing by Wells Fargo Funds Trust pursuant to Rule 425 under the Securities Act of 1933 and deemed filed under Rule 14a-12(b) under the Securities Exchange Act of 1934.

Subject company: Evergreen Equity Trust (SEC File Nos. 333-37453)

Evergreen Fixed Income Trust (SEC File Nos. 333-37443)

Evergreen International Trust (SEC File Nos. 333-42195)

Evergreen Money Market Trust (SEC File Nos. 333-42181)

Evergreen Municipal Trust (SEC File Nos. 333-36033)

Evergreen Select Equity Trust (SEC File Nos. 333-36047)

Evergreen Select Fixed Income Trust (SEC File Nos. 333-36019)

Evergreen Select Money Market Trust (SEC File Nos. 333-37227)

P.O. Box 8266

Boston, Massachusetts 02205

January 20, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Shareholder:

As a shareholder of an Evergreen Money Market Fund through the sweep in your brokerage account, we wanted to inform you about some important news. Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together. Specifics on the merger and the proposed new fund lineup are included in the accompanying supplement.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your advisor through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

•	Complementary investment solutions, such as separately managed accounts, college investing plans, and retirement products.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

Additional information

We will continue to keep your advisor posted on our progress as we integrate our two organizations. In the meantime, for additional fund family merger information, please contact your financial advisor.

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

For Section 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, or current program description, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and certain Section 529 plans, or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services, Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 119309 01-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

Wells Fargo Advantage Funds®

P.O. Box 8266 | Boston, Massachusetts 02266

www.wellsfargo.com/advantagefunds

January 20, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Shareholder:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together. Specifics on the merger and the proposed new fund lineup are included in the accompanying supplement.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

•	Complementary investment solutions, such as separately managed accounts, college investing plans, and retirement products.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

For the most current updates on our progress as we integrate the two organizations, please visit our Web site at www.wellsfargo.com/advantagefunds, or call us anytime at 1.800.222.8222.

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

For Section 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, or current program description, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and certain Section 529 plans, or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services, Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 116247 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

P.O. Box 8266

Boston, Massachusetts 02205

January 20, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Shareholder:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together. Specifics on the merger and the proposed new fund lineup are included in the accompanying supplement.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

•	Complementary investment solutions, such as separately managed accounts, college investing plans, and retirement products.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

Additional information available online

We will continue to keep you posted on our progress as we integrate our two organizations. In the meantime, for additional fund family merger information, please visit our Web sites at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com. You may also call an Evergreen Customer Service representative at 1.800.343.2898, Monday through Friday, 9:00am to 6:00pm (ET).

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

For Section 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, or current program description, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and certain Section 529 plans, or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services, Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 116529 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

P.O. Box 8266

Boston, Massachusetts 02205

January 20, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Shareholder:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together. Specifics on the merger and the proposed new fund lineup are included in the accompanying supplement.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

Additional information available online

We will continue to keep you posted on our progress as we integrate our two organizations. In the meantime, for additional fund family merger information, please visit our Web sites at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com. You may also call an Evergreen Customer Service representative at 1.800.847.5397, Monday through Friday, 8:00am to 6:00pm (ET).

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 116530 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

P.O. Box 8266

Boston, Massachusetts 02205

January 20, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Shareholder:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together. Specifics on the merger and the proposed new fund lineup are included in the accompanying supplement.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your advisor through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

•	Complementary investment solutions, such as separately managed accounts, college investing plans, and retirement products.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

Additional information

We will continue to keep your advisor posted on our progress as we integrate our two organizations. In the meantime, for additional fund family merger information, please contact your financial advisor.

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

For Section 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, or current program description, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and certain Section 529 plans, or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services, Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 119235 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

P.O. Box 8266

Boston, Massachusetts 02205

January 13, 2010

The Integration of Our Fund Families Has Begun

Dear Plan Sponsor:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your plan participants through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

How to obtain additional information

For an overview of our proposed new fund lineup, click here, or visit the “Integration News” section on our Web sites at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com for more detailed information. Your Wells Fargo or Wachovia representative can provide you with additional insight and answer any questions you may have. We will continue to keep you posted on our progress in the integration of our two mutual fund organizations.

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 116294 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

FOR INSTITUTIONAL INVESTOR USE ONLY–NOT FOR USE WITH THE PUBLIC

P.O. Box 8266

Boston, Massachusetts 02205

January 13, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Partner:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

How to obtain additional information

For a more detailed overview of the proposed money market fund lineup, click here. Your existing relationship manager can provide you with additional insight and answer any questions you may have. Additionally, you may visit our Web sites at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com. We will continue to keep you posted on our progress in integrating our two mutual fund organizations.

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 116353 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

FOR INSTITUTIONAL INVESTOR USE ONLY–NOT FOR USE WITH THE PUBLIC

P.O. Box 8266

Boston, Massachusetts 02205

January 14, 2010

The Integration of Our Fund Families Has Begun

Dear Investment Professional:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your clients through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

•	Complementary investment solutions, such as separately managed accounts, college investing plans, and retirement products.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

How to obtain additional information

For an overview of our proposed new fund lineup, click here, or visit the “Integration News” section on our Web sites at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com for more detailed information. Your existing relationship contacts can provide you with additional insight and answer any questions you may have. We will continue to keep you posted on our progress in the integration of our two mutual fund organizations.

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

For Section 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus or current program description, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and certain Section 529 plans, or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services, Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 119981 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

P.O. Box 8266

Boston, Massachusetts 02205

January 13, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Business Partner:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your clients through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

How to obtain additional information

For an overview of our proposed new fund lineup, click here, or visit the “Integration News” section on our Web sites at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com for more detailed information. Your existing relationship managers can provide you with additional insight and answer any questions you may have. We will continue to keep you posted on our progress in the integration of our two mutual fund organizations.

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 119982 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

FOR INSTITUTIONAL INVESTOR USE ONLY–NOT FOR USE WITH THE PUBLIC

P.O. Box 8266

Boston, Massachusetts 02205

January 15, 2010

The Integration of Our Fund Families Has Begun

Dear Investment Professional:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your clients through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

•	Complementary investment solutions, such as separately managed accounts, college investing plans, and retirement products.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

Additional insight to help educate your clients

The enclosed merger guide contains more detailed information about our proposed fund family and provides answers to questions that you and your clients may have. Your existing relationship contacts can also provide you with further insight. We will continue to keep you posted on our progress as we integrate our two organizations. In the meantime, for additional information, please visit our Web sites at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com.

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

For Section 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus or current program description, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and certain Section 529 plans, or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services, Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 116066 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

FOR INSTITUTIONAL INVESTOR USE ONLY–NOT FOR USE WITH THE PUBLIC

P.O. Box 8266

Boston, Massachusetts 02205

January 13, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Business Partner:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your clients through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

How to obtain additional information

For an overview of our proposed new fund lineup, click here, or visit the “Integration News” section on our Web sites at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com for more detailed information. Your existing relationship managers can provide you with additional insight and answer any questions you may have. We will continue to keep you posted on our progress in the integration of our two mutual fund organizations.

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 116126 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

FOR INSTITUTIONAL INVESTOR USE ONLY–NOT FOR USE WITH THE PUBLIC

P.O. Box 8266

Boston, Massachusetts 02205

January 14, 2010

The Integration of Our Fund Families Has Begun

Dear Investment Professional:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your clients through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

•	Complementary investment solutions, such as separately managed accounts, college investing plans, and retirement products.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

How to obtain additional information

For an overview of our proposed new fund lineup, click here, or visit the “Integration News” section on our Web sites at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com for more detailed information. Your existing relationship contacts can provide you with additional insight and answer any questions you may have. We will continue to keep you posted on our progress in the integration of our two mutual fund organizations.

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

For Section 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus or current program description, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and certain Section 529 plans, or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services, Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 116531 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

FOR INSTITUTIONAL INVESTOR USE ONLY–NOT FOR USE WITH THE PUBLIC

P.O. Box 8266

Boston, Massachusetts 02205

January 13, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Partner:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your clients through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

How to obtain additional information

Please see the enclosed documents for additional fund merger details and an overview of our proposed new fund lineup. Also, you may visit the “Integration News” section on our Web sites at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com for more detailed information. If you have any questions, please contact us at 1.888.877.9275, Monday through Friday, 9:00am to 7:00pm ET or via e-mail at WFFMGContractsandAgreements@wellsfargo.com. Thank you for your continued partnership. We will continue to keep you posted on our progress in the integration of our two mutual fund organizations.

Sincerely,

Karla M. Rabusch
President
Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 119259 1-10

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE	© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

FOR INSTITUTIONAL INVESTOR USE ONLY–NOT FOR USE WITH THE PUBLIC

Wells Fargo Advantage Funds®

California Tax-Free Fund

Fund Details

Portfolio Manager(s): Galiani, Van Poppel	Fund Share Classes:
Assets: $656M all share classes (as of 9-30-09)	Class A, Class B, Class C, Administrator
Benchmark: Barclays Capital Municipal Bond Index
Inception Date: October 1988
Accounting/Performance Survivor: WFA California Tax-Free Fund

Fund Overview

•

Incorporates top-down macroeconomic analysis with bottom-up security selection. The manager seeks to generate excess performance through actively managing the four key elements of total return: duration, yield-curve positioning, sector allocation, and security selection.

•

As part of the larger Municipal team effort, Steve Galiani is joined by a dedicated team of credit analysts with industry/sector responsibility who perform intensive credit research focused on quantitative and qualitative factors on all holdings.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

California Tax-Free
• California Tax-Free	• California Municipal		Wells Capital Management - Galiani, Van Poppel

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA California Tax-Free Fund	EVG California Municipal Bond
Portfolio Manager(s)	Galiani, Van Poppel	Galiani, Kiselak

Assets for All Share Classes (as of 9-30-09)	$423M	$233M

Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	****	**
	149 funds in the Municipal California Long category	77 funds in the Municipal California Intermediate/Short category

Inception Date	October 1988	April 1997

Fund Benchmark	Barclays Capital Municipal Bond Index	Barclays Capital 5-Year Municipal Bond Index

Lipper Category	California Municipal Debt	California Intermediate Municipal

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	Ticker	Ticker
Class A	SCTAX	EOCAX
Class B	SGCBX	EOCBX
Class C	SCTCX	EOCCX
Class I	NA	EOCIX
Administrator	SGCAX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119787

Wells Fargo Advantage Funds®

Capital Growth Fund

Fund Details

Portfolio Manager(s): Pence, Harris	Fund Share Classes:
Assets: $1,461M all share classes (as of 9-30-09)	Class A, Class C, Administrator,
Benchmark: Russell 1000® Growth	Institutional, Investor
Inception Date: November 1997
Accounting/Performance Survivor: WFA Capital Growth Fund

Fund Overview

•	Research process conducted and overseen by a team of four senior managers, who are supported by ten analysts.

•	Fundamental, bottom-up, grassroots research process that is designed to “surround the company.”

•	Portfolio construction process that seeks to manage risk by investing in three types of growth: core, developing situations, and valuation opportunities.

•	Portfolio is generally broadly diversified with limited sector deviations.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

• Capital Growth			Capital Growth
• Large Cap Appreciation	• None		Wells Capital Management - Pence, Harris

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Capital Growth Fund	WFA Large Cap Appreciation Fund
Portfolio Manager(s)	Pence, Harris	Bannick, Fitzpatrick, Skillman

Assets for All Share Classes (as of 9-30-09)	$1,407M	$54M

	***	**

Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	1,515 funds in the Large Growth category	1,515 funds in the Large Growth category

Inception Date	November 1997	August 2001

Fund Benchmark	Russell 1000® Growth	Russell 1000® Growth

Lipper Category	Large-Cap Growth	Large-Cap Growth

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	Ticker	Ticker
Class A	WFCGX	WFAPX
Class B	NA	WFABX
Class C	WFCCX	WFACX
Institutional	WWCIX	WFASX
Investor	SLGIX	NA
Administrator	WFCDX	WFAKX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119774

Wells Fargo Advantage Funds®

Classic Value Fund – New Shell

Fund Details

Portfolio Manager(s): McCormick, Mishuris	Fund Share Classes:
Assets: $738M all share classes (as of 9-30-09)	Class A, Class B, Class C, Class R, Administrator
Benchmark: Russell 1000® Value
Inception Date: August 1978
Accounting/Performance Survivor: EVG Equity Income Fund

Fund Overview

•	The WFA Classic Value Fund will be benchmarked to the Russell 1000 Value Index and managed by McCormick and Mishuris using a blend style of equity management.

•

The investment process starts with finding high-quality companies with a competitive advantage and then estimating future cash flows to arrive at an intrinsic value. Once a company’s intrinsic value has been estimated, the team looks to buy the stock at a significant discount to the estimated intrinsic value.

•

The Fund is likely to be invested in all sectors and seeks to have a relatively low tracking error to the Russell 1000 Value Index, while tilting toward blend and mid cap value but typically remaining in the large cap value style box.

•

Sector maximum/minimum weights are: +/- 50% of the index weight for GICS sectors that constitute at least 10% of the benchmark and +/- 200% of the index weight for GICS sectors that make up less than 10% of the benchmark.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

Classic Value
• Specialized Financial Services	• Equity Income		Wells Capital Management - McCormick, Mishuris

Surviving strategy is from Evergreen Funds

Surviving Strategy

Fund Information/Considerations	EVG Equity Income Fund	WFA Specialized Financial Services Fund
Portfolio Manager(s)	McCormick, Mishuris	Ayvazian, Wisniewski

Assets for All Share Classes (as of 9-30-09)	$645M	$93M

	****	**

Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	1,133 funds in the Large Value category	107 funds in the Financial category

Inception Date	August 1978	July 1962

Fund Benchmark	Russell 1000 Value	S&P 500 Index

Lipper Category	Equity Income	Financial Services

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Other Considerations	Large Value	Sector-Focused

Current Share Class	Ticker	Ticker
Class A	ETRAX	SIFEX
Class B	ETRBX	SIFBX
Class C	ETRCX	SIFCX
Class I	EVTRX	NA
Class R	ETRRX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES — DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119767

Wells Fargo Advantage Funds®

Disciplined Value Fund – New Shell

Fund Details

Portfolio Manager(s): Bill Zieff	Fund Share Classes:
Assets: $401M All share classes (as of 9-30-09)	Class A, Class C, Investor, Administrator
Benchmark: Russell 1000® Value
Inception Date: May 1992
Accounting/Performance Survivor: EVG Disciplined Value

Fund Overview

•

The fund will use a quantitative strategy versus fundamentally driven active management. The Global Strategic Products (GSP) team, managed by Bill Zieff along with eight analysts, believes that a disciplined approach that takes advantage of quantitative tools can extend the power of traditional, fundamental analysis in seeking to deliver excess returns. The approach relies on empirical research to identify equity characteristics that are believed to offer the best opportunities for consistent outperformance.

•

Typically the fund will have the following characteristics: approximately 80 to 110 individual stocks; sector active weight range +/- 5% of Russell 1000 Value Index; single position active weight range +/- 2%; and an annual turnover of between 50% to 80%.

•	As a reference, WFA U.S. Value and WFA Equity Income employed fundamentally driven managers but both funds had low tracking error similar to Disciplined Value.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor-Portfolio Manager(s)

• U.S. Value	• Disciplined Value		Disciplined Value
• Equity Income			Wells Capital Management-Bill Zieff

Surviving strategy is from Evergreen Funds

Surviving Strategy

Fund Information/Considerations	EVG Disciplined Value Fund	WFA U.S. Value Fund	WFA Equity Income Fund
Portfolio Manager(s)	Zieff	VanCronkhite	Dunn, Thomburg

Assets for All Share Classes (as of 9-30-09)	$145M	$130M	$126M

	***	***	***

Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	1,133 funds in the Large Value category	1,133 funds in the Large Value category	1,133 funds in the Large Value category

Inception Date	May 1992	December 1995	March 1989

Fund Benchmark	Russell 1000 Value	Russell 1000 Value	Russell 1000 Value

Lipper Category	Large-Cap Value	Large-Cap Core	Equity Income

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes	Yes

Other Considerations	Quantitative Value	Traditional Value	Traditional Value

Current Share Class	Ticker	Ticker	Ticker
Class A	EDSAX	WFUAX	NVAEX
Class B	EDSBX	WFUBX	NVBEX
Class C	EDSCX	WFUCX	WFEEX
Class I	EDSIX	NA	NA
Investor	NA	SEQIX	NA
Administrator	NA	SEQKX	NVIEX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119765

Wells Fargo Advantage Funds®

Diversified Equity Fund

Fund Details

Portfolio Manager(s): Owen, Biwer, Chan	Fund Share Classes:
Assets: $839M all share classes (as of 9-30-09)	Class A, Class B, Class C, Administrator
Benchmark: Diversified Equity Composite
Inception Date: December 1988
Accounting/Performance Survivor: WFA Diversified Equity Fund

Fund Overview

•	To reduce risk, the Fund’s assets are allocated among multiple investment styles by investing in underlying portfolios managed by a variety of subadvisors.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

• Diversified Equity	• None		Diversified Equity
• Growth Equity			Multi – Owen, Biwer, Chan

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Diversified Equity Fund	WFA Growth Equity Fund
Portfolio Manager(s)	Owen, Biwer, Chan	Owen, Biwer, Chan

Assets for All Share Classes (as of 9-30-09)	$696M	$143M

Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	***	***
	1,704 funds in the Large Blend category	1,515 funds in the Large Growth category

Inception Date	December 1988	April 1989

Fund Benchmark	Diversified Equity Composite	Growth Equity Composite

Lipper Category	Large-Cap Core	Multi-Cap Core

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	CUSIP	CUSIP
Class A	NVDAX	NVEAX
Class B	NVDBX	NVEBX
Class C	WFDEX	WFGGX
Institutional	NA	WGEIX
Administrator	NVDEX	NVGEX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119771

Wells Fargo Advantage Funds®

Emerging Markets Equity Fund – New Shell

Fund Details

Portfolio Manager(s): Zhang	Fund Share Classes:
Assets: $822M all share classes (as of 9-30-09)	Class A, Class B, Class C, Administrator
Benchmark: MSCI Emerging Markets
Inception Date: September 1994
Accounting/Performance Survivor: EVG Emerging Markets Growth Fund

Fund Overview

•	Jerry Zhang is the portfolio manager and has served in that capacity since 2006. He works with two other emerging markets analysts.

•

The team uses a discounted cash flow model to value companies, with the discount rate and growth rate dependent upon the country in which the company operates. Based on this, the Fund’s country weightings can vary significantly from the benchmark (~50%–150%).

•	The team classifies companies as being one of three types: (1) growing (50%–70% of the portfolio), (2) mature (10%– 20% of the portfolio), or (3) cyclical (20%– 30% of the portfolio).

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

Emerging Markets Equity
• Emerging Markets Equity	• Emerging Markets Growth		Wells Capital Management - Zhang

Surviving strategy is from Evergreen Funds

Surviving Strategy

Fund Information/Considerations	EVG Emerging Markets Growth Fund	WFA Emerging Markets Equity Fund
Portfolio Manager(s)	Zhang	Cragg, Shimada

Assets for All Share Classes (as of 9-30-09)	$670M	$152M
	*****	**
Overall Morningstar RatingTM (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	255 funds in the Diversified Emerging Markets category	255 funds in the Diversified Emerging Markets category

Inception Date	September 1994	December 1997

Fund Benchmark	MSCI Emerging Markets	MSCI Emerging Markets

Lipper Category	Emerging Markets	Emerging Markets

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	Ticker	Ticker
Class A	EMGAX	MFFAX
Class B	EMGBX	MFFBX
Class C	EMGCX	MFFCX
Class I	EMGYX	NA
Administrator	NA	MNEFX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119780

Wells Fargo Advantage Funds®

Government Securities Fund

Fund Details

Portfolio Manager(s): Bray, Mueller	Fund Share Classes:
Assets: $2,392M all share classes (as of 9-30-09)	Class A, Class B, Class C, Institutional, Investor, Administrator
Benchmark: Barclays Capital Intermediate U.S. Government Bond Index
Inception Date: October 1986
Accounting/Performance Survivor: WFA Government Securities Fund

Fund Overview

•	Jay Mueller has served as portfolio manager since 2004, with Michael Bray joining the team as a portfolio manager in 2005.

•

The team incorporates top-down macroeconomic analysis with bottom-up security selection. The managers seek to generate excess performance through actively managing the four key elements of total return: duration, yield-curve positioning, sector allocation, and security selection.

•	Since 2004, the Fund has been invested almost exclusively in government-related issues (Treasuries, agency debt, agency-backed mortgages).

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

Government Securities Fund
• Government Securities	• U.S. Government		Wells Capital Management - Bray, Mueller

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Government Securities Fund	EVG U.S. Government Fund
Portfolio Manager(s)	Bray, Mueller	Applebach, Kauffman

Assets for All Share Classes (as of 9-30-09)	$1,916M	$476M
Overall Morningstar RatingTM (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	****	**
	335 funds in the Intermediate Government category	335 funds in the Intermediate Government category

Inception Date	October 1986	January 1993

Fund Benchmark	Barclays Capital Intermediate U.S. Government Bond Index	Barclays Capital Intermediate U.S. Government Bond Index

Lipper Category	General U.S. Government	Intermediate U.S. Government

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	No

Current Share Class	Ticker	Ticker
Class A	SGVDX	EUSAX
Class B	WGSBX	EUSBX
Class C	WGSCX	EUSCX
Class I	SGVIX	EUSYX
Investor	STVSX	NA
Administrator	WGSDX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119793

Wells Fargo Advantage Funds®

Growth Balanced Fund

Fund Details

Portfolio Manager(s): Mellas, Blomster, Beath, Owen, Chan, Biwer	Fund Share Classes:
Assets: $1,108M all share classes (as of 9-30-09)	Class A, Class B, Class C, Administrator
Benchmark: Growth Balanced Composite
Inception Date: April 1989
Accounting/Performance Survivor: WFA Growth Balanced Fund

Fund Overview

•	Under normal market conditions, target allocations are 65% to equities and 35% to fixed-income.

•	In an effort to reduce risk, the Fund’s assets are allocated among multiple investment styles by investing in underlying portfolios managed by a variety of subadvisors.

•

In an attempt to enhance returns, the Fund’s exposure to equity and fixed-income asset classes is adjusted tactically based on their relative attractiveness as determined by quantitative methods; allocation changes are implemented by means of a derivatives overlay.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

Growth Balanced
• Growth Balanced • Aggressive Allocation	• NA		Wells Capital Management - Mellas, Blomster, Beath, Owen, Chan, Biwer

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Growth Balanced Fund	WFA Aggressive Allocation Fund
Portfolio Manager(s)	Mellas, Blomster, Beath, Owen, Chan, Biwer	Mellas, Blomster, Beath, Owen, Chan, Biwer

Assets for All Share Classes (as of 9-30-09)	$939M	$169M
Overall Morningstar RatingTM (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	**	****
	956 funds in the Moderate Allocation category	1,704 funds in the Large Blend category

Inception Date	April 1989	December 1997

Fund Benchmark	Growth Balanced Composite	Aggressive Allocation Composite

Lipper Category	Mixed-Asset Target Allocation Growth	Flexible Portfolio

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	Ticker	Ticker
Class A	WFGBX	NA
Class B	NVGRX	NA
Class C	WFGWX	NA
Administrator	NVGBX	NWBEX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119783

Wells Fargo Advantage Funds®

High Income Fund

Fund Details

Portfolio Manager(s): Maas, Price, Schueller	Fund Share Classes:
Assets: $635M all share classes (as of 9-30-09)	Class A, Class B, Class C, Institutional,
Benchmark: Barclays Capital U.S. Corp. High Yield Bond Index	Investor
Inception Date: December 1995
Accounting/Performance Survivor: WFA High Income Fund

Fund Overview

•	The WFA High Income Fund utilizes active management that combines top-down macro/credit outlook and industry analysis with bottom-up company and issue selection.

•

The team seeks to maximize total returns while minimizing principal loss through a careful understanding of the credit cycle, rigorous independent credit research, and a disciplined investment process.

•

The portfolio managers also act as analysts and are joined by three dedicated high-yield credit analysts. As part of the broader fixed-income team and effort, the team also utilizes the investment expertise of WellsCap’s six investment-grade research analysts.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

• High Income			High Income
• Strategic Income	• NA		Wells Capital Management - Maas, Price, Schueller

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA High Income Fund	WFA Strategic Income Fund
Portfolio Manager(s)	Maas, Price, Schueller	Maas, Price, Schueller

Assets for All Share Classes (as of 9-30-09)	$606M	$29M
Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	****	****
	466 funds in the High Yield Bond category	466 funds in the High Yield Bond category

Inception Date	December 1995	November 2000

Fund Benchmark	Barclays Capital U.S. Corp. High Yield Bond Index	Barclays Capital U.S. Corp. High Yield Bond Index

Lipper Category	High Current Yield	High Current Yield

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	Ticker	Ticker
Class A	SHBAX	SASAX
Class B	WFNBX	SASIX
Class C	WFNCX	SASCX
Institutional	SHYYX	NA
Investor	STHYX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119789

Wells Fargo Advantage Funds®

Income Plus Fund

Fund Details

Portfolio Manager(s): Bray, Newton, Price, Rilling	Fund Share Classes:
Assets: $584M all share classes (as of 9-30-09)	Class A, Class B, Class C, Institutional,
Benchmark: Barclays Capital U.S. Universal Index	Investor
Inception Date: July 1998
Accounting/Performance Survivor: WFA Income Plus Fund

Fund Overview

•	The WFA Income Plus Bond Fund incorporates top-down macroeconomic analysis with bottom-up security selection.

•	The team actively manages the portfolio across the four dimensions of fixed-income (duration, yield curve, sector/credit quality, and security selection).

•

Each portfolio manager acts as a sector specialist within the investment team. A dedicated team of investment-grade and high-yield credit analysts with industry/sector responsibility performs intensive credit research.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

Income Plus Fund
• Income Plus	• Core Plus Bond		Wells Capital Management - Bray, Newton, Price, Rilling

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Income Plus Fund	EVG Core Plus Bond Fund
Portfolio Manager(s)	Bray, Newton, Price, Rilling	Bray, Newton, Price, Rilling

Assets for All Share Classes (as of 9-30-09)	$413M	$171M
Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	****	*
	954 funds in the Intermediate-Term Bond category	954 funds in the Intermediate-Term Bond category

Inception Date	July 1998	November 1972

Fund Benchmark	Barclays Capital U.S. Universal Index	Barclays Capital U.S. Aggregate Bond Index

Lipper Category	Intermediate Investment Grade	Corporate Debt BBB Rated

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	No

Current Share Class	Ticker	Ticker
Class A	STYAX	EKDLX
Class B	STYBX	EKDMX
Class C	WFIPX	EKDCX
Class I	WIPIX	EKDYX
Investor	WIPNX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119790

Wells Fargo Advantage Funds®

Index Fund

Fund Details

Portfolio Manager(s): Bill Zieff	Fund Share Classes:
Assets: $1,979M all share classes (as of 9-30-09)	Class A, Class B, Class C, Investor, Administrator
Benchmark: S&P 500 Index
Inception Date: February 1985
Accounting/Performance Survivor: EVG Equity Index Fund

Fund Overview

•	The fund’s strategy seeks to replicate the performance of the S&P 500 Index with minimum tracking error and minimize transaction costs.

•	Under normal circumstances, the Fund holds stocks representing 100% of the capitalization-weighted market values of the S&P 500 Index.

•

Generally, portfolio transactions are executed only to replicate the composition of the S&P 500 Index, to invest cash received from dividends or investments in the portfolio, and to raise cash to meet redemptions.

•

The Fund may hold cash or cash equivalents to facilitate payment of expenses or redemptions. For these and other reasons, the portfolio’s performance may closely approximate but not equal the performance of the S&P 500 Index.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor-Portfolio Manager(s)

Index
• Index	• Equity Index		Wells Capital Management-Zieff

Surviving strategy is from Evergreen Funds

Surviving Strategy

Fund Information/Considerations	EVG Equity Index Fund	WFA Index Fund
Portfolio Manager(s)	Zieff	Genung

Assets for all share classes (as of 9-30-09)	$425M	$1,554M
Overall Morningstar RatingTM (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	***	***
	1,704 funds in the	1,704 funds in the

	Large Blend category	Large Blend category

Inception Date	February 1985	January 1987

Fund Benchmark	S&P 500 Index	S&P 500 Index

Lipper Category	S&P 500 Index	S&P 500 Index

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	Ticker	Ticker
Class A	ESINX	WINAX
Class B	ESIOX	WINBX
Class C	ESECX	NA
Class I	EVIIX	NA
Class IS	EVISX	NA
Investor	NA	WFVEX
Administrator	NA	NVINX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119764

Wells Fargo Advantage Funds®

Intermediate Tax/AMT-Free Fund

Fund Details

Portfolio Manager(s): Fitterer, Kiselak, Miller	Fund Share Classes:
Assets: $906M all share classes (as of 9-30-09)	Class A,Class C, Institutional, Investor, Administrator
Benchmark: Barclays Capital Municipal Bond 1–15 Year Blend Index
Inception Date: July 2001
Accounting/Performance Survivor: WFA Intermediate Tax/AMT-Free Fund

Fund Overview

•

The WFA Intermediate Tax/AMT-Free Fund is managed using a team of 15 led by Lyle Fitterer. The team incorporates top-down macroeconomic analysis with bottom-up security selection. The manager seeks to generate excess performance through actively managing the four key elements of total return: duration, yield-curve positioning, sector allocation, and security selection.

•

The team uses a relative-value approach based on extensive credit analysis that seeks opportunities from changing market trends. Fundamental credit research is essential to the process. It is conducted by a dedicated team of credit analysts with industry/sector responsibility who perform intensive credit research focused on quantitative and qualitative factors on all holdings.

•

Under normal circumstances the team does not invest in securities that pay interest subject to federal income tax or to federal AMT. The team may invest up to 15% of the Fund’s assets in below investment-grade municipal securities.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

Intermediate Tax/AMT-Free
• Intermediate Tax/AMT-Free	• Intermediate Municipal Bond		Wells Capital Management - Fitterer, Kiselak, Miller

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Intermediate Tax/AMT-Free Fund	EVG Intermediate Municipal Bond Fund
Portfolio Manager(s)	Fitterer, Kiselak, Miller	Kiselak, Miller
Assets for All Share Classes (as of 9-30-09)	$652M	$254M
Overall Morningstar RatingTM (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	****	***
	231 funds in the Muni National Intermediate category	231 funds in the Muni National Intermediate category

Inception Date	July 2001	October 1997

Fund Benchmark	Barclays Capital Municipal Bond 1–15 Year Blend Index	Barclays Capital 5-Year Municipal Bond Index

Lipper Category	Intermediate Muni Debt	Intermediate Muni Debt

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	No

Current Share Class	Ticker	Ticker
Class A	WFTAX	ESTVX
Class B	NA	ESTTX
Class C	WFTFX	ESTUX
Class I	WITIX	ESTIX
Class IS	NA	ESTSX
Investor	SIMBX	NA
Administrator	WFITX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119785

Wells Fargo Advantage Funds®

International Equity Fund

Fund Details

Portfolio Manager(s): Claró	Fund Share Classes:
Assets: $1,078M all share classes (as of 9-30-09)	Class A, Class B, Class C, Class R,
Benchmark: MSCI EAFE Free	Institutional, Administrator
Inception Date: September 1979
Accounting/Performance Survivor: EVG International Equity Fund

Fund Overview

•

Francis Claró heads the International Developed Markets Equity team. His team consists of eight additional analysts who specialize by sector. Each analyst will survey the international markets without being constrained by market capitalization or country. The team interacts extensively with the Emerging Markets Equity team.

•

The team looks for “Value in Growth and Growth in Value.” Value in Growth is a type of “Growth at a Reasonable Price” strategy where the team does not want to overpay for growth opportunities. The Growth in Value refers to the team’s identification of some catalyst that may unlock the value of a company that is trading at a discount from intrinsic value. It is the identification of these catalysts that is at the heart of the team’s research process.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

International Equity
• International Core	• International Equity		Wells Capital Management - Claró

Surviving strategy is from Evergreen Funds

Surviving Strategy

Fund Information/Considerations	EVG International Equity Fund	WFA International Core Fund
Portfolio Manager(s)	Claró	Claró

Assets for All Share Classes (as of 9-30-09)	$1,074M	$4M

Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	****	*
	600 funds in the Foreign Large Blend category	600 funds in the Foreign Large Blend category

Inception Date	September 1979	September 2001

Fund Benchmark	MSCI EAFE Free	MSCI EAFE

Lipper Category	International Multi-Cap Core	International Large-Cap Core

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	Ticker	Ticker
Class A	EKZAX	WFIAX
Class B	EKZBX	WFIBX
Class C	EKZCX	WFICX
Class I	EKZYX	NA
Class R	EKZRX	NA
Administrator	NA	WFIDX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119781

Wells Fargo Advantage Funds®

Large Cap Core Fund – New Shell

Fund Details

Portfolio Manager(s): Moser	Fund Share Classes:
Assets: $249M all share classes (as of 9-30-09)	Class A, Class C, Institutional, Investor,
Benchmark: S&P 500 Index	Administrator
Inception Date: December 2007
Accounting/Performance Survivor: EVG Golden Large Cap Core Fund

Fund Overview

•

The team uses a disciplined investment process starting with an initial universe of securities and then applying a proprietary quantitative screen to identify candidate securities. The proprietary model contains a valuation model, an earnings model, and a trading model. Securities in the top quintile of the Total Composite Model are eligible for inclusion in the portfolio. The portfolio manager conducts a qualitative analysis in order to construct a focused portfolio.

•	The focused portfolio will typically consist of 50 securities, all equally weighted. The sector exposures are designed to be “near the benchmark.”

•	Portfolio turnover is typically 45%, with a forecast horizon and expected holding period of approximately 18 months.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

Large Cap Core
• Large Company Core	• Golden Large Cap Core		Golden Capital Management - Moser

Surviving strategy is from Evergreen Funds

Surviving Strategy

Fund Information/Considerations	EVG Golden Large Cap Core Fund	WFA Large Company Core Fund
Portfolio Manager(s)	Moser	Katz

Assets for All Share Classes (as of 9-30-09)	$5M	$244M

	NA	**

Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)
	1,704 funds in the Large Blend category	1,704 funds in the Large Blend category

Inception Date	December 2007	December 1995

Fund Benchmark	S&P 500 Index	S&P 500 Index

Lipper Category	Multi-Cap Core	Large Cap Core

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	No

Current Share Class	Ticker	Ticker
Class A	EGOAX	SGNAX
Class B	EGOBX	SGNBX
Class C	EGOCX	SGNCX
Class I	EGOIX	SGNIX
Investor	NA	SGRIX
Administrator	NA	SGIKX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119768

Wells Fargo Advantage Funds®

Mid Cap Growth Fund

Fund Details

Portfolio Manager(s): Philpott, Roberts	Fund Share Classes:
Assets: $464M all share classes (as of 9-30-09)	Class A, Class B, Class C, Administrator,
Benchmark: Russell Midcap® Growth	Institutional, Investor
Inception Date: December 1994
Accounting/Performance Survivor: WFA Mid Cap Growth Fund

Fund Overview

•

The fund’s two portfolio managers, supported by four additional analysts, conduct rigorous fundamental research on small and mid capitalization companies complemented by an expansive information network to gain unique industry insight.

•	Seeks to invest in companies at an early or transitional stage of development before the market discovers their potential.

•

Follow a disciplined, two-tiered portfolio construction process that concentrates the core of the portfolio in their most seasoned (first-tier) positions while seeking to maintain prudent diversification in smaller, less-seasoned (second-tier) positions.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

Mid Cap Growth
• Mid Cap Growth	• Mid Cap Growth		Wells Capital Management - Philpott, Roberts

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Mid Cap Growth Fund	EVG Mid Cap Growth Fund
Portfolio Manager(s)	Philpott, Roberts	Junkins, Evans, Johnson

Assets for All Share Classes (as of 9-30-09)	$131M	$333M

Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	****	***

	750 funds in the Mid-Cap Growth category	750 funds in the Mid-Cap Growth category

Inception Date	December 1994	September 1935

Fund Benchmark	Russell Midcap Growth	Russell Midcap Growth

Lipper Category	Mid-Cap Growth	Mid-Cap Growth

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	Ticker	Ticker
Class A	WFMCX	EKAAX
Class B	WFMBX	EKABX
Class C	WFMHX	EKACX
Class I	WFMGX	EKAYX
Investor	WFMZX	NA
Administrator	WMCGX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119776

Wells Fargo Advantage Funds®

Municipal Bond Fund

Fund Details

Portfolio Manager(s): Fitterer, Kiselak, Miller	Fund Share Classes:
Assets: $2,352M All share classes (as of 9-30-09)	Class A, Class B, Class C, Institutional, Investor,
Benchmark: Barclays Capital Municipal Bond Index	Administrator
Inception Date: October 1986
Accounting/Performance Survivor: WFA Municipal Bond Fund

Fund Overview

•

The WFA Municipal Bond Fund is managed by a team of 15, led by Lyle Fitterer. The team incorporates top-down macroeconomic analysis with bottom-up security selection. The manager seeks to generate excess performance through actively managing the four key elements of total return: duration, yield-curve positioning, sector allocation, and security selection.

•

The team uses a relative-value approach based on extensive credit analysis that seeks opportunities from changing market trends. Fundamental credit research is essential to the process. It is conducted by a dedicated team of credit analysts with industry/sector responsibility who perform intensive credit research focused on quantitative and qualitative factors on all holdings.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor-Portfolio Manager(s)

	• Municipal Bond		Municipal Bond
• Municipal Bond	• High-Income Municipal Bond		Wells Capital Management- Fitterer, Kiselak, Miller

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Municipal Bond Fund	EVG Municipal Bond Fund	EVG High Income Municipal Bond Fund
Portfolio Manager(s)	Fitterer, Kiselak, Miller	Fitterer, Kiselak	Kiselak, Derby

Assets for All Share Classes (as of 9-30-09)	$760M	$1,426M	$166M

Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waved)	****	****	**
	245 funds in the Municipal National Long category	231 funds in the Municipal National Intermediate category	125 funds in the High Yield Municipal category

Inception Date	October 1986	January 1978	June 1992

Fund Benchmark	Barclays Capital Municipal Bond Index	Barclays Capital Municipal Bond Index	Barclays Capital Municipal Bond Index

Lipper Category	General Municipal Debt	General Municipal Debt	High-Yield Municipal

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	No	No

Other Considerations	Core Muni	Core Muni	Lower Quality Muni

Current Share Class	Ticker	Ticker	Ticker
Class A	WMFAX	EKEAX	EFHAX
Class B	WMFBX	EKEBX	EFHBX
Class C	WMFCX	EKECX	EFHCX
Class I	WMBIX	EKEYX	EFHYX
Investor	SXFIX	NA	NA
Administrator	WMFDX	NA	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119786

Wells Fargo Advantage Funds®

Premier Large Company Growth Fund – New Shell

Fund Details

Portfolio Manager(s): Hamzaogullari	Fund Share Classes:
Assets: $953M all share classes (as of 9-30-09)	Class A, Class B, Class C, Administrator,
Benchmark: Russell 1000® Growth	Institutional, Investor,
Inception Date: September 1935
Accounting/Performance Survivor: EVG Large Company Growth Fund

Fund Overview

The EVG Large Company Growth team utilizes the following process/strategy:

•	Through fundamental, bottom-up analysis, the team form distinct, company-specific insights that formulate their estimate of a business’s true intrinsic value.

•

The team believes that successful growth investing is the result of identifying high-quality companies capable of sustaining above-average, long-term cash flow growth and purchasing them at discounted prices to their intrinsic values.

•

The team believes that regardless of the short-term impact of business cycles, these firms can continue to grow for years at rates significantly greater than others in their sector, industry, or overall market.

•	The result is a concentrated, generally low-turnover portfolio of the team’s highest-conviction stocks; typically between 30 to 50 positions.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

Premier Large Company Growth
• Large Company Growth	• Large Company Growth		Wells Capital Management - Hamzaogullari

Surviving strategy is from Evergreen Funds

Surviving Strategy

Fund Information/Considerations	EVG Large Company Growth Fund	WFA Large Company Growth Fund
Portfolio Manager(s)	Hamzaogullari	Dale, Nussbaum

Assets for All Share Classes (as of 9-30-09)	$301M	$652M
Overall Morningstar RatingTM (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	****	**
	1,515 funds in the Large Growth category	1,515 funds in the Large Growth category

Inception Date	September 1935	December 1982

Fund Benchmark	Russell 1000 Growth	Russell 1000 Growth

Lipper Category	Large-Cap Growth	Large-Cap Growth

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	CUSIP	CUSIP
Class A	EKJAX	NVLAX
Class B	EKJBX	NVLOX
Class C	EKJCX	WFLCX
Class I	EKJYX	WLCSX
Investor	NA	WFLZX
Administrator	NA	NVLCX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119772

Wells Fargo Advantage Funds®

Short-Term Municipal Bond Fund

Fund Details

Portfolio Manager(s): Fitterer, Casetta	Fund Share Classes:
Assets: $1,992M all share classes (as of 9-30-09)	Class A, Class C, Institutional, Investor
Benchmark: Barclays Capital 1- and 3-Yr Municipal Bond Composite Index
Inception Date: December 1991
Accounting/Performance Survivor: WFA Short-Term Municipal Bond Fund

Fund Overview

•

The WFA Short-Term Municipal Bond Fund is managed using a team of 15 led by Lyle Fitterer. The team incorporates top-down macroeconomic analysis with bottom-up security selection. The manager seeks to generate excess performance through actively managing the four key elements of total return: duration, yield-curve positioning, sector allocation, and security selection.

•

The team uses a relative-value approach based on extensive credit analysis that seeks opportunities from changing market trends. Fundamental credit research is essential to the process. It is conducted by a dedicated team of credit analysts with industry/sector responsibility who perform intensive credit research focused on quantitative and qualitative factors on all holdings.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

Short-Term Municipal Bond
• Short-Term Municipal Bond	• Short-Intermediate Municipal Bond		Wells Capital Management - Fitterer, Casetta

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Short-Term Municipal Bond Fund	EVG Short-Intermediate Municipal Bond Fund
Portfolio Manager(s)	Fitterer, Casetta	Kiselak, Randazzo, Fitterer

Assets for All Share Classes (as of 9-30-09)	$1,797M	$195M
Overall Morningstar RatingTM (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	*****	****
	119 funds in the Muni National Short category	119 funds in the Muni National Short category

Inception Date	December 1991	November 1991

Fund Benchmark	Barclays Capital 1- and 3-Yr Municipal Bond Composite Index	Barclays Capital 3-Year Municipal Bond Index

Lipper Category	Short Muni Debt	Short-Intermediate Muni

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	No

Share Class	Ticker	Ticker
Class A	WSMAX	EMUAX
Class B	NA	EMUBX
Class C	WSSCX	EMUCX
Class I	WSBIX	EMUNX
Investor	STSMX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119784

Wells Fargo Advantage Funds®

Special Mid Cap Value Fund

Fund Details

Portfolio Manager(s): Tringas, VanCronkhite	Fund Share Classes:
Assets: $631M all share classes (as of 9-30-09)	Class A, Class C, Administrator,
Benchmark: Russell Midcap® Value	Institutional, Investor
Inception Date: December 1998
Accounting/Performance Survivor: WFA Mid Cap Disciplined Fund

Fund Overview

•

The team looks for companies believed to have a competitive advantage, sustainable earnings growth, strong balance sheet characteristics, such as low debt-to-capital ratio, and normalized cash flows that have historically been at substantially higher levels.

•

Valuation work analyzes and considers intrinsic value based on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), low price-to-earnings ratio, a company selling significantly below historical book value, overlooked hidden assets, and restructuring or corporate actions.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

Special Mid Cap Value
• Mid Cap Disciplined	• Fundamental Mid Cap Value		Wells Capital Management - Tringas, VanCronkhite

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Mid Cap Disciplined Fund	EVG Fundamental Mid Cap Value Fund
Portfolio Manager(s)	Tringas, VanCronkhite	Tringas

Assets for All Share Classes (as of 9-30-09)	$629M	$2M

	****	NA

Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	387 funds in the Mid-Cap Blend category	—

Inception Date	December 1998	September 2007

Fund Benchmark	Russell Midcap Value	Russell Midcap Value

Lipper Category	Mid-Cap Value	Mid-Cap Value

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	Ticker	Ticker
Class A	WFPAX	EFVAX
Class B	NA	EFVBX
Class C	WFPCX	EFVCX
Class I	WFMIX	EFVIX
Investor	SMCDX	NA
Administrator	WFMDX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119775

Wells Fargo Advantage Funds®

Special Small Cap Value Fund – New Shell

Fund Details

Portfolio Manager(s): Tringas	Fund Share Classes:
Assets: $1,194M all share classes (as of 9-30-09)	Class A, Class B, Class C, Administrator
Benchmark: Russell 2000® Value
Inception Date: May 1993
Accounting/Performance Survivor: EVG Special Values Fund

Fund Overview

•

The team looks for companies with a competitive advantage for sustainable earnings growth, strong balance sheet characteristics, such as low debt-to-capital ratio, and normalized cash flows substantially higher than current levels. Valuation work analyzes and considers intrinsic value based on EBITDA, low price-to-earnings ratio, a company selling significantly below historical book value, overlooked assets, and restructuring or corporate actions.

•	The fund generally invests in companies with market caps below $2 billion and has between 125 to 175 stocks across all sectors, while working to keep any individual stock position size <5%.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

	• EVG Special Values Fund		Special Small Cap Value
• NA	• EVG Small Cap Value Fund		Wells Capital Management - Tringas

Surviving strategy is from Evergreen Funds

Surviving Strategy

Fund Information/Considerations	EVG Special Values Fund	EVG Small Cap Value Fund
Portfolio Manager(s)	Tringas	Tringas

Assets for All Share Classes (as of 9-30-09)	$1,144M	$50M

	***	***

Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	318 funds in the Small Value category	560 funds in the Small Blend category

Inception Date	May 1993	December 1997

Fund Benchmark	Russell 2000 Value	Russell 2000 Value

Lipper Category	Small-Cap Value	Small-Cap Value

Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period

High Correlation of Returns to Survivor Fund (>95%)	—	Yes

Current Share Class	Ticker	Ticker
Class A	ESPAX	ESKAX
Class B	ESPBX	ESKBX
Class C	ESPCX	ESKCX
Class I	ESPIX	ESKIX
Class R	ESPRX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119777

Wells Fargo Advantage Funds®

Total Return Bond Fund

Fund Details

Portfolio Manager(s): O’Connor, Ludgood	Fund Share Classes:
Assets: $2,876M all share classes (as of 9-30-09)	Class A, Class B, Class C, Class R,
Benchmark: Barclays Capital U.S. Aggregate Bond Index	Institutional, Investor, Administrator
Inception Date: June 1997
Accounting/Performance Survivor: WFA Total Return Bond Fund

Fund Overview

•	The Montgomery team utilizes a unique core bond strategy focused on finding relative-value opportunities and dislocations in the bond market in a bottom-up, bond-by-bond fashion.

•

This strategy is deployed by trading in high-quality and highly liquid securities. A true core bond strategy, the team seeks to keep duration and yield curve bets to a minimum, utilizing instead its expertise in bond-by-bond selection in an effort to generate alpha.

•	The team seeks to repeatedly add modest amounts of alpha value while keeping portfolio risk and tracking error low.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Proposed Wells Fargo Advantage Fund Subadvisor-Portfolio Manager(s)

• Total Return Bond	• Core Bond	Total Return Bond

• Diversified Bond	• Short Intermediate Bond	Wells Capital Management- O’Connor, Ludgood

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Total Return Bond Fund	WFA Diversified Bond Fund	EVG Core Bond Fund	EVG Short-Intermediate Bond Fund
Portfolio Manager(s)	O’Connor, Ludgood	Team-Managed	O’Connor, Ludgood	O’Connor, Ludgood
Assets for All Share Classes (as of 9-30-09)	$2,046M	$44M	$701M	$85M
Overall Morningstar Rating™ (as of 9-30-09)	****	***	*	*
	954 funds in the Intermediate-Term Bond category	954 funds in the Intermediate-Term Bond category	954 funds in the Intermediate-Term Bond category	954 funds in the Intermediate-Term Bond category

Based on risk-adjusted return of:	Class A (load-waived)	Administrator	Class A (load-waived)	Class A (load-waived)
Inception Date	June 1997	December 1982	December 1990	March 1977
Fund Benchmark	Barclays Capital U.S. Aggregate Bond Index	Barclays Capital U.S. Aggregate Bond Index	Barclays Capital U.S. Aggregate Bond Index	Barclays Capital U.S. Intermediate Gov. Index
Lipper Category	Intermediate Investment Grade	Intermediate Investment Grade	Intermediate Investment Grade	Short-Intermediate Investment Grade
Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period	Underperformed in at least one time period	Underperformed in at least one time period
High Correlation to Survivor Fund (>95%)	—	No	No	No

Current Share Class	Ticker	Ticker	Ticker	Ticker
Class A	MBFAX	NA	ESBAX	EFXAX
Class B	MBFBX	NA	ESBBX	EFXBX
Class C	MBFCX	NA	ESBCX	EFXCX
Class I	MBFIX	NA	ESBIX	ESFIX
Class IS	NA	NA	ESBSX	EFISX
Class R	NA	NA	ESBRX	NA
Investor	WTRZX	NA	NA	NA
Administrator	MNTRX	NVMFX	NA	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119791

Wells Fargo Advantage Funds®

Ultra Short-Term Income Fund

Fund Details

Portfolio Manager(s): Mueller, Newton, Price	Fund Share Classes:
Assets: $847M all share classes (as of 9-30-09)	Class A, Class C, Institutional,
Benchmark: Barclays Capital 9–12 Month Short-Term U.S. Government/Credit	Investor, Administrator
Inception Date: November 1988
Accounting/Performance Survivor: WFA Ultra Short-Term Income Fund

Fund Overview

•	Tom Price has managed the Fund since 2002, with Jay Mueller joining in 2004 and Jamie Newton in 2008.

•

The team incorporates top-down macroeconomic analysis with bottom-up security selection. The managers seek to generate excess performance through actively managing the four key elements of total return: duration, yield curve positioning, sector allocation, and security selection.

•

The Fund is managed against the Barclays Capital 9–12 Month Short-Term U.S. Government/Credit; it typically holds little or no Treasury debt. Holdings are typically concentrated in corporate, ABS/CMO, and agency-backed mortgages sectors, with portfolio duration usually around six months.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Surviving Strategy	Proposed Wells Fargo Advantage Fund Subadvisor—Portfolio Manager(s)

• Ultra Short-Term Income			Ultra Short-Term Income

• Stable Income	• NA		Wells Capital Management - Mueller, Newton, Price

Surviving strategy is from Wells Fargo Advantage Funds

Surviving Strategy

Fund Information/Considerations	WFA Ultra Short-Term Income Fund	WFA Stable Income Fund
Portfolio Manager(s)	Mueller, Newton, Price	Merriam, Mirza
Assets for All Share Classes (as of 9-30-09)	$606M	$241M
Overall Morningstar Rating™ (as of 9-30-09) Based on risk-adjusted return of the A class shares (load-waived)	***	***

	112 funds in the Ultra Short Bond category	112 funds in the Ultra Short Bond category
Inception Date	November 1988	November 1994
Fund Benchmark	Barclays Capital 9–12 Month Short-Term U.S. Government/Credit	Barclays Capital 9–12 Month Short-Term U.S. Government/Credit
Lipper Category	Ultrashort Obligations	Short Investment Grade
Relative Performance to Survivor Fund (based on 1-, 3-, 5-, 10-year performance)	—	Underperformed in at least one time period
High Correlation of Returns to Survivor Fund (>95%)	—	No

Current Share Class	Ticker	Ticker
Class A	SADAX	NVSAX
Class B	NA	NVSBX
Class C	WUSTX	WSICX
Institutional	SADIX	NA
Investor	STADX	NA
Administrator	WUSDX	NVSIX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

FOR INFORMATION AND EDUCATIONAL PURPOSES – DO NOT DISTRIBUTE

IMPORTANT - PLEASE READ

This information is being provided to you as training/reference materials to help you better respond by telephone to verbal inquiries. The information contained herein CANNOT be communicated to anyone outside of AMG in writing (including email/text) without additional Supervisory and Compliance reviews and approvals.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010. 119788

Wells Fargo Advantage Funds®  & Evergreen Funds Merger Conversion Tool

The Merger Conversion Tool is designed to provide you with easy access to information regarding the proposed product line of the combined Wells Fargo Advantage Funds  and Evergreen Funds.

Select the product you are interested in learning about from the drop down menu below and it will provide you with details on the proposed changes.

<image “View the changes to the Wells Fargo Advantage Funds lineup”>

Select an Evergreen fund from the menu below:

<drop-down menu with list of funds>

Top of Form

Bottom of Form

If you currently own this Fund:

You will own this
Wells Fargo Advantage Fund:

Which will be managed
substantially similar to this Fund:

Evergreen Adjustable Rate Fund  – A

Adjustable Rate Government Fund  – A

Cusip:

TBD

Ticker:

ESAAX

Fund Management:

Wells Capital Management –
Applebach, Kauffman

Evergreen Adjustable Rate Fund
Download Fact Sheet – ABC Shares

Evergreen Adjustable Rate Fund  – B

Adjustable Rate Government Fund  – B

Cusip:

TBD

Ticker:

ESABX

Fund Management:

Wells Capital Management –
Applebach, Kauffman

Evergreen Adjustable Rate Fund
Download Fact Sheet – ABC Shares

Evergreen Adjustable Rate Fund  – C

Adjustable Rate Government Fund  – C

Cusip:

TBD

Ticker:

ESACX

Fund Management:

Wells Capital Management –
Applebach, Kauffman

Evergreen Adjustable Rate Fund
Download Fact Sheet – ABC Shares

Evergreen Adjustable Rate Fund  – I

Adjustable Rate Government Fund  – I

Cusip:

TBD

Ticker:

EKIZX

Fund Management:

Wells Capital Management –
Applebach, Kauffman

Evergreen Adjustable Rate Fund
Download Fact Sheet – I Shares

Evergreen Adjustable Rate Fund  – IS

Adjustable Rate Government Fund  – A (load waived)

Cusip:

TBD

Ticker:

ESAAX

Fund Management:

Wells Capital Management –
Applebach, Kauffman

Evergreen Adjustable Rate Fund
Download Fact Sheet – ABC Shares

Evergreen Asset Allocation Fund – A

Asset Allocation Fund  – A

Cusip:

TBD

Ticker:

EAAFX

Fund Management:

GMO –
Inker

Evergreen Asset Allocation Fund
Download Fact Sheet – ABC Shares

Evergreen Asset Allocation Fund  – B

Asset Allocation Fund  – B

Cusip:

TBD

Ticker:

EABFX

Fund Management:

GMO –
Inker

Evergreen Asset Allocation Fund
Download Fact Sheet – ABC Shares

Evergreen Asset Allocation Fund  – C

Asset AllocationFund – C

Cusip:

TBD

Ticker:

EACFX

Fund Management:

GMO –
Inker

Evergreen Asset Allocation Fund
Download Fact Sheet – ABC Shares

Evergreen Asset Allocation Fund – I

Asset Allocation Fund – Administrator

Cusip:

TBD

Ticker:

EAIFX

Fund Management:

GMO –
Inker

Evergreen Asset Allocation Fund
Download Fact Sheet – I Shares

Evergreen Asset Allocation Fund – R

Asset Allocation Fund – R

Cusip:

TBD

Ticker:

EAXFX

Fund Management:

GMO –
Inker

Evergreen Asset Allocation Fund
Download Fact Sheet – R Shares

Evergreen California Municipal Bond – A

California Tax-Free Fund – A

Cusip:

94975H718

Ticker:

SCTAX

Fund Management:

Wells Capital Management –
Galiani, Van Poppel

Wells Fargo Advantage California Tax-Free Fund
Download Fact Sheet – ABC Shares

Evergreen California Municipal Bond – B

California Tax-Free Fund – B

Cusip:

94975H692

Ticker:

SGCBX

Fund Management:

Wells Capital Management –
Galiani, Van Poppel

Wells Fargo Advantage California Tax-Free Fund
Download Fact Sheet – ABC Shares

Evergreen California Municipal Bond – C

California Tax-Free Fund – C

Cusip:

94975H684

Ticker:

SCTCX

Fund Management:

Wells Capital Management –
Galiani, Van Poppel

Wells Fargo Advantage California Tax-Free Fund
Download Fact Sheet – ABC Shares

Evergreen California Municipal Bond – I

California Tax-Free Fund – Administrator

Cusip:

94975H676

Ticker:

SGCAX

Fund Management:

Wells Capital Management –
Galiani, Van Poppel

Wells Fargo Advantage California Tax-Free Fund
Download Fact Sheet – Administrator Shares

Evergreen California Municipal Money Market Fund– A

California Municipal Money Market Fund– A

Cusip:

94975H478

Ticker:

SGCXX

Fund Management:

Wells Capital Management –
Kiselak

Wells Fargo Advantage California Municipal Money Market Fund
Download Fact Sheet – A Shares

Evergreen California Municipal Money Market Fund– I

California Municipal Money Market Fund– Service

Cusip:

94975H460

Ticker:

WFCXX

Fund Management:

Wells Capital Management –
Kiselak

Wells Fargo Advantage California Municipal Money Market Fund
Download Fact Sheet – Service Shares

Evergreen California Municipal Money Market Fund– S

California Municipal Money Market Fund– Sweep

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Kiselak

Wells Fargo Advantage California Municipal Money Market Fund

Evergreen Core Bond Fund – A

Total Return Bond Fund – A

Cusip:

94975J631

Ticker:

MBFAX

Fund Management:

Wells Capital Management –
Ludgood, O'Connor

Wells Fargo Advantage Total Return Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Core Bond Fund – B

Total Return Bond Fund – B

Cusip:

94975J623

Ticker:

MBFBX

Fund Management:

Wells Capital Management –
Ludgood, O'Connor

Wells Fargo Advantage Total Return Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Core Bond Fund – C

Total Return Bond Fund – C

Cusip:

94975J615

Ticker:

MBFCX

Fund Management:

Wells Capital Management –
Ludgood, O'Connor

Wells Fargo Advantage Total Return Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Core Bond Fund – I

Total Return Bond Fund – I

Cusip:

94975J581

Ticker:

MBFIX

Fund Management:

Wells Capital Management –
Ludgood, O'Connor

Wells Fargo Advantage Total Return Bond Fund
Download Fact Sheet – Administrator/Institutional Shares

Evergreen Core Bond Fund – IS

Total Return Bond Fund – A (load waived)

Cusip:

94975J631

Ticker:

MBFAX

Fund Management:

Wells Capital Management –
Ludgood, O'Connor

Wells Fargo Advantage Total Return Bond
Download Fact Sheet – ABC Shares

Evergreen Core Bond Fund – R

Total Return Bond Fund – R

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Ludgood, O'Connor

Wells Fargo Advantage Total Return Bond

Evergreen Core Plus Bond – A

Income Plus Fund – A

Cusip:

94975H791

Ticker:

STYAX

Fund Management:

Wells Capital Management –
Price, Bray, Rilling, Newton

Wells Fargo Advantage Income Plus Fund
Download Fact Sheet – ABC Shares

Evergreen Core Plus Bond – B

Income Plus Fund – B

Cusip:

94975H783

Ticker:

STYBX

Fund Management:

Wells Capital Management –
Price, Bray, Rilling, Newton

Wells Fargo Advantage Income Plus Fund
Download Fact Sheet – ABC Shares

Evergreen Core Plus Bond – C

Income Plus Fund – C

Cusip:

94975H775

Ticker:

WFIPX

Fund Management:

Wells Capital Management –
Price, Bray, Rilling, Newton

Wells Fargo Advantage Income Plus Fund
Download Fact Sheet – ABC Shares

Evergreen Core Plus Bond – I

Income Plus Fund – I

Cusip:

94984B694

Ticker:

WIPIX

Fund Management:

Wells Capital Management –
Price, Bray, Rilling, Newton

Wells Fargo Advantage Income Plus Fund
Download Fact Sheet – Institutional Shares

Evergreen Disciplined Value Fund – A

Disciplined Value Fund – A

Cusip:

TBD

Ticker:

EDSAX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – ABC Shares

Evergreen Disciplined Value Fund – B

Disciplined Value Fund – A

Cusip:

TBD

Ticker:

EDSAX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – ABC Shares

Evergreen Disciplined Value Fund  – C

Disciplined Value Fund – C

Cusip:

TBD

Ticker:

EDSCX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – ABC Shares

Evergreen Disciplined Value Fund  – I

Disciplined Value Fund – Administrator

Cusip:

TBD

Ticker:

EDSIX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – I Shares

Evergreen Diversified Capital Builder Fund – A

Diversified Capital Builder Fund – A

Cusip:

TBD

Ticker:

EKBAX

Fund Management:

Wells Capital Management –
Patel

Evergreen Diversified Capital Builder Fund
Download Fact Sheet – ABC Shares

Evergreen Diversified Capital Builder Fund – B

Diversified Capital Builder Fund – B

Cusip:

TBD

Ticker:

EKBBX

Fund Management:

Wells Capital Management –
Patel

Evergreen Diversified Capital Builder Fund
Download Fact Sheet – ABC Shares

Evergreen Diversified Capital Builder Fund – C

Diversified Capital Builder Fund – C

Cusip:

TBD

Ticker:

EKBCX

Fund Management:

Wells Capital Management –
Patel

Evergreen Diversified Capital Builder Fund
Download Fact Sheet – ABC Shares

Evergreen Diversified Capital Builder Fund – I

Diversified Capital Builder Fund – I

Cusip:

TBD

Ticker:

EKBYX

Fund Management:

Wells Capital Management –
Patel

Evergreen Diversified Capital Builder Fund
Download Fact Sheet – I Shares

Evergreen Diversified Income Builder Fund – A

Diversified Income Builder Fund – A

Cusip:

TBD

Ticker:

EKSAX

Fund Management:

Wells Capital Management –
Patel

Evergreen Diversified Income Builder Fund
Download Fact Sheet – ABC Shares

Evergreen Diversified Income Builder Fund – B

Diversified Income Builder Fund – B

Cusip:

TBD

Ticker:

EKSBX

Fund Management:

Wells Capital Management –
Patel

Evergreen Diversified Income Builder Fund
Download Fact Sheet – ABC Shares

Evergreen Diversified Income Builder Fund – C

Diversified Income Builder Fund – C

Cusip:

TBD

Ticker:

EKSCX

Fund Management:

Wells Capital Management –
Patel

Evergreen Diversified Income Builder Fund
Download Fact Sheet – ABC Shares

Evergreen Diversified Income Builder Fund – I

Diversified Income Builder Fund – I

Cusip:

TBD

Ticker:

EKSYX

Fund Management:

Wells Capital Management –
Patel

Evergreen Diversified Income Builder Fund
Download Fact Sheet – I Shares

Evergreen Emerging Markets Growth Fund – A

Emerging Markets Equity Fund – A

Cusip:

TBD

Ticker:

EMGAX

Fund Management:

Wells Capital Management –
Zhang

Evergreen Emerging Markets Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Emerging Markets Growth Fund – B

Emerging Markets Equity Fund – B

Cusip:

TBD

Ticker:

EMGBX

Fund Management:

Wells Capital Management –
Zhang

Evergreen Emerging Markets Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Emerging Markets Growth Fund – C

Emerging Markets Equity Fund – C

Cusip:

TBD

Ticker:

EMGCX

Fund Management:

Wells Capital Management –
Zhang

Evergreen Emerging Markets Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Emerging Markets Growth Fund – I

Emerging Markets Equity Fund – Administrator

Cusip:

TBD

Ticker:

EMGYX

Fund Management:

Wells Capital Management –
Zhang

Evergreen Emerging Markets Growth Fund
Download Fact Sheet – I Shares

Evergreen Enhanced S&P 500 Fund  – A

Disciplined U.S. Core Fund – A

Cusip:

TBD

Ticker:

EVSAX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Enhanced S&P 500 Fund
Download Fact Sheet – ABC Shares

Evergreen Enhanced S&P 500 Fund  – B

Disciplined U.S. Core Fund – A

Cusip:

TBD

Ticker:

EVSAX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Enhanced S&P 500
Download Fact Sheet – ABC Shares

Evergreen Enhanced S&P 500 Fund  – C

Disciplined U.S. Core Fund – C

Cusip:

TBD

Ticker:

EVSTX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Enhanced S&P 500
Download Fact Sheet – ABC Shares

Evergreen Enhanced S&P 500 Fund  – I

Disciplined U.S. Core Fund – Administrator

Cusip:

TBD

Ticker:

EVSYX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Enhanced S&P 500 Fund
Download Fact Sheet – I Shares

Evergreen Enhanced S&P 500 Fund  – IS

Disciplined U.S. Core Fund – A (load waived)

Cusip:

TBD

Ticker:

EVSAX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Enhanced S&P 500 Fund
Download Fact Sheet – ABC Shares

Evergreen Equity Income Fund – A

Classic Value Fund – A

Cusip:

TBD

Ticker:

ETRAX

Fund Management:

Wells Capital Management –
McCormick, Mishuris

Evergreen Equity Income
Download Fact Sheet – ABC Shares

Evergreen Equity Income Fund – B

Classic Value Fund – B

Cusip:

TBD

Ticker:

ETRBX

Fund Management:

Wells Capital Management –
McCormick, Mishuris

Evergreen Equity Income
Download Fact Sheet – ABC Shares

Evergreen Equity Income Fund – C

Classic Value Fund – C

Cusip:

TBD

Ticker:

ETRCX

Fund Management:

Wells Capital Management –
McCormick, Mishuris

Evergreen Equity Income
Download Fact Sheet – ABC Shares

Evergreen Equity Income Fund – I

Classic Value Fund – Administrator

Cusip:

TBD

Ticker:

EVTRX

Fund Management:

Wells Capital Management –
McCormick, Mishuris

Evergreen Equity Income
Download Fact Sheet – I Shares

Evergreen Equity Income Fund  – R

Classic Value Fund – R

Cusip:

TBD

Ticker:

ETRRX

Fund Management:

Wells Capital Management –
McCormick, Mishuris

Evergreen Equity Income
Download Fact Sheet – R Shares

Evergreen Equity Index Fund – A

Index Fund – A1

Cusip:

94984B777

Ticker:

TBD

Fund Management:

Wells Capital Management –
Zieff

Evergreen Index Fund
Download Fact Sheet – ABC Shares

Evergreen Equity Index Fund – B

Index Fund – B

Cusip:

94984B769

Ticker:

TBD

Fund Management:

Wells Capital Management –
Zieff

Evergreen Index Fund
Download Fact Sheet – ABC Shares

Evergreen Equity Index Fund – C

Index Fund – C1

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Zieff

Evergreen Index Fund
Download Fact Sheet – ABC Shares

Evergreen Equity Index Fund – I

Index Fund – Administrator

Cusip:

94975G686

Ticker:

TBD

Fund Management:

Wells Capital Management –
Zieff

Evergreen Index Fund
Download Fact Sheet – I Shares

Evergreen Equity Index Fund – IS

Index Fund – A (load waived)1

Cusip:

94984B777

Ticker:

TBD

Fund Management:

Wells Capital Management –
Zieff

Evergreen Index Fund
Download Fact Sheet – ABC Shares

Evergreen Fundamental Large Cap Fund  – A

Core Equity Fund – A

Cusip:

TBD

Ticker:

EGIAX

Fund Management:

Wells Capital Management –
McCormick, Sanders

Evergreen Fundamental Large Cap Fund
Download Fact Sheet – ABC Shares

Evergreen Fundamental Large Cap Fund  – B

Core Equity Fund – B

Cusip:

TBD

Ticker:

EGIBX

Fund Management:

Wells Capital Management –
McCormick, Sanders

Evergreen Fundamental Large Cap Fund
Download Fact Sheet – ABC Shares

Evergreen Fundamental Large Cap Fund – C

Core Equity Fund – C

Cusip:

TBD

Ticker:

EGICX

Fund Management:

Wells Capital Management –
McCormick, Sanders

Evergreen Fundamental Large Cap Fund
Download Fact Sheet – ABC Shares

Evergreen Fundamental Large Cap Fund – I

Core Equity Fund – Administrator

Cusip:

TBD

Ticker:

EVVTX

Fund Management:

Wells Capital Management –
McCormick, Sanders

Evergreen Fundamental Large Cap Fund
Download Fact Sheet – I Shares

Evergreen Fundamental Mid Cap Value Fund – A

Special Mid Cap Value Fund – A

Cusip:

949921308

Ticker:

WFPAX

Fund Management:

Wells Capital Management –
Tringas, VanCronkhite

Wells Fargo Advantage Mid Cap Disciplined
Download Fact Sheet – AC Shares

Evergreen Fundamental Mid Cap Value Fund – B

Special Mid Cap Value Fund – A

Cusip:

949921308

Ticker:

WFPAX

Fund Management:

Wells Capital Management –
Tringas, VanCronkhite

Wells Fargo Advantage Mid Cap Disciplined
Download Fact Sheet – AC Shares

Evergreen Fundamental Mid Cap Value Fund – C

Special Mid Cap Value Fund – C

Cusip:

949921407

Ticker:

WFPCX

Fund Management:

Wells Capital Management –
Tringas, VanCronkhite

Wells Fargo Advantage Mid Cap Disciplined
Download Fact Sheet – AC Shares

Evergreen Fundamental Mid Cap Value Fund  – I

Special Mid Cap Value Fund – I

Cusip:

949915482

Ticker:

WFMIX

Fund Management:

Wells Capital Management –
Tringas, VanCronkhite

Wells Fargo Advantage Mid Cap Disciplined
Download Fact Sheet – Administrator/Institutional Shares

Evergreen Global Large Cap Equity Fund  – A

Disciplined Global Equity Fund – A

Cusip:

TBD

Ticker:

EAGLX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Global Large Cap Equity Fund
Download Fact Sheet – ABC Shares

Evergreen Global Large Cap Equity Fund – B

Disciplined Global Equity Fund – A

Cusip:

TBD

Ticker:

EAGLX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Global Large Cap Equity Fund
Download Fact Sheet – ABC Shares

Evergreen Global Large Cap Equity Fund – C

Disciplined Global Equity Fund – C

Cusip:

TBD

Ticker:

ECGLX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Global Large Cap Equity Fund
Download Fact Sheet – ABC Shares

Evergreen Global Large Cap Equity Fund  – I

Disciplined Global Equity Fund – Administrator

Cusip:

TBD

Ticker:

EYGLX

Fund Management:

Wells Capital Management –
Zieff

Evergreen Global Large Cap Equity Fund
Download Fact Sheet – I Shares

Evergreen Global Opportunities Fund  – A

Global Opportunities Fund – A

Cusip:

TBD

Ticker:

EKGAX

Fund Management:

Wells Capital Management –
Claro, Tringas

Evergreen Global Opportunities Fund
Download Fact Sheet – ABC Shares

Evergreen Global Opportunities Fund – B

Global Opportunities Fund – B

Cusip:

TBD

Ticker:

EKGBX

Fund Management:

Wells Capital Management –
Claro, Tringas

Evergreen Global Opportunities Fund
Download Fact Sheet – ABC Shares

Evergreen Global Opportunities Fund – C

Global Opportunities Fund – C

Cusip:

TBD

Ticker:

EKGCX

Fund Management:

Wells Capital Management –
Claro, Tringas

Evergreen Global Opportunities Fund
Download Fact Sheet – ABC Shares

Evergreen Global Opportunities Fund – I

Global Opportunities Fund – Administrator

Cusip:

TBD

Ticker:

EKGYX

Fund Management:

Wells Capital Management –
Claro, Tringas

Evergreen Global Opportunities  Fund
Download Fact Sheet – I Shares

Evergreen Golden Core Opportunities Fund  – A

Small/Mid Cap Core Fund – A

Cusip:

TBD

Ticker:

ECOAX

Fund Management:

Golden Capital Management –
Campbell

Evergreen Golden Core Opportunities Fund
Download Fact Sheet – ABC Shares

Evergreen Golden Core Opportunities Fund – B

Small/Mid Cap Core Fund – A

Cusip:

TBD

Ticker:

ECOAX

Fund Management:

Golden Capital Management –
Campbell

Evergreen Golden Core Opportunities Fund
Download Fact Sheet – ABC Shares

Evergreen Golden Core Opportunities Fund – C

Small/Mid Cap Core Fund – C

Cusip:

TBD

Ticker:

ECOCX

Fund Management:

Golden Capital Management –
Campbell

Evergreen Golden Core Opportunities Fund
Download Fact Sheet – ABC Shares

Evergreen Golden Core Opportunities Fund – I

Small/Mid Cap Core Fund – Administrator

Cusip:

TBD

Ticker:

ECOIX

Fund Management:

Golden Capital Management –
Campbell

Evergreen Golden Core Opportunities Fund
Download Fact Sheet – I Shares

Evergreen Golden Large Cap Core Fund – A

Large Cap Core Fund – A

Cusip:

TBD

Ticker:

EGOAX

Fund Management:

Golden Capital Management –
Moser

Evergreen Golden Large Cap Core Fund
Download Fact Sheet – ABC Shares

Evergreen Golden Large Cap Core Fund  – B

Large Cap Core Fund – A

Cusip:

TBD

Ticker:

EGOAX

Fund Management:

Golden Capital Management –
Moser

Evergreen Golden Large Cap Core Fund
Download Fact Sheet – ABC Shares

Evergreen Golden Large Cap Core Fund – C

Large Cap Core Fund – C

Cusip:

TBD

Ticker:

EGOCX

Fund Management:

Golden Capital Management –
Moser

Evergreen Golden Large Cap Core Fund
Download Fact Sheet – ABC Shares

Evergreen Golden Large Cap Core Fund – I

Large Cap Core Fund – I

Cusip:

TBD

Ticker:

TBD

Fund Management:

Golden Capital Management –
Moser

Evergreen Golden Large Cap Core Fund
Download Fact Sheet – I Shares

Evergreen Growth Fund – A

Traditional Small Cap Growth Fund– A

Cusip:

TBD

Ticker:

EGWAX

Fund Management:

Wells Capital Management –
Drummond, Freeman, Carder, Harrison, Rick

Evergreen Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Growth Fund – B

Traditional Small Cap Growth Fund– A

Cusip:

TBD

Ticker:

EGWAX

Fund Management:

Wells Capital Management –
Drummond, Freeman, Carder, Harrison, Rick

Evergreen Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Growth Fund  – C

Traditional Small Cap Growth Fund– A

Cusip:

TBD

Ticker:

EGWAX

Fund Management:

Wells Capital Management –
Drummond, Freeman, Carder, Harrison, Rick

Evergreen Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Growth Fund – I

Traditional Small Cap Growth Fund– I

Cusip:

TBD

Ticker:

EGRYX

Fund Management:

Wells Capital Management –
Drummond, Freeman, Carder, Harrison, Rick

Evergreen Growth Fund
Download Fact Sheet – I Shares

Evergreen Health Care Fund  – A

Health Care Fund – A

Cusip:

TBD

Ticker:

EHABX

Fund Management:

Wells Capital Management –
Junkin

Evergreen Health Care Fund
Download Fact Sheet – ABC Shares

Evergreen Health Care Fund – B

Health Care Fund – B

Cusip:

TBD

Ticker:

EHCBX

Fund Management:

Wells Capital Management –
Junkin

Evergreen Health Care Fund
Download Fact Sheet – ABC Shares

Evergreen Health Care Fund – C

Health Care Fund – C

Cusip:

TBD

Ticker:

EHCCX

Fund Management:

Wells Capital Management –
Junkin

Evergreen Health Care Fund
Download Fact Sheet – ABC Shares

Evergreen Health Care Fund – I

Health Care Fund – Administrator

Cusip:

TBD

Ticker:

EHCYX

Fund Management:

Wells Capital Management –
Junkin

Evergreen Health Care Fund
Download Fact Sheet – I Shares

Evergreen High Income Fund – A

High Yield Bond Fund – A

Cusip:

TBD

Ticker:

EKHAX

Fund Management:

Wells Capital Management –
Nordenfelt, Susser

Evergreen High Income Fund
Download Fact Sheet – ABC Shares

Evergreen High Income Fund – B

High Yield Bond Fund – B

Cusip:

TBD

Ticker:

EKHBX

Fund Management:

Wells Capital Management –
Nordenfelt, Susser

Evergreen High Income Fund
Download Fact Sheet – ABC Shares

Evergreen High Income Fund – C

High Yield Bond Fund – C

Cusip:

TBD

Ticker:

EKHCX

Fund Management:

Wells Capital Management –
Nordenfelt, Susser

Evergreen High Income Fund
Download Fact Sheet – ABC Shares

Evergreen High Income Fund – I

High Yield Bond Fund – Administrator

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Nordenfelt, Susser

Evergreen High Income Fund

Evergreen High Income Municipal Bond Fund  – A

Municipal Bond Fund – A

Cusip:

949917843

Ticker:

WMFAX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen High Income Municipal Bond Fund – B

Municipal Bond Fund – B

Cusip:

949917835

Ticker:

WMFBX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen High Income Municipal Bond Fund – C

Municipal Bond Fund – C

Cusip:

949917827

Ticker:

WMFCX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen High Income Municipal Bond Fund  – I

Municipal Bond Fund – Administrator

Cusip:

949917793

Ticker:

WMFDX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Municipal Bond Fund
Download Fact Sheet – Administrator/Institutional Shares

Evergreen Institutional 100% Treasury Money Market Fund  – I

100% Treasury Money Market Fund – Administrator

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage 100% Treasury Money Market Fund

Evergreen Institutional 100% Treasury Money Market Fund  – IS

100% Treasury Money Market Fund – Service

Cusip:

94975H270

Ticker:

NWTXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage 100% Treasury Money Market Fund
Download Fact Sheet – Service Shares

Evergreen Institutional Money Market Fund  – AD

Heritage Money Market Fund – I

Cusip:

949917397

Ticker:

SHIXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market Fund
Download Fact Sheet – Institutional Shares

Evergreen Institutional Money Market Fund  – I

Heritage Money Market Fund – I

Cusip:

949917397

Ticker:

SHIXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market Fund
Download Fact Sheet – Institutional Shares

Evergreen Institutional Money Market Fund  – IN

Heritage Money Market Fund – I

Cusip:

949917397

Ticker:

SHIXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market Fund
Download Fact Sheet – Institutional Shares

Evergreen Institutional Money Market Fund  – IS

Heritage Money Market Fund – Service

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market Fund

Evergreen Institutional Money Market Fund  – P

Heritage Money Market Fund – Service

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market

Evergreen Institutional Municipal Money Market Fund  – AD

Municipal Cash Management Money Market Fund– I

Cusip:

TBD

Ticker:

EMMXX

Fund Management:

Wells Capital Management –
Kiselak

Evergreen Institutional Municipal Money Market Fund
Download Fact Sheet – I Shares

Evergreen Institutional Municipal Money Market Fund – I

Municipal Cash Management Money Market Fund– I

Cusip:

TBD

Ticker:

EMMXX

Fund Management:

Wells Capital Management –
Kiselak

Evergreen Institutional Municipal Money Market Fund
Download Fact Sheet – I Shares

Evergreen Institutional Municipal Money Market Fund – IN

Municipal Cash Management Money Market Fund– I

Cusip:

TBD

Ticker:

EMMXX

Fund Management:

Wells Capital Management –
Kiselak

Evergreen Institutional Municipal Money Market Fund
Download Fact Sheet – I Shares

Evergreen Institutional Municipal Money Market Fund – IS

Municipal Cash Management Money Market Fund– Service

Cusip:

TBD

Ticker:

EISXX

Fund Management:

Wells Capital Management –
Kiselak

Evergreen Institutional Municipal Money Market Fund
Download Fact Sheet – IS Shares

Evergreen Institutional Municipal Money Market Fund  – P

Municipal Cash Management Money Market Fund– Service

Cusip:

TBD

Ticker:

EISXX

Fund Management:

Wells Capital Management –
Kiselak

Evergreen Institutional Municipal Money Market Fund
Download Fact Sheet – IS Shares

Evergreen Institutional Treasury Money Market Fund  – AD

Treasury Plus Money Market Fund – I

Cusip:

94975H296

Ticker:

PISXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market Fund
Download Fact Sheet – Institutional Shares

Evergreen Institutional Treasury Money Market Fund – I

Treasury Plus Money Market Fund – I

Cusip:

94975H296

Ticker:

PISXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market Fund
Download Fact Sheet – Institutional Shares

Evergreen Institutional Treasury Money Market Fund – IN

Treasury Plus Money Market Fund – I

Cusip:

94975H296

Ticker:

PISXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market Fund
Download Fact Sheet – Institutional Shares

Evergreen Institutional Treasury Money Market Fund  – IS

Treasury Plus Money Market Fund – Service

Cusip:

94975H312

Ticker:

PRVXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market Fund
Download Fact Sheet – Service Shares

Evergreen Institutional Treasury Money Market Fund  – P

Treasury Plus Money Market Fund – Service

Cusip:

94975H312

Ticker:

PRVXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market Fund
Download Fact Sheet – Service Shares

Evergreen Institutional U.S. Government Money Market Fund  – I

Government Money Market Fund – I

Cusip:

94975P405

Ticker:

GVIXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market Fund
Download Fact Sheet – Institutional Shares

Evergreen Institutional U.S. Government Money Market Fund  – IN

Government Money Market Fund – I

Cusip:

94975P405

Ticker:

GVIXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market Fund
Download Fact Sheet – Institutional Shares

Evergreen Institutional U.S. Government Money Market Fund  – IS

Government Money Market Fund – Service

Cusip:

94975H254

Ticker:

NWGXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market Fund
Download Fact Sheet – Service Shares

Evergreen Institutional U.S. Government Money Market Fund  – P

Government Money Market Fund – Service

Cusip:

94975H254

Ticker:

NWGXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market Fund
Download Fact Sheet – Service Shares

Evergreen Intermediate Municipal Bond Fund  – A

Intermediate Tax/AMT-Free Fund – A

Cusip:

949921860

Ticker:

WFTAX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Intermediate Tax/AMT-Free Fund
Download Fact Sheet – AC Shares

Evergreen Intermediate Municipal Bond Fund – B

Intermediate Tax/AMT-Free Fund – A

Cusip:

949921860

Ticker:

WFTAX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Intermediate Tax/AMT-Free Fund
Download Fact Sheet – AC Shares

Evergreen Intermediate Municipal Bond Fund  – C

Intermediate Tax/AMT-Free Fund – C

Cusip:

949921852

Ticker:

WFTFX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Intermediate Tax/AMT-Free Fund
Download Fact Sheet – AC Shares

Evergreen Intermediate Municipal Bond Fund – I

Intermediate Tax/AMT-Free Fund – Administrator

Cusip:

949921597

Ticker:

WFITX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Intermediate Tax/AMT-Free Fund
Download Fact Sheet – Administrator/Institutional Shares

Evergreen Intermediate Municipal Bond Fund – IS

Intermediate Tax/AMT-Free Fund – A (load waived)

Cusip:

949921860

Ticker:

WFTAX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Intermediate Tax/AMT-Free Fund
Download Fact Sheet – AC Shares

Evergreen International Bond Fund  – A

International Bond Fund – A

Cusip:

TBD

Ticker:

ESIYX

Fund Management:

FIA –
Norris, Wilson, Lee, Perrin

Evergreen International Bond Fund
Download Fact Sheet – ABC Shares

Evergreen International Bond Fund – B

International Bond Fund – B

Cusip:

TBD

Ticker:

ESIUX

Fund Management:

FIA –
Norris, Wilson, Lee, Perrin

Evergreen International Bond Fund
Download Fact Sheet – ABC Shares

Evergreen International Bond Fund – C

International Bond Fund – C

Cusip:

TBD

Ticker:

ESIVX

Fund Management:

FIA –
Norris, Wilson, Lee, Perrin

Evergreen International Bond Fund
Download Fact Sheet – ABC Shares

Evergreen International Bond Fund – I

International Bond Fund – I

Cusip:

TBD

Ticker:

ESICX

Fund Management:

FIA –
Norris, Wilson, Lee, Perrin

Evergreen International Bond Fund
Download Fact Sheet – I Shares

Evergreen International Bond Fund – IS

International Bond Fund – A (load waived)

Cusip:

TBD

Ticker:

ESIYX

Fund Management:

FIA –
Norris, Wilson, Lee, Perrin

Evergreen International Bond Fund
Download Fact Sheet – ABC Shares

Evergreen International Equity Fund – A

International Equity Fund – A

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Claro

Wells Fargo Advantage International Core Fund
Download Fact Sheet – ABC Shares

Evergreen International Equity Fund – B

International Equity Fund – B

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Claro

Wells Fargo Advantage International Core Fund
Download Fact Sheet – ABC Shares

Evergreen International Equity Fund  – C

International Equity Fund – C

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Claro

Wells Fargo Advantage International Core Fund
Download Fact Sheet – ABC Shares

Evergreen International Equity Fund – I

International Equity Fund – I

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Claro

Wells Fargo Advantage International Core Fund

Evergreen International Equity Fund – R

International Equity Fund – R

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Claro

Wells Fargo Advantage International Core Fund

Evergreen Intrinsic Value Fund  – A

Intrinsic Value Fund – A

Cusip:

TBD

Ticker:

EIVAX

Fund Management:

MetWest Capital Management –
Gleicher, Lisenbee, Graham, Peck

Evergreen Intrinsic Value Fund
Download Fact Sheet – ABC Shares

Evergreen Intrinsic Value Fund – B

Intrinsic Value Fund – B

Cusip:

TBD

Ticker:

EIVBX

Fund Management:

MetWest Capital Management –
Gleicher, Lisenbee, Graham, Peck

Evergreen Intrinsic Value Fund
Download Fact Sheet – ABC Shares

Evergreen Intrinsic Value Fund – C

Intrinsic Value Fund – C

Cusip:

TBD

Ticker:

EIVCX

Fund Management:

MetWest Capital Management –
Gleicher, Lisenbee, Graham, Peck

Evergreen Intrinsic Value Fund
Download Fact Sheet – ABC Shares

Evergreen Intrinsic Value Fund – I

Intrinsic Value Fund – I

Cusip:

TBD

Ticker:

EIVIX

Fund Management:

MetWest Capital Management –
Gleicher, Lisenbee, Graham, Peck

Evergreen Intrinsic Value Fund
Download Fact Sheet – I Shares

Evergreen Intrinsic World Equity Fund  – A

Intrinsic World Equity Fund – A

Cusip:

TBD

Ticker:

EWEAX

Fund Management:

MetWest Capital Management –
Gleicher, Lisenbee, Graham, Peck

Evergreen Intrinsic World Equity Fund
Download Fact Sheet – ABC Shares

Evergreen Intrinsic World Equity Fund  – B

Intrinsic World Equity Fund – A

Cusip:

TBD

Ticker:

EWEAX

Fund Management:

MetWest Capital Management –
Gleicher, Lisenbee, Graham, Peck

Evergreen Intrinsic World Equity Fund
Download Fact Sheet – ABC Shares

Evergreen Intrinsic World Equity Fund  – C

Intrinsic World Equity Fund – C

Cusip:

TBD

Ticker:

EWECX

Fund Management:

MetWest Capital Management –
Gleicher, Lisenbee, Graham, Peck

Evergreen Intrinsic World Equity Fund
Download Fact Sheet – ABC Shares

Evergreen Intrinsic World Equity Fund  – I

Intrinsic World Equity Fund – Administrator

Cusip:

TBD

Ticker:

EWEIX

Fund Management:

MetWest Capital Management –
Gleicher, Lisenbee, Graham, Peck

Evergreen Intrinsic World Equity Fund
Download Fact Sheet – I Shares

Evergreen Large Company Growth Fund  – A

Premier Large Company Growth Fund– A

Cusip:

TBD

Ticker:

EKJAX

Fund Management:

Wells Capital Management –
Hamzaogullari

Evergreen Large Company Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Large Company Growth Fund – B

Premier Large Company Growth Fund– B

Cusip:

TBD

Ticker:

EKJBX

Fund Management:

Wells Capital Management –
Hamzaogullari

Evergreen Large Company Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Large Company Growth Fund – C

Premier Large Company Growth Fund– C

Cusip:

TBD

Ticker:

EKJCX

Fund Management:

Wells Capital Management –
Hamzaogullari

Evergreen Large Company Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Large Company Growth Fund – I

Premier Large Company Growth Fund– I

Cusip:

TBD

Ticker:

EKJYX

Fund Management:

Wells Capital Management –
Hamzaogullari

Evergreen Large Company Growth Fund
Download Fact Sheet – I Shares

Evergreen Mid Cap Growth Fund – A

Mid Cap Growth Fund – A

Cusip:

94975J201

Ticker:

WFMCX

Fund Management:

Wells Capital Management –
Philpott, Roberts

Wells Fargo Advantage Mid Cap Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Mid Cap Growth Fund – B

Mid Cap Growth Fund – B

Cusip:

94975J300

Ticker:

WFMBX

Fund Management:

Wells Capital Management –
Philpott, Roberts

Wells Fargo Advantage Mid Cap Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Mid Cap Growth Fund – C

Mid Cap Growth Fund – C

Cusip:

94975J409

Ticker:

WFMHX

Fund Management:

Wells Capital Management –
Philpott, Roberts

Wells Fargo Advantage Mid Cap Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Mid Cap Growth Fund – I

Mid Cap Growth Fund – I

Cusip:

949921753

Ticker:

WFMGX

Fund Management:

Wells Capital Management –
Philpott, Roberts

Wells Fargo Advantage Mid Cap Growth Fund
Download Fact Sheet – Administrator/Institutional Shares

Evergreen Money Market Fund  – A

Money Market Fund – A

Cusip:

94975H429

Ticker:

STGXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Money Market Fund
Download Fact Sheet – A Shares

Evergreen Money Market Fund  – B

Money Market Fund – B

Cusip:

94975H411

Ticker:

N/A

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Money Market Fund
Download Fact Sheet – B Shares

Evergreen Money Market Fund  – C

Money Market Fund – C

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Money Market Fund

Evergreen Money Market Fund – I

Money Market Fund – Service

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Money Market Fund

Evergreen Money Market Fund – S

Money Market Fund – Daily

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Money Market Fund

Evergreen Municipal Bond Fund – A

Municipal Bond Fund – A

Cusip:

949917843

Ticker:

WMFAX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Municipal Bond Fund  – B

Municipal Bond Fund – B

Cusip:

949917835

Ticker:

WMFBX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Municipal Bond Fund – C

Municipal Bond Fund – C

Cusip:

949917827

Ticker:

WMFCX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Municipal Bond Fund – I

Municipal Bond Fund – I

Cusip:

949921670

Ticker:

WMBIX

Fund Management:

Wells Capital Management –
Fitterer, Miller, Kiselak

Wells Fargo Advantage Municipal Bond Fund
Download Fact Sheet – Administrator/Institutional Shares

Evergreen Municipal Money Market Fund  – A

Municipal Money Market Fund – A

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Kiselak

Evergreen Municipal Money Market Fund
Download Fact Sheet – A Shares

Evergreen Municipal Money Market Fund  – I

Municipal Money Market Fund – Service

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Kiselak

Evergreen Municipal Money Market Fund

Evergreen Municipal Money Market Fund  – S

Municipal Money Market Fund – Sweep

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Kiselak

Evergreen Municipal Money Market Fund

Evergreen New Jersey Municipal Money Market Fund  – A

New Jersey Municipal Money Market Fund– A

Cusip:

TBD

Ticker:

ENJXX

Fund Management:

Wells Capital Management –
Kiselak

Evergreen New Jersey Municipal Money Market Fund
Download Fact Sheet – A Shares

Evergreen New Jersey Municipal Money Market Fund  – I

New Jersey Municipal Money Market Fund– Service

Cusip:

TBD

Ticker:

EJMXX

Fund Management:

Wells Capital Management –
Kiselak

Evergreen New Jersey Municipal Money Market Fund
Download Fact Sheet – I Shares

Evergreen New Jersey Municipal Money Market Fund – S

New Jersey Municipal Money Market Fund– Sweep

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Kiselak

Evergreen New Jersey Municipal Money Market Fund

Evergreen New York Municipal Money Market Fund– A

New York Municipal Money Market Fund– A

Cusip:

TBD

Ticker:

ENYXX

Fund Management:

Wells Capital Management –
Kiselak

Evergreen New York Municipal Money Market Fund
Download Fact Sheet – A Shares

Evergreen New York Municipal Money Market Fund– I

New York Municipal Money Market Fund– Service

Cusip:

TBD

Ticker:

ENIXX

Fund Management:

Wells Capital Management –
Kiselak

Evergreen New York Municipal Money Market Fund
Download Fact Sheet – I Shares

Evergreen New York Municipal Money Market Fund– S

New York Municipal Money Market Fund– Sweep

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Kiselak

Evergreen New York Municipal Money Market Fund

Evergreen North Carolina Municipal Bond Fund  – A

North Carolina Tax-Free Fund – A

Cusip:

TBD

Ticker:

ENCMX

Fund Management:

Wells Capital Management –
Kiselak, Miller

Evergreen North Carolina Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen North Carolina Municipal Bond Fund – B

North Carolina Tax-Free Fund – A

Cusip:

TBD

Ticker:

ENCMX

Fund Management:

Wells Capital Management –
Kiselak, Miller

Evergreen North Carolina Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen North Carolina Municipal Bond Fund – C

North Carolina Tax-Free Fund – C

Cusip:

TBD

Ticker:

ENCCX

Fund Management:

Wells Capital Management –
Kiselak, Miller

Evergreen North Carolina Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen North Carolina Municipal Bond Fund  – I

North Carolina Tax-Free Fund – I

Cusip:

TBD

Ticker:

ENCYX

Fund Management:

Wells Capital Management –
Kiselak, Miller

Evergreen North Carolina Municipal Bond Fund
Download Fact Sheet – I Shares

Evergreen Omega Fund  – A

Omega Growth Fund – A

Cusip:

TBD

Ticker:

EKOAX

Fund Management:

Wells Capital Management –
Hamzaogullari

Evergreen Omega Fund
Download Fact Sheet – ABC Shares

Evergreen Omega Fund – B

Omega Growth Fund – B

Cusip:

TBD

Ticker:

EKOBX

Fund Management:

Wells Capital Management –
Hamzaogullari

Evergreen Omega Fund
Download Fact Sheet – ABC Shares

Evergreen Omega Fund  – C

Omega Growth Fund – C

Cusip:

TBD

Ticker:

EKOCX

Fund Management:

Wells Capital Management –
Hamzaogullari

Evergreen Omega Fund
Download Fact Sheet – ABC Shares

Evergreen Omega Fund – I

Omega Growth Fund – Administrator

Cusip:

TBD

Ticker:

EOMYX

Fund Management:

Wells Capital Management –
Hamzaogullari

Evergreen Omega Fund
Download Fact Sheet – I Shares

Evergreen Omega Fund  – R

Omega Growth Fund – R

Cusip:

TBD

Ticker:

EKORX

Fund Management:

Wells Capital Management –
Hamzaogullari

Evergreen Omega Fund
Download Fact Sheet – R Shares

Evergreen Pennsylvania Municipal Bond Fund  – A

Pennsylvania Tax-Free Fund – A

Cusip:

TBD

Ticker:

EKVAX

Fund Management:

Wells Capital Management –
Kiselak, Miller

Evergreen Pennsylvania Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Pennsylvania Municipal Bond Fund – B

Pennsylvania Tax-Free Fund – B

Cusip:

TBD

Ticker:

EKVBX

Fund Management:

Wells Capital Management –
Kiselak, Miller

Evergreen Pennsylvania Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Pennsylvania Municipal Bond Fund – C

Pennsylvania Tax-Free Fund – C

Cusip:

TBD

Ticker:

EKVCX

Fund Management:

Wells Capital Management –
Kiselak, Miller

Evergreen Pennsylvania Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Pennsylvania Municipal Bond Fund – I

Pennsylvania Tax-Free Fund – I

Cusip:

TBD

Ticker:

EKVYX

Fund Management:

Wells Capital Management –
Kiselak, Miller

Evergreen Pennsylvania Municipal Bond Fund
Download Fact Sheet – I Shares

Evergreen Pennsylvania Municipal Money Market Fund  – A

Pennsylvania Municipal Money Market Fund– A

Cusip:

TBD

Ticker:

EPPXX

Fund Management:

Wells Capital Management –
Kiselak

Evergreen Pennsylvania Municipal Money Market Fund
Download Fact Sheet – A Shares

Evergreen Pennsylvania Municipal Money Market Fund – I

Pennsylvania Municipal Money Market Fund– Service

Cusip:

TBD

Ticker:

EPAXX

Fund Management:

Wells Capital Management –
Kiselak

Evergreen Pennsylvania Municipal Money Market Fund
Download Fact Sheet – I Shares

Evergreen Pennsylvania Municipal Money Market Fund – S

Pennsylvania Municipal Money Market Fund– Sweep

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Kiselak

Evergreen Pennsylvania Municipal Money Market Fund

Evergreen Precious Metals Fund  – A

Precious Metals Fund – A

Cusip:

TBD

Ticker:

EKWAX

Fund Management:

Wells Capital Management –
Bradshaw

Evergreen Precious Metals Fund
Download Fact Sheet – ABC Shares

Evergreen Precious Metals Fund  – B

Precious Metals Fund – B

Cusip:

TBD

Ticker:

EKWBX

Fund Management:

Wells Capital Management –
Bradshaw

Evergreen Precious Metals Fund
Download Fact Sheet – ABC Shares

Evergreen Precious Metals Fund  – C

Precious Metals Fund – C

Cusip:

TBD

Ticker:

EKWCX

Fund Management:

Wells Capital Management –
Bradshaw

Evergreen Precious Metals Fund
Download Fact Sheet – ABC Shares

Evergreen Precious Metals Fund  – I

Precious Metals Fund – I

Cusip:

TBD

Ticker:

EKWYX

Fund Management:

Wells Capital Management –
Bradshaw

Evergreen Precious Metals Fund
Download Fact Sheet – I Shares

Evergreen Prime Cash Management Money Market Fund  – AD

Heritage Money Market Fund – I

Cusip:

949917397

Ticker:

SHIXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market Fund
Download Fact Sheet – Institutional Shares

Evergreen Prime Cash Management Money Market Fund  – I

Heritage Money Market Fund – I

Cusip:

949917397

Ticker:

SHIXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market Fund
Download Fact Sheet – Institutional Shares

Evergreen Prime Cash Management Money Market Fund – IN

Heritage Money Market Fund – I

Cusip:

949917397

Ticker:

SHIXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market Fund
Download Fact Sheet – Institutional Shares

Evergreen Prime Cash Management Money Market Fund  – IS

Heritage Money Market Fund – Service

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market

Evergreen Prime Cash Management Money Market Fund  – P

Heritage Money Market Fund – Service

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market Fund

Evergreen Short-Intermediate Bond Fund – A

Total Return Bond Fund – A

Cusip:

94975J631

Ticker:

MBFAX

Fund Management:

Wells Capital Management –
Ludgood, O'Connor

Wells Fargo Advantage Total Return Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Short-Intermediate Bond Fund – B

Total Return Bond Fund – B

Cusip:

94975J623

Ticker:

MBFBX

Fund Management:

Wells Capital Management –
Ludgood, O'Connor

Wells Fargo Advantage Total Return Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Short-Intermediate Bond Fund – C

Total Return Bond Fund – C

Cusip:

94975J615

Ticker:

MBFCX

Fund Management:

Wells Capital Management –
Ludgood, O'Connor

Wells Fargo Advantage Total Return Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Short-Intermediate Bond Fund – I

Total Return Bond Fund – Administrator

Cusip:

94975J599

Ticker:

MNTRX

Fund Management:

Wells Capital Management –
Ludgood, O'Connor

Wells Fargo Advantage Total Return Bond Fund
Download Fact Sheet – Administrator/Institutional Shares

Evergreen Short-Intermediate Bond Fund – IS

Total Return Bond Fund – A (load waived)

Cusip:

94975J631

Ticker:

MBFAX

Fund Management:

Wells Capital Management –
Ludgood, O'Connor

Wells Fargo Advantage Total Return Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Short-Intermediate Municipal Bond Fund  – A

Short-Term Municipal Bond Fund – A

Cusip:

94984B751

Ticker:

WSMAX

Fund Management:

Wells Capital Management –
Fitterer, Casetta

Wells Fargo Advantage Short-Term Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Short-Intermediate Municipal Bond Fund – B

Short-Term Municipal Bond Fund – A

Cusip:

94984B751

Ticker:

WSMAX

Fund Management:

Wells Capital Management –
Fitterer, Casetta

Wells Fargo Advantage Short-Term Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Short-Intermediate Municipal Bond Fund – C

Short-Term Municipal Bond Fund – C

Cusip:

949917876

Ticker:

WSSCX

Fund Management:

Wells Capital Management –
Fitterer, Casetta

Wells Fargo Advantage Short-Term Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Short-Intermediate Municipal Bond Fund – I

Short-Term Municipal Bond Fund – A  (load waived)

Cusip:

94984B751

Ticker:

WSMAX

Fund Management:

Wells Capital Management –
Fitterer, Casetta

Wells Fargo Advantage Short-Term Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Small-Mid Growth Fund – A

Growth Opportunities Fund – A

Cusip:

TBD

Ticker:

ESMGX

Fund Management:

Wells Capital Management –
Philpott, Roberts

Evergreen Small-Mid Growth Fund
Download Fact Sheet – A Shares

Evergreen Small-Mid Growth Fund – I

Growth Opportunities Fund – I

Cusip:

TBD

Ticker:

ESMIX

Fund Management:

Wells Capital Management –
Philpott, Roberts

Evergreen Small-Mid Growth Fund
Download Fact Sheet – I Shares

Evergreen Small Cap Value Fund – A

Special Small Cap Value Fund – A

Cusip:

TBD

Ticker:

ESPAX

Fund Management:

Wells Capital Management –
Tringas

Evergreen Special Values Fund
Download Fact Sheet – ABC Shares

Evergreen Small Cap Value Fund – B

Special Small Cap Value Fund – B

Cusip:

TBD

Ticker:

ESPBX

Fund Management:

Wells Capital Management –
Tringas

Evergreen Special Values Fund
Download Fact Sheet – ABC Shares

Evergreen Small Cap Value Fund – C

Special Small Cap Value Fund – C

Cusip:

TBD

Ticker:

ESPCX

Fund Management:

Wells Capital Management –
Tringas

Evergreen Special Values Fund
Download Fact Sheet – ABC Shares

Evergreen Small Cap Value Fund – I

Special Small Cap Value Fund – Administrator

Cusip:

TBD

Ticker:

ESPIX

Fund Management:

Wells Capital Management –
Tringas

Evergreen Special Values Fund
Download Fact Sheet – I Shares

Evergreen Special Values Fund – A

Special Small Cap Value Fund – A

Cusip:

TBD

Ticker:

ESPAX

Fund Management:

Wells Capital Management –
Tringas

Evergreen Special Values Fund
Download Fact Sheet – ABC Shares

Evergreen Special Values Fund – B

Special Small Cap Value Fund – B

Cusip:

TBD

Ticker:

ESPBX

Fund Management:

Wells Capital Management –
Tringas

Evergreen Special Values Fund
Download Fact Sheet – ABC Shares

Evergreen Special Values Fund – C

Special Small Cap Value Fund – C

Cusip:

TBD

Ticker:

ESPCX

Fund Management:

Wells Capital Management –
Tringas

Evergreen Special Values Fund
Download Fact Sheet – ABC Shares

Evergreen Special Values Fund – I

Special Small Cap Value Fund – Administrator

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Tringas

Evergreen Special Values Fund
Download Fact Sheet – I Shares

Evergreen Special Values Fund – R

Special Small Cap Value Fund – A  (load-waived)

Cusip:

TBD

Ticker:

ESPAX

Fund Management:

Wells Capital Management –
Tringas

Evergreen Special Values Fund
Download Fact Sheet – R Shares

Evergreen Strategic Growth Fund  – A

Strategic Large Cap Growth Fund – A

Cusip:

TBD

Ticker:

ESGAX

Fund Management:

Wells Capital Management –
Reid, Chow, Zelko

Evergreen Strategic Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Strategic Growth Fund – B

Strategic Large Cap Growth Fund – A

Cusip:

TBD

Ticker:

ESGAX

Fund Management:

Wells Capital Management –
Reid, Chow, Zelko

Evergreen Strategic Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Strategic Growth Fund – C

Strategic Large Cap Growth Fund – C

Cusip:

TBD

Ticker:

ESGTX

Fund Management:

Wells Capital Management –
Reid, Chow, Zelko

Evergreen Strategic Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Strategic Growth Fund – I

Strategic Large Cap Growth Fund – I

Cusip:

TBD

Ticker:

ESGIX

Fund Management:

Wells Capital Management –
Reid, Chow, Zelko

Evergreen Strategic Growth Fund
Download Fact Sheet – I Shares

Evergreen Strategic Growth Fund – IS

Strategic Large Cap Growth Fund – A

Cusip:

TBD

Ticker:

TBD

Fund Management:

Wells Capital Management –
Reid, Chow, Zelko

Evergreen Strategic Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Strategic Growth Fund  – R

Strategic Large Cap Growth Fund – R

Cusip:

TBD

Ticker:

ESGRX

Fund Management:

Wells Capital Management –
Reid, Chow, Zelko

Evergreen Strategic Growth Fund
Download Fact Sheet – ABC Shares

Evergreen Strategic Municipal Bond Fund  – A

Strategic Municipal Bond Fund – A

Cusip:

TBD

Ticker:

VMPAX

Fund Management:

Wells Capital Management –
Fitterer, Kiselak, Bonilla

Evergreen Strategic Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Strategic Municipal Bond Fund  – B

Strategic Municipal Bond Fund – B

Cusip:

TBD

Ticker:

VMPIX

Fund Management:

Wells Capital Management –
Fitterer, Kiselak, Bonilla

Evergreen Strategic Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Strategic Municipal Bond Fund – C

Strategic Municipal Bond Fund – C

Cusip:

TBD

Ticker:

DHICX

Fund Management:

Wells Capital Management –
Fitterer, Kiselak, Bonilla

Evergreen Strategic Municipal Bond Fund
Download Fact Sheet – ABC Shares

Evergreen Strategic Municipal Bond Fund  – I

Strategic Municipal Bond Fund – Administrator

Cusip:

TBD

Ticker:

VMPYX

Fund Management:

Wells Capital Management –
Fitterer, Kiselak, Bonilla

Evergreen Strategic Municipal Bond Fund
Download Fact Sheet – I Shares

Evergreen Treasury Money Market Fund  – A

Treasury Plus Money Market Fund – A

Cusip:

94975H320

Ticker:

PIVXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market Fund
Download Fact Sheet – A Shares

Evergreen Treasury Money Market Fund  – I

Treasury Plus Money Market Fund – Service

Cusip:

94975H312

Ticker:

PRVXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market Fund
Download Fact Sheet – Service Shares

Evergreen Treasury Money Market Fund  – S

Treasury Plus Money Market Fund – Sweep

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market Fund

Evergreen U.S. Government Fund  – A

Government Securities Fund – A

Cusip:

949917553

Ticker:

SGVDX

Fund Management:

Wells Capital Management –
Bray, Mueller

Wells Fargo Advantage Government Securities Fund
Download Fact Sheet – ABC Shares

Evergreen U.S. Government Fund  – B

Government Securities Fund – B

Cusip:

94984B744

Ticker:

WGSBX

Fund Management:

Wells Capital Management –
Bray, Mueller

Wells Fargo Advantage Government Securities Fund
Download Fact Sheet – ABC Shares

Evergreen U.S. Government Fund  – C

Government Securities Fund – C

Cusip:

949917587

Ticker:

WGSCX

Fund Management:

Wells Capital Management –
Bray, Mueller

Wells Fargo Advantage Government Securities Fund
Download Fact Sheet – ABC Shares

Evergreen U.S. Government Fund – I

Government Securities Fund – Administrator

Cusip:

949917546

Ticker:

WGSDX

Fund Management:

Wells Capital Management –
Bray, Mueller

Wells Fargo Advantage Government Securities Fund
Download Fact Sheet – Administrator/Institutional Shares

Evergreen U.S. Government Money Market Fund  – A

Government Money Market Fund – A

Cusip:

94975H262

Ticker:

WFGXX

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market Fund
Download Fact Sheet – A Shares

Evergreen U.S. Government Money Market Fund  – S

Government Money Market Fund – Sweep

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market Fund

Evergreen Utility and Telecommunications Fund  – A

Utility and Telecommunications Fund– A

Cusip:

TBD

Ticker:

EVUAX

Fund Management:

Crow Point Partners –
O'Brien

Evergreen Utility and Telecommunications Fund
Download Fact Sheet – ABC Shares

Evergreen Utility and Telecommunications Fund – B

Utility and Telecommunications Fund– B

Cusip:

TBD

Ticker:

EVUBX

Fund Management:

Crow Point Partners –
O'Brien

Evergreen Utility and Telecommunications Fund
Download Fact Sheet – ABC Shares

Evergreen Utility and Telecommunications Fund – C

Utility and Telecommunications Fund– C

Cusip:

TBD

Ticker:

EVUCX

Fund Management:

Crow Point Partners –
O'Brien

Evergreen Utility and Telecommunications Fund
Download Fact Sheet – ABC Shares

Evergreen Utility and Telecommunications Fund – I

Utility and Telecommunications Fund– I

Cusip:

TBD

Ticker:

EVUYX

Fund Management:

Crow Point Partners –
O'Brien

Evergreen Utility and Telecommunications Fund
Download Fact Sheet – I Shares

Evergreen VA Core Bond Fund  – 2

VT Total Return Bond Fund – 2

Cusip:

949756209

Ticker:

N/A

Fund Management:

Wells Capital Management –
Ludgood, Montgomery, O'Connor

Wells Fargo Advantage VT Total Return Bond Fund

Evergreen VA Fundamental Large Cap Fund  – 1

VT Core Equity Fund – 1

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
McCormick, Sanders

Evergreen VA Fundamental Large Cap

Evergreen VA Fundamental Large Cap Fund  – 2

VT Core Equity Fund – 2

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
McCormick, Sanders

Evergreen VA Fundamental Large Cap

Evergreen VA Growth Fund  – 1

VT Small Cap Growth Fund – 12

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Philpott, Roberts

Wells Fargo Advantage VT Small Cap Growth Fund

Evergreen VA Growth Fund  – 2

VT Small Cap Growth Fund – 22

Cusip:

949756886

Ticker:

N/A

Fund Management:

Wells Capital Management –
Philpott, Roberts

Wells Fargo Advantage VT Small Cap Growth Fund

Evergreen VA International Equity Fund  – 1

VT International Equity Fund – 1

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Claro

Wells Fargo Advantage VT International Core Fund

Evergreen VA International Equity Fund  – 2

VT International Equity Fund – 2

Cusip:

949756605

Ticker:

N/A

Fund Management:

Wells Capital Management –
Claro

Wells Fargo Advantage VT International Core Fund

Evergreen VA Omega Fund  – 1

VT Omega Growth Fund – 1

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Hamzaogullari

Evergreen VA Omega Fund

Evergreen VA Omega Fund – 2

VT Omega Growth Fund – 2

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Hamzaogullari

Evergreen VA Omega Fund

Evergreen VA Special Values Fund  – 1

VT Small Cap Value – 1

Cusip:

TBD

Ticker:

N/A

Fund Management:

Wells Capital Management –
Rinaldi

Wells Fargo Advantage VT Small/Mid Cap Value Fund

Evergreen VA Special Values Fund – 2

VT Small Cap Value – 2

Cusip:

949756837

Ticker:

N/A

Fund Management:

Wells Capital Management –
Rinaldi

Wells Fargo Advantage VT Small/Mid Cap Value Fund

Closed Fund – Evergreen Golden Mid Cap Core Fund
The Evergreen Golden Mid Cap Core Fund is closing and all shares are being liquidated by the end of March.

Closed Fund – Evergreen VA Diversified Capital Builder Fund
The Evergreen VA Diversified Capital Builder Fund is closing and all shares are being liquidated by the end of April.

Closed Fund – Evergreen VA Diversified Income Builder Fund
The Evergreen VA Diversified Income Builder Fund is closing and all shares are being liquidated by the end of April.

Closed Fund – Evergreen VA High Income Fund
The Evergreen VA High Income Fund is closing and all shares are being liquidated by the end of April.

These proposed changes are the result of recent approvals by the Wells Fargo Advantage Funds  and Evergreen Funds Boards of Trustees of an integration plan for the two fund families. The Boards’ decisions must be approved by the shareholders of the impacted funds. Proxy statements are expected to be mailed to shareholders of record in April, and upon shareholder approval, the reorganizations are expected to take place in 2010.

*Please note: As of June 30, 2009, Class B shares of all Evergreen Funds and Wells Fargo Advantage Funds  were closed to new investments by new and existing shareholders.
1The Fund is closed to new investors.
2The Fund is closed to new investors. However, existing participation agreements and new participation agreements entered into with Wells Fargo Funds Management in order to effect a merger may be allowed to continue to add new investors.

Additional Information and Where to Find It
The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed shell reorganizations and mergers, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission. All shareholders are advised to read the prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, fees, expenses, risk considerations, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the prospectus/proxy statement to its shareholders once it is declared effective by the Commission. Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at  http://www.sec.gov. Free copies of the prospectus/proxy statement, once available, may also be obtained by directing a request via mail, phone or e-mail to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, or at  www.wellsfargo.com/advantagefunds  or by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, or at  www.evergreeninvestments.com. The target and the acquirer also file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at  http://www.sec.gov.

Participants in the Solicitation
The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in prospectus/proxy statement when it is filed with the Commission.

Please refer to the prospectus provided by your participating insurance company for detailed information describing the separate accounts, including information regarding surrender charges, mortality and expense risk fees, and other charges that may be assessed by the participating insurance companies.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

A portion of the municipal Funds' income may be subject to federal, state, and/or local income taxes or the alternative minimum tax (AMT). Any capital gains distributions may be taxable.

The U.S. government guarantee applies to certain underlying securities and not to shares of the Funds.

Stock fund values fluctuate in response to the activities of individual companies and general market and economic conditions. Bond fund values fluctuate in response to the financial condition of individual issuers, general market and economic conditions, and changes in interest rates. In general, when interest rates rise, bond fund values fall and investors may lose principal value. Some funds, including nondiversified funds and funds investing in foreign investments, high-yield bonds, small and mid cap stocks, and/or more volatile segments of the economy, entail additional risk and may not be appropriate for all investors. Consult a Fund's prospectus for additional information on these and other risks.

Carefully consider a Fund's investment objectives, risks, charges, and expenses before investing. For a current Wells Fargo Advantage Funds prospectus, containing this and other information, visit  www.wellsfargo.com/advantagefunds. Read it carefully before investing.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member  FINRA/SIPC, an affiliate of Wells Fargo & Company.

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Past performance does not guarantee future results. The performance quoted represents past performance and current performance may be lower or higher. Investment return and principal value of an investment will fluctuate so that investors' shares, when redeemed, may be worth more or less than their original cost. Performance at NAV does not include the effect of sales charges.  Performance includes the reinvestment of income, dividends and capital gain distributions.

An investor should consider a fund's investment objectives, risks, charges and expenses carefully before investing. This and other important information can be found in the fund's prospectus. Obtain a  prospectus online  and read carefully before investing.

Investments in stocks, bonds and mutual funds:
NOT FDIC INSURED | NOT BANK GUARANTEED | MAY LOSE VALUE

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen Investments(SM) is a service mark of Evergreen Investment Management Company, LLC. Copyright 2010, Evergreen Investment Management Company, LLC.

Effective 1/4/2010, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member  FINRA/SIPC, an affiliate of Wells Fargo & Company.

Evergreen mutual funds may be offered only to persons in the United States and by way of a prospectus. This Web site should not be considered a solicitation or offering of any investment products or services to investors residing outside the United States.

Privacy Statement  |  Internet Privacy Statement  |  Terms & Conditions  |  Proxy Voting

Evergreen Investments, 200 Berkeley Street, Boston, MA 02116

January 13, 2010

Media Contacts:         Laura Fay                                            John Roehm

                                    617-210-3867                                     415-222-5338

                                    lfay@wellsfargo.com                          john.o.roehm@wellsfargo.com

Shareholder Inquiries: 800-359-3379

Financial Advisor Inquiries: 888-877-9275

Wells Fargo Funds Management and Evergreen Investments Announce

Mutual Fund Product Offering Changes

SAN FRANCISCO—Wells Fargo Funds Management, LLC, the advisor to the Wells Fargo Advantage Funds®, and its affiliate Evergreen Investment Management Company, LLC, the advisor to the Evergreen Funds, have announced plans to streamline and strengthen their mutual fund product offerings. The plans include a series of fund mergers, reorganizations, and liquidations which, following approval by fund shareholders, will result in a Wells Fargo Advantage Funds family offering 128 mutual funds, variable trust funds, and Wells Fargo Managed Account CoreBuilder® Shares, representing what we believe to be the best investment management talent from both firms.

“Uniting these two mutual fund families gives us a tremendous opportunity to better serve our clients by offering a powerful array of products that takes advantage of the strengths of both organizations,” said Karla Rabusch, president of Wells Fargo Advantage Funds. "We are thrilled with the quality, breadth and depth of the investment options that will be available to investors.”

The proposals are designed to both eliminate product overlap and reduce costs to shareholders, while making the resulting product lineup compelling, comprehensive, and easy to navigate. The proposals include the following:

27 Evergreen Funds will be reorganized into new Wells Fargo Advantage Funds;

53 mutual funds from both fund families will merge; and

Four Evergreen Funds and one Wells Fargo Advantage Fund will be liquidated.

These proposals have been unanimously approved by the Wells Fargo Advantage Funds and Evergreen Funds Boards of Trustees.

“Our goal has always been to offer investors access to the independent thinking of best-in-class asset managers with time-tested investment strategies,” said Andrew Owen, head of Wells Fargo Funds Management’s Marketing, Investments and Product group. “These actions enhance the overall quality of our investment offerings, while preserving the agility of our multi-boutique investment model.”

Following the fund mergers and reorganizations, Wells Fargo Funds Management will serve as investment advisor to all of the funds. Evergreen portfolio managers will continue to run Funds as part of Wells Capital Management, the institutional “multi-boutique” asset management firm within Wells Fargo’s Asset Management Group, which serves as subadvisor to many Wells Fargo Advantage Funds. Wells Capital Management is one of 17 distinct investment firms that Wells Fargo Funds Management currently engages to subadvise investment products across a variety of asset classes and styles, including equity, fixed-income, asset allocation, and money market.

“We recognize the importance of continuity for investors and are committed to ensuring a seamless integration experience throughout this process,” said Rabusch. “Our top priority remains our dedication to skillfully guiding clients through the investment terrain to help them reach their financial objectives.”

Following is a more comprehensive overview of the announced proposals. More information can be found at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com.

Reorganizations

Twenty-seven Evergreen Funds will each be reorganized into a new Wells Fargo Advantage Fund. These reorganizations are subject to shareholder approval and other closing conditions. In most cases, these reorganized funds will continue to receive investment advisory services from their current investment teams under Wells Capital Management. If the reorganizations are approved and the other closing conditions are met, the reorganizations are expected to occur in July 2010.

Current Evergreen Fund	New Wells Fargo Advantage Fund Name
Evergreen Adjustable Rate Fund	Wells Fargo Advantage Adjustable Rate Government Fund
Evergreen Asset Allocation Fund	Wells Fargo Advantage Asset Allocation Fund
Evergreen Diversified Capital Builder Fund	Wells Fargo Advantage Diversified Capital Builder Fund
Evergreen Diversified Income Builder Fund	Wells Fargo Advantage Diversified Income Builder Fund
Evergreen Enhanced S&P 500 Fund	Wells Fargo Advantage Disciplined U.S. Core Fund
Evergreen Fundamental Large Cap Fund	Wells Fargo Advantage Core Equity Fund
Evergreen Global Large Cap Equity Fund	Wells Fargo Advantage Disciplined Global Equity Fund
Evergreen Global Opportunities Fund	Wells Fargo Advantage Global Opportunities Fund
Evergreen Golden Core Opportunities Fund	Wells Fargo Advantage Small/Mid Cap Core Fund
Evergreen Growth Fund	Wells Fargo Advantage Traditional Small Cap Growth Fund
Evergreen Health Care Fund	Wells Fargo Advantage Health Care Fund
Evergreen High Income Fund	Wells Fargo Advantage High Yield Bond Fund
Evergreen Institutional Municipal Money Market Fund	Wells Fargo Advantage Municipal Cash Management Money Market Fund
Evergreen International Bond Fund	Wells Fargo Advantage International Bond Fund
Evergreen Intrinsic Value Fund	Wells Fargo Advantage Intrinsic Value Fund
Evergreen Intrinsic World Equity Fund	Wells Fargo Advantage Intrinsic World Equity Fund
Evergreen New Jersey Municipal Money Market Fund	Wells Fargo Advantage New Jersey Municipal Money Market Fund
Evergreen New York Municipal Money Market Fund	Wells Fargo Advantage New York Municipal Money Market Fund
Evergreen North Carolina Municipal Bond Fund	Wells Fargo Advantage North Carolina Tax-Free Fund
Evergreen Omega Fund	Wells Fargo Advantage Omega Growth Fund
Evergreen Pennsylvania Municipal Bond Fund	Wells Fargo Advantage Pennsylvania Tax-Free Fund
Evergreen Pennsylvania Municipal Money Market Fund	Wells Fargo Advantage Pennsylvania Municipal Money Market Fund
Evergreen Precious Metals Fund	Wells Fargo Advantage Precious Metals Fund
Evergreen Small-Mid Growth Fund	Wells Fargo Advantage Growth Opportunities Fund
Evergreen Strategic Growth Fund	Wells Fargo Advantage Strategic Large Cap Growth Fund
Evergreen Strategic Municipal Bond Fund	Wells Fargo Advantage Strategic Municipal Bond Fund
Evergreen Utility and Telecommunications Fund	Wells Fargo Advantage Utility and Telecommunications Fund

Mergers

In an effort to achieve possible economies of scale and to eliminate redundancies among fund offerings, the following merger proposals of funds with similar investment objectives and strategies will be put before shareholders of the merging funds in a proxy solicitation. The table below highlights which surviving fund will acquire the merging fund(s). The merger proposals are subject to shareholder approval and other conditions; if approved and other conditions are met, these mergers are expected to occur in July 2010.

Merging (or Target) Fund(s)	Acquiring Wells Fargo Advantage Fund (Surviving Fund)
Evergreen California Municipal Bond Fund	Wells Fargo Advantage California Tax-Free Fund
Evergreen California Municipal Money Market Fund	Wells Fargo Advantage California Municipal Money Market Fund
Evergreen Core Bond Fund Evergreen Short Intermediate Bond Fund Wells Fargo Advantage Diversified Bond Fund	Wells Fargo Advantage Total Return Bond Fund
Evergreen Core Plus Bond Fund	Wells Fargo Advantage Income Plus Fund
Evergreen Disciplined Value Fund Wells Fargo Advantage Equity Income Fund Wells Fargo Advantage U.S. Value Fund	Wells Fargo Advantage Disciplined Value Fund[1]
Evergreen Emerging Markets Growth Fund Wells Fargo Advantage Emerging Markets Equity Fund	Wells Fargo Advantage Emerging Markets Equity Fund[1]
Evergreen Equity Income Fund Wells Fargo Advantage Specialized Financial Services Fund	Wells Fargo Advantage Classic Value Fund[1]
Evergreen Equity Index Fund	Wells Fargo Advantage Index Fund
Evergreen Fundamental Mid Cap Value Fund	Wells Fargo Advantage Mid Cap Disciplined Fund[2]
Evergreen Golden Large Cap Core Fund Wells Fargo Advantage Large Company Core Fund	Wells Fargo Advantage Large Cap Core Fund[1]
Evergreen High Income Municipal Bond Fund Evergreen Municipal Bond Fund	Wells Fargo Advantage Municipal Bond Fund
Evergreen Institutional 100% Treasury Money Market Fund	Wells Fargo Advantage 100% Treasury Money Market Fund
Evergreen Institutional Money Market Fund Evergreen Prime Cash Management Money Market Fund	Wells Fargo Advantage Heritage Money Market FundSM
Evergreen Institutional Treasury Money Market Fund Evergreen Treasury Money Market Fund	Wells Fargo Advantage Treasury Plus Money Market Fund
Evergreen Institutional U.S. Government Money Market Fund Evergreen U.S. Government Money Market Fund	Wells Fargo Advantage Government Money Market Fund
Evergreen Intermediate Municipal Bond Fund	Wells Fargo Advantage Intermediate Tax/AMT-Free Fund
Evergreen International Equity Fund	Wells Fargo Advantage International Core Fund[3]
Evergreen Large Company Growth Fund Wells Fargo Advantage Large Company Growth Fund	Wells Fargo Advantage Premier Large Company Growth Fund[1]
Evergreen Mid Cap Growth Fund	Wells Fargo Advantage Mid Cap Growth Fund
Evergreen Money Market Fund Wells Fargo Advantage Overland Express Sweep Fund[4]	Wells Fargo Advantage Money Market Fund
Evergreen Municipal Money Market Fund	Wells Fargo Advantage Municipal Money Market Fund
Evergreen Short-Intermediate Municipal Bond Fund	Wells Fargo Advantage Short-Term Municipal Bond Fund
Evergreen Small Cap Value Fund Evergreen Special Values Fund	Wells Fargo Advantage Special Small Cap Value Fund[1]
Evergreen U.S. Government Fund	Wells Fargo Advantage Government Securities Fund
Evergreen VA Core Bond Fund	Wells Fargo Advantage VT Total Return Bond Fund
Evergreen VA Growth Fund	Wells Fargo Advantage VT Small Cap Growth Fund
Evergreen VA Fundamental Large Cap Fund Wells Fargo Advantage VT Large Company Core Fund	Wells Fargo Advantage VT Core Equity Fund[1]
Evergreen VA International Equity Fund	Wells Fargo Advantage VT International Core Fund[5]
Evergreen VA Omega Fund Wells Fargo Advantage VT Large Company Growth Fund	Wells Fargo Advantage VT Omega Growth Fund[1]
Evergreen VA Special Values Fund	Wells Fargo Advantage VT Small/Mid Cap Value Fund[6]
Wells Fargo Advantage Aggressive Allocation Fund	Wells Fargo Advantage Growth Balanced Fund
Wells Fargo Advantage Growth Equity Fund	Wells Fargo Advantage Diversified Equity Fund
Wells Fargo Advantage Large Cap Appreciation Fund	Wells Fargo Advantage Capital Growth Fund
Wells Fargo Advantage Stable Income Fund	Wells Fargo Advantage Ultra Short-Term Income Fund
Wells Fargo Advantage Strategic Income Fund	Wells Fargo Advantage High Income Fund
Wells Fargo Advantage VT C&B Large Cap Value Fund Wells Fargo Advantage VT Equity Income Fund	Wells Fargo Advantage VT Intrinsic Value Fund[1]

1. This fund will be newly created in order to receive the assets of the Target Fund upon completion of the merger.

2. The Wells Fargo Advantage Mid Cap Disciplined Fund will be renamed the Wells Fargo Advantage Special Mid Cap Value Fund following the merger and is expected to make certain changes to its principal investments at that time.

3. The Wells Fargo Advantage International Core Fund will be renamed the Wells Fargo Advantage International Equity Fund following the merger and is expected to make certain changes to its principal investments at that time.

4. For the planned merger of the Wells Fargo Advantage Overland Express Sweep FundSM, shareholder approval is not required and will not be sought.

5. The Wells Fargo Advantage VT International Core Fund will be renamed the Wells Fargo Advantage VT International Equity Fund following the merger and is expected to make certain changes to its principal investments at that time.

6. The Wells Fargo Advantage VT Small/Mid Cap Value Fund will be renamed the Wells Fargo Advantage VT Small Cap Value Fund on or about May 1, 2010 and is expected to make certain changes to its investment objective and strategies at that time.

Liquidations

The Boards of Trustees of the Wells Fargo Advantage Funds and the Evergreen Funds also approved the liquidation of their respective funds listed below:

Evergreen Golden Mid Cap Core Fund

Evergreen VA Diversified Capital Builder Fund

Evergreen VA Diversified Income Builder Fund

Evergreen VA High Income Fund

Wells Fargo Advantage VT Money Market Fund

These proposals were based on the consideration that the funds’ small sizes make it unlikely that a shareholder would benefit from the lower expense ratios that larger funds may experience.

The Wells Fargo Advantage VT Money Market Fund was closed to new insurance companies as of December 31, 2009. As of January 29, 2010, shares of all four Evergreen Funds will no longer be available for purchase by new shareholders. The Evergreen Golden Mid Cap Core Fund will be liquidated on March 26, 2010. The four other funds will be liquidated on April 30, 2010.

Subadvisor Change

The Wells Fargo Advantage Funds Board of Trustees has approved a proposal to replace Wells Capital Management with Metropolitan West Capital Management, LLC as the subadvisor to the Wells Fargo Advantage Small Cap Disciplined Fund. The Fund will be renamed the Wells Fargo Advantage Intrinsic Small Cap Value Fund.

About Wells Fargo Funds Management

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company (NYSE:WFC), provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. The organization manages more than $179.1 billion in portfolio assets under management (as of December 31, 2009). The Wells Fargo Advantage Funds are a registered trademark of Wells Fargo Funds Management, LLC.  For more information on Wells Fargo Advantage Funds, please visit http://www.wellsfargo.com/advantagefunds.

About Evergreen Investments
Evergreen Investments is one of the brand names under which Wells Fargo & Company conducts its investment management business. Evergreen Investments strives to meet client investment objectives through disciplined, team-based asset management and through a broad range of investment products. The organization manages more than $67.2 billion in portfolio assets under management (as of December 31, 2009). Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. Evergreen InvestmentsSM is a service mark of Evergreen Investment Management Company, LLC. For more information on Evergreen Investments, please visit www.evergreeninvestments.com.

# # #

Additional Information and Where to Find it

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed shell reorganizations and mergers, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission. All shareholders are advised to read the prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, fees, expenses, risk considerations, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the prospectus/proxy statement to its shareholders once it is declared effective by the Commission.  Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov.  Free copies of the prospectus/proxy statement, once available, may also be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, or at www.wellsfargo.com/advantagefunds or by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, or at www.evergreeninvestments.com. The target and the acquirer also file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in prospectus/proxy statement when it is filed with the Commission.

Stock fund values fluctuate in response to the activities of individual companies and general market and economic conditions. Bond fund values fluctuate in response to the financial condition of individual issuers, general market and economic conditions, and changes in interest rates. In general, when interest rates rise, bond fund values fall and investors may lose principal value. Some funds, including nondiversified funds and funds investing in foreign investments, high-yield bonds, small and mid cap stocks, and/or more volatile segments of the economy, entail additional risk and may not be appropriate for all investors. Consult a Fund's prospectus for additional information on these and other risks.

A portion of the municipal Funds’ income may be subject to federal, state, and/or local income taxes or the alternative minimum tax (AMT). Any capital gains distributions may be taxable. The U.S. government guarantee applies to certain underlying securities and not to shares of the Funds.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.evergreeninvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds. Read the prospectus carefully before investing.

For the Variable Trust Funds, please refer to the prospectus provided by your participating insurance company for detailed information describing the separate accounts, including information regarding surrender charges, mortality and expense risk fees, and other charges that may be assessed by the participating insurance companies.

CoreBuilder Shares are a series of investment options within the separately managed accounts advised or subadvised by Wells Fargo Funds Management, LLC. The shares are fee-waived mutual funds that enable certain separately managed account investors to achieve greater diversification than smaller managed accounts might otherwise achieve.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM is a service mark of Evergreen Investment Management Company, LLC.

Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services and Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 120039 01-10

Not FDIC Insured / May Lose Value / No Bank Guarantee

January 13, 2010

Proposed Integration of Evergreen Funds and Wells Fargo

Advantage Funds®: Questions and Answers

Following a careful review of the mutual fund lineups of the Evergreen Funds and Wells Fargo

Advantage Funds, Evergreen Investment Management Company, LLC (the investment advisor to the Evergreen Funds), and Wells Fargo Funds Management, LLC (the investment advisor to the Wells Fargo Advantage Funds), have proposed a series of changes with the goal of streamlining and strengthening product offerings. These proposals have been unanimously approved by the Boards of Trustees of the Evergreen Funds and Wells Fargo Advantage Funds. Several of these initiatives require shareholder approval, which is expected to be sought at special shareholder meetings in the second quarter of 2010. Our goal is to complete the initiatives and fully combine the fund families in July 2010. The following questions and answers provide additional details about these changes.

A. Introduction

What is the rationale of the proposals for integrating the Wells Fargo Advantage Funds and Evergreen Funds?

The proposals are intended to integrate the Wells Fargo Advantage Funds and the Evergreen Funds into a single mutual fund family (under the Wells Fargo Advantage Funds name) and were made with the following objectives in mind:

Streamline and strengthen product offerings.

Reduce overall fund expenses.

Eliminate overlapping products.

Leverage investment capabilities from both fund families.

What are the benefits of combining the mutual fund management businesses of Evergreen Investments and Wells Fargo Funds Management?

We believe that combining the two fund management businesses will provide investors with greater scale and resources than are available today. The combined fund family will offer a diverse product lineup that seeks to bring together the strengths of both the Wells Fargo Advantage Funds and the Evergreen Funds to meet the investment needs of the Funds’ investors.

What are the changes that will occur?

The initiatives, which are covered in more detail below, include:

Reorganizing 27 Evergreen Funds into newly created Wells Fargo Advantage Funds. This will have the effect of rebranding the Evergreen Funds as Wells Fargo Advantage Funds and adjusting, among other things, their fees, expenses, and investment strategies as necessary, to bring them more closely in line with the Wells Fargo Advantage Funds.

Merging 53 mutual funds from both fund families.

Liquidating four Evergreen Funds and one Wells Fargo Advantage Fund.

Adjusting portfolio management teams, investment objectives and strategies, and names for certain Funds.

Aligning features of the share classes offered by Evergreen Funds and Wells Fargo Advantage Funds.

Will these changes require shareholder approval?

The changes that will require shareholder approval, which will be sought in the second quarter of 2010, include:

The proposed mergers of the Evergreen Funds and the Wells Fargo Advantage Funds.

The reorganization of the Evergreen Funds as newly created Wells Fargo Advantage Funds.

The proposed liquidations, share class changes, and name changes for certain Funds do not require shareholder approval. In addition, the anticipated merger of the Wells Fargo Advantage Overland Express Sweep FundSM with the Wells Fargo Advantage Money Market Fund does not require shareholder approval.

B. Reorganizations and Mergers

Which Evergreen Funds will be reorganized as newly created Wells Fargo Advantage Funds?

The following Evergreen Funds will be reorganized as Wells Fargo Advantage Funds. Their principal investment processes will remain substantially the same. These reorganizations have been approved by both Boards and are subject to approval by the shareholders of the Evergreen Funds—which will be sought at meetings expected to be held in the second quarter of 2010—as well as the satisfaction of other closing conditions. (These reorganizations will be described in combined prospectus/proxy statements as “shell” reorganizations.)

Current Evergreen Fund	New Wells Fargo Advantage Fund Name	Portfolio Management Team
Evergreen Adjustable Rate Fund	Wells Fargo Advantage Adjustable Rate Government Fund	Richard Applebach, Christopher Y. Kauffman, Wells Capital Management
Evergreen Asset Allocation Fund	Wells Fargo Advantage Asset Allocation Fund	Ben Inker, GMO
Evergreen Diversified Capital Builder Fund	Wells Fargo Advantage Diversified Capital Builder Fund	Margie Patel, Wells Capital Management
Evergreen Diversified Income Builder Fund	Wells Fargo Advantage Diversified Income Builder Fund	Margie Patel, Wells Capital Management
Evergreen Enhanced S&P 500 Fund	Wells Fargo Advantage Disciplined U.S. Core Fund	Bill Zieff, Wells Capital Management
Evergreen Fundamental Large Cap Fund	Wells Fargo Advantage Core Equity Fund	Walter McCormick, Emory Sanders, Wells Capital Management
Evergreen Global Large Cap Equity Fund	Wells Fargo Advantage Disciplined Global Equity Fund	Bill Zieff, Wells Capital Management
Evergreen Global Opportunities Fund	Wells Fargo Advantage Global Opportunities Fund	Francis Claro, Jim Tringas, Wells Capital Management
Evergreen Golden Core Opportunities Fund	Wells Fargo Advantage Small/Mid Cap Core Fund	John Campbell, Golden Capital Management
Evergreen Growth Fund	Wells Fargo Advantage Traditional Small Cap Growth Fund	Jeff Drummond, Linda Freeman, Paul Carder, Jeffrey Harrison, Edward Rick, Wells Capital Management
Evergreen Health Care Fund	Wells Fargo Advantage Health Care Fund	Robert Junkin, Wells Capital Management
Evergreen High Income Fund	Wells Fargo Advantage High Yield Bond Fund	Niklas Nordenfelt, Philip Susser, Wells Capital Management
Evergreen Institutional Municipal Money Market Fund	Wells Fargo Advantage Municipal Cash Management Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen International Bond Fund	Wells Fargo Advantage International Bond Fund	Anthony Norris, Peter Wilson, Michael Lee, Alex Perrin, First International Advisors
Evergreen Intrinsic Value Fund	Wells Fargo Advantage Intrinsic Value Fund	Howard Gleicher, Gary Lisenbee, David Graham, Jeffrey Peck, Metropolitan West Capital Management
Evergreen Intrinsic World Equity Fund	Wells Fargo Advantage Intrinsic World Equity Fund	Howard Gleicher, Gary Lisenbee, David Graham, Jeffrey Peck, Metropolitan West Capital Management
Evergreen New Jersey Municipal Money Market Fund	Wells Fargo Advantage New Jersey Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen New York Municipal Money Market Fund	Wells Fargo Advantage New York Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen North Carolina Municipal Bond Fund	Wells Fargo Advantage North Carolina Tax-Free Fund	Mathew Kiselak, Robert Miller, Wells Capital Management
Evergreen Omega Fund	Wells Fargo Advantage Omega Growth Fund	Aziz Hamzaogullari, Wells Capital Management
Evergreen Pennsylvania Municipal Bond Fund	Wells Fargo Advantage Pennsylvania Tax-Free Fund	Mathew Kiselak, Robert Miller, Wells Capital Management
Evergreen Pennsylvania Municipal Money Market Fund	Wells Fargo Advantage Pennsylvania Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen Precious Metals Fund	Wells Fargo Advantage Precious Metals Fund	Michael Bradshaw, Wells Capital Management
Evergreen Small-Mid Growth Fund	Wells Fargo Advantage Growth Opportunities Fund	Cam Philpott, Stuart Roberts, Wells Capital Management
Evergreen Strategic Growth Fund	Wells Fargo Advantage Strategic Large Cap Growth Fund	Shannon Reid, David Chow, Jay Zelko, Wells Capital Management
Evergreen Strategic Municipal Bond Fund	Wells Fargo Advantage Strategic Municipal Bond Fund	Lyle Fitterer, Mathew Kiselak, Julio Bonilla, Wells Capital Management
Evergreen Utility and Telecommunications Fund	Wells Fargo Advantage Utility and Telecommunications Fund	Tim O'Brien, Crow Point Partners

What factors were considered when deciding which Funds would be reorganized as newly created Wells Fargo Advantage Funds?

We proposed that these Evergreen Funds be reorganized as Wells Fargo Advantage Funds after a thoughtful and thorough evaluation of each fund family and the investment landscape as a whole, including the following factors:

Asset size

Expenses

Manager tenure and experience

Performance track record

Differentiation of investment style

Addition of product offerings that didn’t exist before in the Wells Fargo Advantage Funds family

The investment process of the Evergreen Funds being reorganized will remain largely unchanged, and the Funds will retain their historical performance records, although fees, expenses, and share class features will be brought more closely in line with those of the Wells Fargo Advantage Funds. The addition of these Funds to the Wells Fargo Advantage Funds lineup broadens the overall product range and expands fund choices for investors.

Which current Evergreen Funds are expected to have new portfolio management teams following their reorganization as Wells Fargo Advantage Funds?

Current Evergreen Fund	New Wells Fargo Advantage Fund Name	Current Portfolio Management Team	Proposed New Portfolio Management Team
Evergreen High Income Fund	Wells Fargo Advantage High Yield Bond Fund	Andrew Cestone, Tattersall Advisory Group, Inc.	Niklas Nordenfelt, Philip Susser, Wells Capital Management
Evergreen Small-Mid Growth Fund	Wells Fargo Advantage Growth Opportunities Fund	Robert C. Junkin, Evergreen Investment Management Company, LLC	Cam Philpott, Stuart Roberts, Wells Capital Management
Evergreen Strategic Municipal Bond Fund	Wells Fargo Advantage Strategic Municipal Bond Fund	B. Clark Stamper, Stamper Capital and Investments, Inc.	Lyle Fitterer, Mathew Kiselak, Julio Bonilla, Wells Capital Management

Can you tell me more about the portfolio managers proposed to manage the Wells Fargo Advantage High Yield Bond Fund following the reorganization?

Niklas Nordenfelt and Philip Susser are portfolio managers for the Sutter High Yield Fixed Income team at Wells Capital Management. The team seeks to identify compelling relative-value investment opportunities by using its knowledge of various industries to assess the risk/return trade-off among issuers within those industries by applying a bottom-up strategy.

Niklas Nordenfelt joined the Sutter High Yield Fixed Income team of Wells Capital Management in February 2003 as an investment strategist. He began his investment career in 1991 and has managed portfolios ranging from quantitative-based and tactical asset allocation strategies to credit driven portfolios. Prior to joining the Sutter team, Mr. Nordenfelt was at Barclays Global Investors (BGI) from 1996 to 2002, where he was a principal. He earned a bachelor’s degree in economics from the University of California, Berkeley, and has earned the right to use the Chartered Financial Analyst® (CFA®) designation.

Philip Susser joined the Sutter High Yield Fixed Income team as a senior research analyst in 2001. He has extensive research experience in the cable/satellite, gaming, hotels, restaurants, printing/publishing, telecommunications, real estate investment trusts, lodging and distressed sectors. Mr. Susser’s investment experience began in 1995 when he spent three years as a securities lawyer at Cahill Gordon and Shearman & Sterling representing underwriters and issuers of high-yield debt. He received his bachelor’s degree in economics from the University of Pennsylvania and his law degree from the University of Michigan Law School.

Can you tell me more about the portfolio managers proposed to manage the Wells Fargo Advantage Growth Opportunities Fund following the reorganization?

Cam Philpott and Stuart Roberts are portfolio managers for the Montgomery Small/Mid-Cap Growth team at Wells Capital Management. The team conducts rigorous fundamental research on small to mid capitalization companies at an early or transitional stage of development before the market discovers their potential. It focuses on companies that have sustainable earnings growth, strong balance sheets, effective management teams, and competitive market positions. It maintains a strong awareness of company valuation in seeking to buy stocks trading at a discount to their growth rates.

Cam Philpott joined Wells Capital Management in 2003 as a portfolio manager. Prior to joining Wells Capital Management, Mr. Philpott was a portfolio manager with Montgomery Asset Management, which he joined in 1991 as an analyst for the Small Cap Equity team. Prior to joining Montgomery, Mr. Philpott served as a securities analyst with Boettcher & Company and a general securities analyst at Berger Associates, Inc., an investment management firm. Mr. Philpott earned his B.A. degree in economics from Washington and Lee University and his M.B.A. degree from the Darden School at the University of Virginia.

Stuart Roberts joined Wells Capital Management in 2003 as a portfolio manager. Prior to joining Wells Capital Management, Mr. Roberts was a senior portfolio manager with Montgomery Asset Management, where he managed the Small Cap Growth Fund since its inception in 1990. He has specialized in small-cap growth investments since 1983. Prior to joining Montgomery, Mr. Roberts was vice president and portfolio manager at Founders Asset Management, where he was responsible for three separate growth-oriented small-cap mutual funds. He earned his M.B.A. degree from the University of Colorado and his B.A. degree in economics from Bowdoin College.

Can you tell me more about the new portfolio managers proposed to manage the Wells Fargo Advantage Strategic Municipal Bond Fund following the reorganization?

Lyle Fitterer, Mathew Kiselak, and Julio Bonilla are part of the Municipal Fixed Income team at Wells Capital Management. The team uses both bottom-up credit research and top-down macroeconomic analysis. It seeks to generate excess performance by actively managing the four key elements of total return: security selection, sector rotation, duration management, and yield-curve positioning. It uses a relative-value approach based on extensive credit analysis that seeks opportunities from changing market trends and pricing inefficiencies to generate excess returns.

Lyle Fitterer joined Wells Capital Management as a portfolio manager in 2005, having served with Strong Capital Management since 1989. He has served as director of Fixed Income for Wells Capital Management and predecessor Strong Capital Management since 2004. He served first as a mutual fund accountant and later as an analyst and trader in the Fixed Income department, specializing in mortgage- and asset-backed securities. He has also traded equity and derivative securities for hedge funds and equity mutual funds. Mr. Fitterer joined Strong Institutional Client Services as managing director in November 1998, where he was responsible for overseeing the institutional and intermediary sales organization. He received a bachelor’s degree in accounting from the University of North Dakota.

Mathew M. Kiselak joined Wells Capital Management in 2009 while continuing to serve in his current capacity as a portfolio manager for Evergreen Investments. Mr. Kiselak joined Evergreen in 2000 and currently serves as director and senior portfolio manager of three national tax-exempt municipal bond funds and seven tax-exempt money market funds. Previously, he was a senior portfolio manager at NationsFunds. Mr. Kiselak has been in the investment management field since 1987. He earned a bachelor’s degree in economics from Pace University.

Julio Bonilla joined the Wells Capital Management Municipal Fixed Income team in 2005. He specializes in national tax-exempt fixed-income securities. Previously, he served on the firm’s money market management team and became a portfolio manager in 2002. Mr. Bonilla began his career with Wells Fargo in 1997 as a brokerage sales assistant. He holds a bachelor’s degree in political science from the University of San Diego. He earned his master’s degree in business administration–finance from Pepperdine University in 1997. Mr. Bonilla has earned the right to use the CFA designation and is a member of the CFA Institute and the CFA Society of San Francisco.

Which Wells Fargo Advantage Funds and Evergreen Funds will merge?

The Funds identified below in the “Merging (or Target) Funds” column will be merged into the corresponding Wells Fargo Advantage Fund in the “Acquiring Wells Fargo Advantage Fund (Surviving Fund)” column. These mergers have been approved by both Boards and are subject to approval by the shareholders of the affected Evergreen Funds and Wells Fargo Advantage Funds identified in the left column, which will be sought at meetings expected to be held in the second quarter of 2010. If approved, the mergers are expected to occur in July 2010.

Merging (or Target) Funds	Acquiring Wells Fargo Advantage Fund (Surviving Fund)	Portfolio Management Team of Surviving Fund
Evergreen California Municipal Bond Fund	Wells Fargo Advantage California Tax-Free Fund	Stephen Galiani, Adrian Van Poppel, Wells Capital Management
Evergreen California Municipal Money Market Fund	Wells Fargo Advantage California Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen Core Bond Fund Evergreen Short Intermediate Bond Fund Wells Fargo Advantage Diversified Bond Fund	Wells Fargo Advantage Total Return Bond Fund	Troy Ludgood, Thomas O'Connor, Wells Capital Management
Evergreen Core Plus Bond Fund*	Wells Fargo Advantage Income Plus Fund	Tom Price, Michael Bray, Janet Rilling, D. James Newton II, Wells Capital Management
Evergreen Disciplined Value Fund Wells Fargo Advantage Equity Income Fund Wells Fargo Advantage U.S. Value Fund	Wells Fargo Advantage Disciplined Value Fund[1]	Bill Zieff, Wells Capital Management
Evergreen Emerging Markets Growth Fund Wells Fargo Advantage Emerging Markets Equity Fund	Wells Fargo Advantage Emerging Markets Equity Fund[1]	Jerry Zhang, Wells Capital Management
Evergreen Equity Income Fund Wells Fargo Advantage Specialized Financial Services Fund	Wells Fargo Advantage Classic Value Fund[1]	Walter McCormick, Gary Mishuris, Wells Capital Management
Evergreen Equity Index Fund	Wells Fargo Advantage Index Fund	Bill Zieff, Wells Capital Management
Evergreen Fundamental Mid Cap Value Fund	Wells Fargo Advantage Mid Cap Disciplined Fund[2]	Jim Tringas, Bryant VanCronkhite, Wells Capital Management
Evergreen Golden Large Cap Core Fund Wells Fargo Advantage Large Company Core Fund	Wells Fargo Advantage Large Cap Core Fund[1]	Jeff Moser, Golden Capital Management
Evergreen High Income Municipal Bond Fund Evergreen Municipal Bond Fund	Wells Fargo Advantage Municipal Bond Fund	Lyle Fitterer, Robert Miller, Mathew Kiselak, Wells Capital Management
Evergreen Institutional 100% Treasury Money Market Fund	Wells Fargo Advantage 100% Treasury Money Market Fund	David Sylvester, Wells Capital Management
Evergreen Institutional Money Market Fund Evergreen Prime Cash Management Money Market Fund	Wells Fargo Advantage Heritage Money Market FundSM	David Sylvester, Wells Capital Management
Evergreen Institutional Treasury Money Market Fund Evergreen Treasury Money Market Fund	Wells Fargo Advantage Treasury Plus Money Market Fund	David Sylvester, Wells Capital Management
Evergreen Institutional U.S. Government Money Market Fund Evergreen U.S. Government Money Market Fund	Wells Fargo Advantage Government Money Market Fund	David Sylvester, Wells Capital Management
Evergreen Intermediate Municipal Bond Fund	Wells Fargo Advantage Intermediate Tax/AMT-Free Fund	Lyle Fitterer, Robert Miller, Mathew Kiselak, Wells Capital Management
Evergreen International Equity Fund	Wells Fargo Advantage International Core Fund[3]	Francis Claro, Wells Capital Management
Evergreen Large Company Growth Fund Wells Fargo Advantage Large Company Growth Fund	Wells Fargo Advantage Premier Large Company Growth Fund[1]	Aziz Hamzaogullari, Wells Capital Management
Evergreen Mid Cap Growth Fund	Wells Fargo Advantage Mid Cap Growth Fund	Cam Philpott, Stuart Roberts, Wells Capital Management
Evergreen Money Market Fund Wells Fargo Advantage Overland Express Sweep Fund[4]	Wells Fargo Advantage Money Market Fund	David Sylvester, Wells Capital Management
Evergreen Municipal Money Market Fund	Wells Fargo Advantage Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen Short-Intermediate Municipal Bond Fund	Wells Fargo Advantage Short-Term Municipal Bond Fund	Lyle Fitterer, Wendy Casetta, Wells Capital Management
Evergreen Small Cap Value Fund Evergreen Special Values Fund	Wells Fargo Advantage Special Small Cap Value Fund[1]	Jim Tringas, Wells Capital Management
Evergreen U.S. Government Fund	Wells Fargo Advantage Government Securities Fund	Michael Bray, Jay Mueller, Wells Capital Management
Evergreen VA Core Bond Fund	Wells Fargo Advantage VT Total Return Bond Fund	Troy Ludgood, Thomas O'Connor, Wells Capital Management
Evergreen VA Growth Fund	Wells Fargo Advantage VT Small Cap Growth Fund	Cam Philpott, Stuart Roberts, Wells Capital Management
Evergreen VA Fundamental Large Cap Fund Wells Fargo Advantage VT Large Company Core Fund	Wells Fargo Advantage VT Core Equity Fund[1]	Walter McCormick, Emory Sanders, Wells Capital Management
Evergreen VA International Equity Fund	Wells Fargo Advantage VT International Core Fund[5]	Francis Claro, Wells Capital Management
Evergreen VA Omega Fund Wells Fargo Advantage VT Large Company Growth Fund	Wells Fargo Advantage VT Omega Growth Fund[1]	Aziz Hamzaogullari. Wells Capital Management
Evergreen VA Special Values Fund	Wells Fargo Advantage VT Small/Mid Cap Value Fund[6]	I. Charles Rinaldi, Wells Capital Management
Wells Fargo Advantage Aggressive Allocation Fund	Wells Fargo Advantage Growth Balanced Fund	Multiple subadvisors
Wells Fargo Advantage Growth Equity Fund	Wells Fargo Advantage Diversified Equity Fund	Multiple subadvisors
Wells Fargo Advantage Large Cap Appreciation Fund	Wells Fargo Advantage Capital Growth Fund	Tom Pence, Michael Harris, Wells Capital Management
Wells Fargo Advantage Stable Income Fund	Wells Fargo Advantage Ultra Short-Term Income Fund	Jay Mueller, D. James Newton II, Tom Price, Wells Capital Management
Wells Fargo Advantage Strategic Income Fund	Wells Fargo Advantage High Income Fund	Tom Price, Kevin Maas, Michael Schueller, Wells Capital Management
Wells Fargo Advantage VT C&B Large Cap Value Fund Wells Fargo Advantage VT Equity Income Fund	Wells Fargo Advantage VT Intrinsic Value Fund[1]	Howard Gleicher, Gary Lisenbee, David Graham, Jeffrey Peck, Metropolitan West Capital Management

1. This Fund will be newly created in order to receive the assets of the target fund(s) upon completion of the merger.

2. The Wells Fargo Advantage Mid Cap Disciplined Fund will be renamed the Wells Fargo Advantage Special Mid Cap Value Fund following the merger and is expected to make certain changes to its principal investments at that time.

3. The Wells Fargo Advantage International Core Fund will be renamed the Wells Fargo Advantage International Equity Fund following the merger and is expected to make certain changes to its principal investments at that time.

4. For the planned merger of the Wells Fargo Advantage Overland Express Sweep Fund, shareholder approval is not required and will not be sought.

5. The Wells Fargo Advantage VT International Core Fund will be renamed the Wells Fargo Advantage VT International Equity Fund following the merger and is expected to make certain changes to its principal investments at that time.

6. The Wells Fargo Advantage VT Small/Mid Cap Value Fund will be renamed the Wells Fargo Advantage VT Small Cap Value Fund on or about May 1, 2010, and is expected to make certain changes to its investment objective and strategies at that time.

What factors were considered in deciding which Funds would merge?

We proposed the mergers of these Funds after a thoughtful and thorough evaluation of each fund family and the investment landscape as a whole. The merger of these Funds would eliminate product overlap while preserving what we believe to be the strengths of the combined Evergreen Investments and Wells Fargo asset management capabilities. Among the factors we considered were the following:

Streamlined product offerings

Performance track record

Asset size

Expenses

Manager tenure and experience

How will shareholders be notified of these changes? Will they need to take any action?

The current shareholders of the Evergreen Funds and the Wells Fargo Advantage Funds that are proposed to be acquired will be sent a prospectus supplement in January 2010 that will inform them of the Boards’ approvals of these shell reorganizations and mergers. These shareholders (with the exception of shareholders of the Wells Fargo Advantage Overland Express Sweep Fund) are expected to receive combined prospectus/proxy statements inviting them to vote on these proposals at meetings expected to be held in the second quarter of 2010. Once the combined prospectus/proxy statements are available, they will be posted on our Web sites. Except as noted above, each merger and reorganization requires shareholder approval and satisfaction of other closing conditions.

How will financial advisors and institutional partner firms be notified of these changes?

In January 2010, we will mail letters or send e-mail messages, if feasible, to home offices and financial advisors. In addition, we are creating an electronic brochure, Introducing Our Proposed Family of Funds, which we will distribute to financial advisors. We will update our Web sites with detailed information about these events.

Institutional partners will receive materials, as needed, from their relationship managers.

Will there be any changes to the fee structures of the merging Funds?

Yes. In general, through the reorganizations and mergers, the fee structures of the Evergreen Funds will become aligned with the fee structures of the Wells Fargo Advantage Funds. We believe that the resulting fees and expenses will be highly competitive across the combined fund family.

What is the timeline for the mergers and reorganizations?

The mergers and shell reorganizations are tentatively set to occur in July 2010 but are subject to shareholder approval at special shareholder meetings—expected to be held in the second quarter of 2010—and other closing conditions. We will provide further details about the mergers and reorganizations in a separate Product Alert after the combined prospectus/proxy statements are filed.

Will the mergers and reorganizations be taxable events for shareholders?

No. The mergers and reorganizations are expected to be tax-free transactions for U.S. federal income tax purposes.

Can investors still purchase, redeem, and exchange these Funds prior to the mergers and reorganizations?

Yes. Shareholders will be able to continue to invest in all of the Evergreen Funds and Wells Fargo Advantage Funds prior to any merger or reorganization with the exception of the Wells Fargo Advantage Specialized Financial Services Fund (see question 33) and certain Funds that will be liquidated (see the following section).

C. Liquidations

Which Funds will be liquidated?

Evergreen Golden Mid Cap Core Fund

Evergreen VA Diversified Capital Builder Fund

Evergreen VA Diversified Income Builder Fund

Evergreen VA High Income Fund

Wells Fargo Advantage VT Money Market Fund

Why did we propose liquidating these Funds?

After a careful analysis of the prospects for long-term viability of these Funds and given their current and projected asset sizes, we believe that liquidations are the most appropriate action. We considered merging these Funds with other Wells Fargo Advantage Funds but were not able to determine that doing so was in the best interests of the Funds’ shareholders.

When will the liquidations occur?

On or about March 26, 2010

Evergreen Golden Mid Cap Core Fund

On or about April 30, 2010

Evergreen VA Diversified Capital Builder Fund

Evergreen VA Diversified Income Builder Fund

Evergreen VA High Income Fund

Wells Fargo Advantage VT Money Market Fund

No shareholder action is necessary at this time. We began to mail letters to affected shareholders in January 2010 that describe the details of the liquidations. Also, prospectuses have been supplemented for prospective shareholders.

When will the Funds identified for liquidation close?

December 31, 2009

Wells Fargo Advantage VT Money Market Fund closed to new insurance companies.

January 29, 2010

Evergreen Golden Mid Cap Core Fund will close to new investors.

Evergreen VA Diversified Capital Builder Fund will close to new investments from insurance companies.

Evergreen VA Diversified Income Builder Fund will close to new investments from insurance companies.

Evergreen VA High Income Fund will close to new investments from insurance companies.

How will shareholders be notified of the liquidations?

Shareholders will be notified by letter at least 60 days in advance of the liquidation.

Will the liquidations be a taxable event for shareholders?

Yes, in some cases. Since every tax situation is unique, it is important that investors consult a tax specialist for advice to understand the impact of the liquidation. The liquidation of the variable trust funds is unlikely to result in tax consequences for investors.

D. New Share Classes

Which share classes will be added to the Wells Fargo Advantage Funds that are not available today?

Following the Fund mergers, certain Wells Fargo Advantage Funds will offer new share classes to expand choices for certain investors, including Class R and Sweep Class. The Sweep share class will be primarily available to certain brokerage firms and/or Wells Fargo banking customers as money market sweep vehicles. Class R shares will only be available to participating retirement plans through financial intermediaries who contract with Wells Fargo Funds Distributor, LLC, to offer this share class.

For detailed information about the share class mapping, please refer to the Wells Fargo Advantage Funds and Evergreen Investments Merger Conversion Tool on our Web sites. (See question 34.)

See the following table for further details.

Wells Fargo Advantage Fund	Share Classes Currently Offered	New Share Classes to Be Offered[3]
California Municipal Money Market Fund	A, Service, Institutional	Sweep
Government Money Market Fund	A, Service, Administrator, Institutional	Sweep
Heritage Money Market Fund	Administrator, Institutional, Select	Service
International Core Fund	A, B1, C, Administrator	R, Institutional
Minnesota Money Market Fund	A	Sweep
Money Market Fund	Investor, A, B2	C, Service
Municipal Money Market Fund	Investor, Institutional	Sweep, A, Service
National Tax-Free Money Market Fund	A, Service, Administrator, Institutional	Sweep
100% Treasury Money Market Fund	A, Service	Sweep, Administrator
Treasury Plus Money Market Fund	A, Service, Administrator, Institutional	Sweep
Total Return Bond Fund	Investor, A, B1, C, Administrator, Institutional	R

1. Class B shares of the Wells Fargo Advantage International Core Fund and the Wells Fargo Advantage Total Return Bond Fund are closed to new investments.

2. Class B shares of the Wells Fargo Advantage Money Market Fund are available only for investment in connection with non-commission purchases or exchanges.

3. Additional new share classes approved by the Wells Fargo Advantage Funds Board of Trustees and anticipated to be available for purchase in July 2010.

Following the mergers and reorganizations, what share classes will be offered for the Wells Fargo Advantage Funds variable trust funds?

Wells Fargo Advantage Fund	Share Class(es)
Wells Fargo Advantage VT Asset Allocation Fund	Class 2
Wells Fargo Advantage VT Core Equity Fund[1]	Class 1, Class 2
Wells Fargo Advantage VT Discovery FundSM	Class 2
Wells Fargo Advantage VT Intrinsic Value Fund[1]	Class 2
Wells Fargo Advantage VT International Core Fund	Class 1, Class 2[2]
Wells Fargo Advantage VT Omega Growth Fund[1]	Class 1, Class 2
Wells Fargo Advantage VT Opportunity FundSM	Class 2
Wells Fargo Advantage VT Small Cap Growth Fund	Class 1, Class 2[2]
Wells Fargo Advantage VT Small/Mid Cap Value Fund	Class 1, Class 2[2]
Wells Fargo Advantage VT Total Return Bond Fund	Class 2

1.   This Fund will be newly created in order to receive the assets of the target funds upon completion of the merger or reorganization

2.  This Fund’s existing share class will be renamed Class 2 and will add an additional share class to be available in connection with the merger.

Class 1 shares of the Wells Fargo Advantage Funds variable trust funds will not pay a 12b-1 fee. With respect to Class 2 shares, the Wells Fargo Advantage Funds have adopted a distribution pursuant to Rule 12b-1 under the 1940 Act for each Fund. This plan authorizes the payment of all or part of the cost of preparing and distributing prospectuses, annual and semi-annual reports, and other materials to prospective beneficial owners of each Fund’s shares, and the payment of compensation to participating insurance companies. For these services, each Fund pays an annual fee of 0.25% of its average daily net assets. These fees are paid out of each Fund’s assets on an ongoing basis. Over time, these fees can increase the cost of an investment and may cost more than paying other types of sales charges.

E. Subadvisor Change for the Wells Fargo Advantage Small Cap Disciplined Fund

What changes are planned for the Wells Fargo Small Cap Disciplined Fund?

Subject to shareholder approval, Metropolitan West Capital Management, LLC (MWCM) will assume portfolio management responsibility as subadvisor for the Wells Fargo Advantage Small Cap Disciplined Fund. MWCM became an affiliate of Wells Capital Management at the end of 2008. MWCM focuses on intrinsic value investing—seeking to discover and capture unrecognized value to drive performance. The strategy employs rigorous research and an objective sell discipline to construct and actively monitor a diversified portfolio of high-quality companies that MWCM believes are trading at a discount to full value and possess catalysts that may unlock that value within two to four years.

Why is the Fund’s subadvisor being changed?

The portfolio management change will seek to leverage in a mutual fund format the success of an institutional separately managed account strategy that MWCM has managed since 2003.

What is the timeline for the proposed changes to the Wells Fargo Advantage Small Cap Disciplined Fund?

We anticipate filing a proxy statement in the first quarter of 2010 and anticipate that the effective date of the changes (with shareholder approval) will occur by the end of the second quarter of 2010.

How will shareholders be notified? Will shareholders need to take any action?

By the second quarter of 2010, shareholders of the Wells Fargo Advantage Small Cap Disciplined Fund will receive proxy materials requesting their votes on this proposal. All shareholders will be encouraged to vote their shares regardless of how many shares they own.

What is Metropolitan West Capital Management?

Metropolitan West Capital Management, LLC, based in Newport Beach, California, manages approximately $11.1 billion in assets (as of September 30, 2009). MWCM focuses on intrinsic value investing, employing rigorous fundamental research and an objective sell discipline to construct and actively monitor portfolios of high-quality companies. MWCM is the current subadvisor for the Evergreen Intrinsic Value Fund and the Evergreen World Equity Fund.

F. New Fund Names

Which Wells Fargo Advantage Funds will be renamed?

Following the integration of the Fund families, certain Wells Fargo Advantage Funds will change their names to provide clarity and consistency in our naming conventions, or to avoid confusion with other product offerings.

Current Fund Name	New Fund Name
Wells Fargo Advantage Asset Allocation Fund	Wells Fargo Advantage Index Asset Allocation Fund
Wells Fargo Advantage International Core Fund	Wells Fargo Advantage International Equity Fund
Wells Fargo Advantage International Equity Fund	Wells Fargo Advantage Diversified International Fund
Wells Fargo Advantage Mid Cap Disciplined Fund	Wells Fargo Advantage Special Mid Cap Value Fund
Wells Fargo Advantage Small Cap Disciplined Fund	Wells Fargo Advantage Intrinsic Small Cap Value Fund
Wells Fargo Advantage VT Asset Allocation Fund	Wells Fargo Advantage VT Index Asset Allocation Fund
Wells Fargo Advantage VT International Core Fund	Wells Fargo Advantage VT International Equity Fund
Wells Fargo Advantage VT Small/Mid Cap Value Fund	Wells Fargo Advantage VT Small Cap Value Fund

G. Fund Closures

Which Fund is closing to new investors?

The Wells Fargo Advantage Specialized Financial Services Fund will close to new investors as of January 29, 2010, because it is slated to merge into a Fund with a substantially different investment strategy. Existing shareholders can continue to add to existing accounts. In addition, certain Funds that are planned for liquidation will also close to new investors (see question 22).

H. General Information

Where can I find detailed information about the mapping of share classes in the proposed fund lineup?

A Wells Fargo Advantage Funds and Evergreen Investments Merger Conversion Tool will be available on our Web sites on January 13, 2010. Please visit the following links:

Wells Fargo Advantage Funds Web site: http://www.wellsfargoadvantagefunds.com/wfweb/wf/home/integration_tool/wfaf.jsp

Wells Fargo Advantage Funds Institutional Cash Management Web site:

http://www.wellsfargoadvantagefunds.com/wfweb/wf/home/integration_tool/wfaf_icm.jsp

Evergreen Investments Web site:

http://www.evergreeninvestments.com

Will shareholders of an acquiring Wells Fargo Advantage Fund receive a combined prospectus/proxy statement?

No. In cases where one or more Evergreen Fund and/or Wells Fargo Advantage Fund is merging or reorganizing into an existing Wells Fargo Advantage Fund, only the Evergreen Funds shareholders or target Wells Fargo Advantage Funds shareholders will receive a combined prospectus/proxy statement.

Who is the distributor of Evergreen Funds?

Effective January 4, 2010, Wells Fargo Funds Distributor, LLC, the distributor of Wells Fargo Advantage Funds, also became the distributor of the Evergreen Funds.

Will there be any changes to the Wells Fargo Advantage Funds Board of Trustees following the fund mergers and reorganizations?

The Boards of Trustees of the Evergreen Funds and the Wells Fargo Advantage Funds remain unchanged for both Fund families at this time and will continue to oversee their Funds and the integration process until the closure of the fund reorganizations and mergers.

Upon completion of the proposed Fund reorganizations and mergers in July, the current trustees of the Wells Fargo Advantage Funds will remain in place and will be joined by two members of the current Board of Trustees of the Evergreen Funds. The two individuals who will be joining the Wells Fargo Advantage Funds Board of Trustees are Mr. Michael Scofield and Mr. Dun Gifford, each of whom is a current member of both the Evergreen Funds Board of Trustees and the Executive Committee of that Board.

After the Fund reorganizations and mergers, the remaining former members of the Evergreen Funds Board will act in an advisory capacity and may from time to time provide advice to the trustees of the Wells Fargo Advantage Funds for the following two years.

Following the reorganizations, mergers, and liquidations, how many Wells Fargo Advantage Funds will be offered?

If all of the proposed changes become effective, Wells Fargo Advantage Funds will have a combined total of 128 mutual funds, variable trust funds, and Wells Fargo Managed Account CoreBuilder® Shares.

Following the Fund mergers, what will be the Funds’ Web site address?

After the mergers and reorganizations are complete, all investors will use www.wellsfargo.com/advantagefunds as the primary Web site address. Until that time, Evergreen Funds investors may continue to visit www.evergreeninvestments.com. After the mergers and reorganizations, the Evergreen Investments site will re-direct to www.wellsfargo.com/advantagefunds.

What about changes to mailing addresses and telephone numbers?

For now, it’s business as usual for shareholders. Investors will receive the same high level of service that they have always received. We will communicate, well in advance, any changes to our contact information.

Which shareholders will receive prospectus supplements, and which will receive combined prospectus/proxy statements?

All Evergreen Funds shareholders in the reorganizing or merging Funds will receive one or more combined prospectus/proxy statements. Wells Fargo Advantage Funds shareholders who are invested in a merging or target Wells Fargo Advantage Fund will receive a combined prospectus/proxy statement with the exception of shareholders of the Wells Fargo Advantage Overland Express Sweep Fund, the merger of which does not require shareholder approval. In addition, prospectus supplements will be sent to all Evergreen Fund shareholders and to certain Wells Fargo Advantage Funds shareholders whose Fund is a target Fund or will undergo a name change or liquidation. Also, prospectuses will be supplemented for prospective shareholders.

Additional Information and Where to Find It

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed shell reorganizations and mergers, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission. All shareholders are advised to read the prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, fees, expenses, risk considerations, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the prospectus/proxy statement to its shareholders once it is declared effective by the Commission.  Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov.  Free copies of the prospectus/proxy statement, once available, may also be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, or at www.wellsfargo.com/advantagefunds or by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, or at www.evergreeninvestments.com. The target and the acquirer also file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in prospectus/proxy statement when it is filed with the Commission.

Stock fund values fluctuate in response to the activities of individual companies and general market and economic conditions. Bond fund values fluctuate in response to the financial condition of individual issuers, general market and economic conditions, and changes in interest rates. In general, when interest rates rise, bond fund values fall and investors may lose principal value. Some funds, including nondiversified funds and funds investing in foreign investments, high-yield bonds, small and mid cap stocks, and/or more volatile segments of the economy, entail additional risk and may not be appropriate for all investors. Consult a Fund's prospectus for additional information on these and other risks.

A portion of the municipal Funds’ income may be subject to federal, state, and/or local income taxes or the alternative minimum tax (AMT). Any capital gains distributions may be taxable. The U.S. government guarantee applies to certain underlying securities and not to shares of the Funds.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.evergreeninvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds. Read the prospectus carefully before investing.

For the Variable Trust Funds, please refer to the prospectus provided by your participating insurance company for detailed information describing the separate accounts, including information regarding surrender charges, mortality and expense risk fees, and other charges that may be assessed by the participating insurance companies.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen InvestmentsSM is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services and Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 119972 01-10

January 13, 2010

Proposed Integration of Evergreen Funds and Wells Fargo

Advantage Funds®: Questions and Answers Regarding Money Market Funds

Following a careful review of the mutual fund lineups of the Evergreen Funds and Wells Fargo

Advantage Funds, Evergreen Investment Management Company, LLC (the investment advisor to the Evergreen Funds), and Wells Fargo Funds Management, LLC (the investment advisor to the Wells Fargo Advantage Funds), have proposed a series of changes with the goal of streamlining and strengthening product offerings. These proposals have been unanimously approved by the Boards of Trustees of the Evergreen Funds and Wells Fargo Advantage Funds. Several of these initiatives require shareholder approval, which is expected to be sought at special shareholder meetings in the second quarter of 2010. Our goal is to complete the initiatives and fully combine the fund families in July 2010. The following questions and answers provide additional details about these changes.

Key Points About the Integration of Money Market Funds

 All Evergreen Money Market Fund clients will receive a proxy statement in April 2010 requesting them to vote on these proposals. Once available, the proxy materials will be posted on our Web sites.

 None of the changes to Wells Fargo Advantage Money Market Funds require shareholder approval, and therefore no clients will be sent combined prospectus/proxy statements.

 At the time of the merger, there is no action required by clients of the affected money market funds; the merger transactions will be implemented systematically.

 There are no tax impactions to the clients of affected money market funds.

A. Introduction

1.

What is the rationale of the proposals for integrating the Wells Fargo Advantage Funds and Evergreen Funds?

The proposals are intended to integrate the Wells Fargo Advantage Funds and the Evergreen Funds into a single mutual fund family (under the Wells Fargo Advantage Funds name) and were made with the following objectives in mind:

§ Streamline and strengthen product offerings.

§ Reduce overall fund expenses.

§ Eliminate overlapping products.

§ Leverage investment capabilities from both fund families.

2.

What are the benefits of combining the mutual fund management businesses of Evergreen Investments and Wells Fargo Funds Management?

We believe that combining the two fund management businesses will provide investors with greater scale and resources than are available today. The combined fund family will offer a diverse product lineup that seeks to bring together the strengths of both the Wells Fargo Advantage Funds and the Evergreen Funds to meet the investment needs of the Funds’ investors.

3.

Will these changes require shareholder approval?

The changes that will require shareholder approval, which will be sought in the second quarter of 2010, include:

§ The proposed mergers of the Evergreen Funds and the Wells Fargo Advantage Funds.

§ The reorganization of the Evergreen Funds as newly created Wells Fargo Advantage Funds.

The proposed liquidations, share class changes, and name changes for certain Funds do not require shareholder approval. In addition, the anticipated merger of the Wells Fargo Advantage Overland Express Sweep FundSM with the Wells Fargo Advantage Money Market Fund does not require shareholder approval.

B. Reorganizations and Mergers

4.

Which Evergreen Funds Money Market Funds will be reorganized as newly created Wells Fargo Advantage Funds?

The following Evergreen Money Market Funds will be reorganized as Wells Fargo Advantage Funds. Their principal investment processes will remain substantially the same. These reorganizations have been approved by both Boards and are subject to approval by the shareholders of the Evergreen Money Market Funds—which will be sought at meetings expected to be held in the second quarter of 2010—as well as the satisfaction of other closing conditions. (These reorganizations will be described in combined prospectus/proxy statements as “shell” reorganizations.)
Current Evergreen Money Market Fund	New Wells Fargo Advantage Fund Name	Portfolio Management Team
Evergreen Institutional Municipal Money Market Fund	Wells Fargo Advantage Municipal Cash Management Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen New Jersey Municipal Money Market Fund	Wells Fargo Advantage New Jersey Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen New York Municipal Money Market Fund	Wells Fargo Advantage New York Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen Pennsylvania Municipal Money Market Fund	Wells Fargo Advantage Pennsylvania Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management

5.

What factors were considered when deciding which Funds would be reorganized as newly created Wells Fargo Advantage Funds?

We proposed that these Evergreen Funds be reorganized as Wells Fargo Advantage Funds after a thoughtful and thorough evaluation of each fund family and the investment landscape as a whole, including the following factors:

§ Asset size

§ Expenses

§ Manager tenure and experience

§ Performance track record

§ Differentiation of investment style

§ Addition of product offerings that didn’t exist before in the Wells Fargo Advantage Funds family

The investment process of the Evergreen Funds being reorganized will remain largely unchanged, and the Funds will retain their historical performance records, although fees, expenses, and share class features will be brought more closely in line with those of the Wells Fargo Advantage Funds. The addition of these Funds to the Wells Fargo Advantage Funds lineup broadens the overall product range and expands fund choices for investors.

6.

Which Wells Fargo Advantage Money Market Funds and Evergreen Money Market Funds will merge?

The Funds identified below in the “Merging (or Target) Funds” column will be merged into the corresponding Wells Fargo Advantage Fund in the “Acquiring Wells Fargo Advantage Fund (Surviving Fund)” column. These mergers have been approved by both Boards and are subject to approval by the shareholders of the affected Evergreen Funds and Wells Fargo Advantage Funds identified in the left column, which will be sought at meetings expected to be held in the second quarter of 2010. If approved, the mergers are expected to occur in July 2010.

Merging (or Target) Funds	Acquiring Wells Fargo Advantage Fund (Surviving Fund)	Portfolio Management Team of Surviving Fund
§ Evergreen California Municipal Money Market Fund	Wells Fargo Advantage California Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management
§ Evergreen Institutional 100% Treasury Money Market Fund	Wells Fargo Advantage 100% Treasury Money Market Fund	David Sylvester, Wells Capital Management
§ Evergreen Institutional Money Market Fund § Evergreen Prime Cash Management Money Market Fund	Wells Fargo Advantage Heritage Money Market FundSM	David Sylvester, Wells Capital Management
§ Evergreen Institutional Treasury Money Market Fund § Evergreen Treasury Money Market Fund	Wells Fargo Advantage Treasury Plus Money Market Fund	David Sylvester, Wells Capital Management

Merging (or Target) Funds Acquiring Wells Fargo Advantage Fund (Surviving Fund) Portfolio Management Team of Surviving Fund
§ Evergreen Institutional U.S. Government Money Market Fund § Evergreen U.S. Government Money Market Fund	Wells Fargo Advantage Government Money Market Fund	David Sylvester, Wells Capital Management
§ Evergreen Money Market Fund § Wells Fargo Advantage Overland Express Sweep Fund1	Wells Fargo Advantage Money Market Fund	David Sylvester, Wells Capital Management
§ Evergreen Municipal Money Market Fund	Wells Fargo Advantage Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management

1. For the planned merger of the Wells Fargo Advantage Overland Express Sweep Fund, shareholder approval is not required and will not be sought.

7.

What factors were considered in deciding which Funds would merge?

We proposed the mergers of these Funds after a thoughtful and thorough evaluation of each fund family and the investment landscape as a whole. The merger of these Funds would eliminate product overlap while preserving what we believe to be the strengths of the combined Evergreen Investments and Wells Fargo asset management capabilities. Among the factors we considered were the following:

§ Streamlined product offerings

§ Performance track record

§ Asset size

§ Expenses

§ Manager tenure and experience

8.

How will shareholders be notified of these changes? Will they need to take any action?

The current shareholders of the Evergreen Funds and the Wells Fargo Advantage Funds that are proposed to be acquired will be sent a prospectus supplement in January 2010 that will inform them of the Boards’ approvals of these shell reorganizations and mergers. These shareholders (with the exception of shareholders of the Wells Fargo Advantage Overland Express Sweep Fund) are expected to receive combined prospectus/proxy statements inviting them to vote on these proposals at meetings expected to be held in the second quarter of 2010. Once the combined prospectus/proxy statements are available, they will be posted on our Web sites. Except as noted above, each merger and reorganization requires shareholder approval and satisfaction of other closing conditions.

9.

Will there be any changes to the fee structures of the merging Funds?

Yes. In general, through the reorganizations and mergers, the fee structures of the Evergreen Funds will become aligned with the fee structures of the Wells Fargo Advantage Funds. We believe that the resulting fees and expenses will be highly competitive across the combined fund family.

10.

What is the timeline for the mergers and reorganizations?

The mergers and shell reorganizations are tentatively set to occur in July 2010 but are subject to shareholder approval at special shareholder meetings—expected to be held in the second quarter of 2010—and other closing conditions. We will provide further details about the mergers and reorganizations in a separate Product Alert after the combined prospectus/proxy statements are filed.

11.

Will the mergers and reorganizations be taxable events for shareholders?

No. The mergers and reorganizations are expected to be tax-free transactions for U.S. federal income tax purposes.

12.

Can investors still purchase, redeem, and exchange these Money Market Funds prior to the mergers and reorganizations?

Yes. Shareholders will be able to continue to invest in all of the Evergreen Funds and Wells Fargo Advantage Funds prior to any merger or reorganization.

C. New Share Classes

13.

Which share classes will be added to the Wells Fargo Advantage Funds that are not available today?

Following the Fund mergers, certain Wells Fargo Advantage Funds will offer new share classes to expand choices for certain investors, including Daily Class and Sweep Class. The Daily and Sweep share classes will be primarily available to certain brokerage firms and/or Wells Fargo banking customers as money market sweep vehicles.

For detailed information about the share class mapping, please refer to the Wells Fargo Advantage Funds and Evergreen Investments Merger Conversion Tool on our Web sites. (See question 14.)

See the following table for further details.
Wells Fargo Advantage Fund	Share Classes Currently Offered	New Share Classes to Be Offered2
California Municipal Money Market Fund	A, Service, Institutional	Sweep
Government Money Market Fund	A, Service, Administrator, Institutional	Sweep
Heritage Money Market Fund	Administrator, Institutional, Select	Service
Minnesota Money Market Fund	A	Sweep
Money Market Fund	Investor, A, B1	C, Service, Daily
Municipal Money Market Fund	Investor, Institutional	Sweep, A, Service
National Tax-Free Money Market Fund	A, Service, Administrator, Institutional	Sweep
100% Treasury Money Market Fund	A, Service	Sweep, Administrator

Wells Fargo Advantage Fund Share Classes Currently Offered New Share Classes to Be Offered2
Treasury Plus Money Market Fund	A, Service, Administrator, Institutional	Sweep

1. Class B shares of the Wells Fargo Advantage Money Market Fund are available only for investment in connection with non-commission purchases or exchanges.

2. Additional new share classes approved by the Wells Fargo Advantage Funds Board of Trustees and anticipated to be available for purchase in July 2010.

D. General Information

14.

Where can I find detailed information about the mapping of share classes in the proposed fund lineup?

A Wells Fargo Advantage Funds and Evergreen Investments Merger Conversion Tool will be available on our Web sites on January 13, 2010. Please visit the following links:

Wells Fargo Advantage Funds Web site: http://www.wellsfargoadvantagefunds.com/wfweb/wf/home/integration_tool/wfaf.jsp

Wells Fargo Advantage Funds Institutional Cash Management Web site:

http://www.wellsfargoadvantagefunds.com/wfweb/wf/home/integration_tool/wfaf_icm.jsp

Evergreen Investments Web site:

http://www.evergreeninvestments.com

15.

Will shareholders of an acquiring Wells Fargo Advantage Fund receive a combined prospectus/proxy statement?

No. In cases where one or more Evergreen Fund and/or Wells Fargo Advantage Fund is merging or reorganizing into an existing Wells Fargo Advantage Fund, only the Evergreen Funds shareholders or target Wells Fargo Advantage Funds shareholders will receive a combined prospectus/proxy statement.

16.

Who is the distributor of Evergreen Funds?

Effective January 4, 2010, Wells Fargo Funds Distributor, LLC, the distributor of Wells Fargo Advantage Funds, also became the distributor of the Evergreen Funds.

17.

Will there be any changes to the Wells Fargo Advantage Funds Board of Trustees following the fund mergers and reorganizations?

The Boards of Trustees of the Evergreen Funds and the Wells Fargo Advantage Funds remain unchanged for both Fund families at this time and will continue to oversee their Funds and the integration process until the closure of the fund reorganizations and mergers.

Upon completion of the proposed Fund reorganizations and mergers in July, the current trustees of the Wells Fargo Advantage Funds will remain in place and will be joined by two members of the current Board of Trustees of the Evergreen Funds. The two individuals who will be joining the Wells Fargo Advantage Funds Board of Trustees are Mr. Michael Scofield

7

and Mr. Dun Gifford, each of whom is a current member of both the Evergreen Funds Board of Trustees and the Executive Committee of that Board.

After the Fund reorganizations and mergers, the remaining former members of the Evergreen Funds Board will act in an advisory capacity and may from time to time provide advice to the trustees of the Wells Fargo Advantage Funds for the following two years.

18.

Following the Fund mergers, what will be the Funds’ Web site address?

After the mergers and reorganizations are complete, all investors will use www.wellsfargo.com/advantagefundsas the primary Web site address. Until that time, Evergreen Funds investors may continue to visit www.evergreeninvestments.com. After the mergers and reorganizations, the Evergreen Investments site will re-direct to www.wellsfargo.com/advantagefunds.

19.

What about changes to mailing addresses and telephone numbers?

For now, it’s business as usual for shareholders. Investors will receive the same high level of service that they have always received. We will communicate, well in advance, any changes to our contact information.

20.

Which shareholders will receive prospectus supplements, and which will receive combined prospectus/proxy statements?

All Evergreen Funds shareholders in the reorganizing or merging Funds will receive one or more combined prospectus/proxy statements. Wells Fargo Advantage Funds shareholders who are invested in a merging or target Wells Fargo Advantage Fund will receive a combined prospectus/proxy statement with the exception of shareholders of the Wells Fargo Advantage Overland Express Sweep Fund, the merger of which does not require shareholder approval. In addition, prospectus supplements will be sent to all Evergreen Fund shareholders and to certain Wells Fargo Advantage Funds shareholders whose Fund is a target Fund or will undergo a name change or liquidation. Also, prospectuses will be supplemented for prospective shareholders.

Additional Information and Where to Find It

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed shell reorganizations and mergers, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission. All shareholders are advised to read the prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, fees, expenses, risk considerations, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the prospectus/proxy statement to its shareholders once it is declared effective by the Commission. Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the prospectus/proxy statement, once available, may also be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, or at www.wellsfargo.com/advantagefundsor by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, or at www.evergreeninvestments.com. The target and the acquirer also file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in prospectus/proxy statement when it is filed with the Commission.

A portion of the municipal Funds’ income may be subject to federal, state, and/or local income taxes or the alternative minimum tax (AMT). Any capital gains distributions may be taxable. The U.S. government guarantee applies to certain underlying securities and not to shares of the Funds.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.evergreeninvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen InvestmentsSM is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 120076 01-10

January 13, 2010

Proposed Integration of Evergreen Funds and Wells Fargo

Advantage Funds®: Questions and Answers Regarding Money Market Funds

Following a careful review of the mutual fund lineups of the Evergreen Funds and Wells Fargo

Advantage Funds, Evergreen Investment Management Company, LLC (the investment advisor to the Evergreen Funds), and Wells Fargo Funds Management, LLC (the investment advisor to the Wells Fargo Advantage Funds), have proposed a series of changes with the goal of streamlining and strengthening product offerings. These proposals have been unanimously approved by the Boards of Trustees of the Evergreen Funds and Wells Fargo Advantage Funds. Several of these initiatives require shareholder approval, which is expected to be sought at special shareholder meetings in the second quarter of 2010. Our goal is to complete the initiatives and fully combine the fund families in July 2010. The following questions and answers provide additional details about these changes.

Key Points About the Integration of Money Market Funds

 All Evergreen Money Market Fund clients will receive a proxy statement in April 2010 requesting them to vote on these proposals. Once available, the proxy materials will be posted on our Web sites.

 None of the changes to Wells Fargo Advantage Money Market Funds require shareholder approval, and therefore no clients will be sent combined prospectus/proxy statements.

 At the time of the merger, there is no action required by clients of the affected money market funds; the merger transactions will be implemented systematically.

 There are no tax impactions to the clients of affected money market funds.

A. Introduction

1.

What is the rationale of the proposals for integrating the Wells Fargo Advantage Funds and Evergreen Funds?

The proposals are intended to integrate the Wells Fargo Advantage Funds and the Evergreen Funds into a single mutual fund family (under the Wells Fargo Advantage Funds name) and were made with the following objectives in mind:

§ Streamline and strengthen product offerings.

§ Reduce overall fund expenses.

§ Eliminate overlapping products.

§ Leverage investment capabilities from both fund families.

2.

What are the benefits of combining the mutual fund management businesses of Evergreen Investments and Wells Fargo Funds Management?

We believe that combining the two fund management businesses will provide investors with greater scale and resources than are available today. The combined fund family will offer a diverse product lineup that seeks to bring together the strengths of both the Wells Fargo Advantage Funds and the Evergreen Funds to meet the investment needs of the Funds’ investors.

3.

Will these changes require shareholder approval?

The changes that will require shareholder approval, which will be sought in the second quarter of 2010, include:

§ The proposed mergers of the Evergreen Funds and the Wells Fargo Advantage Funds.

§ The reorganization of the Evergreen Funds as newly created Wells Fargo Advantage Funds.

The proposed liquidations, share class changes, and name changes for certain Funds do not require shareholder approval. In addition, the anticipated merger of the Wells Fargo Advantage Overland Express Sweep FundSM with the Wells Fargo Advantage Money Market Fund does not require shareholder approval.

B. Reorganizations and Mergers

4.

Which Evergreen Funds Money Market Funds will be reorganized as newly created Wells Fargo Advantage Funds?

The following Evergreen Money Market Funds will be reorganized as Wells Fargo Advantage Funds. Their principal investment processes will remain substantially the same. These reorganizations have been approved by both Boards and are subject to approval by the shareholders of the Evergreen Money Market Funds—which will be sought at meetings expected to be held in the second quarter of 2010—as well as the satisfaction of other closing conditions. (These reorganizations will be described in combined prospectus/proxy statements as “shell” reorganizations.)
Current Evergreen Money Market Fund	New Wells Fargo Advantage Fund Name	Portfolio Management Team
Evergreen Institutional Municipal Money Market Fund	Wells Fargo Advantage Municipal Cash Management Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen New Jersey Municipal Money Market Fund	Wells Fargo Advantage New Jersey Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen New York Municipal Money Market Fund	Wells Fargo Advantage New York Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management
Evergreen Pennsylvania Municipal Money Market Fund	Wells Fargo Advantage Pennsylvania Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management

5.

What factors were considered when deciding which Funds would be reorganized as newly created Wells Fargo Advantage Funds?

We proposed that these Evergreen Funds be reorganized as Wells Fargo Advantage Funds after a thoughtful and thorough evaluation of each fund family and the investment landscape as a whole, including the following factors:

§ Asset size

§ Expenses

§ Manager tenure and experience

§ Performance track record

§ Differentiation of investment style

§ Addition of product offerings that didn’t exist before in the Wells Fargo Advantage Funds family

The investment process of the Evergreen Funds being reorganized will remain largely unchanged, and the Funds will retain their historical performance records, although fees, expenses, and share class features will be brought more closely in line with those of the Wells Fargo Advantage Funds. The addition of these Funds to the Wells Fargo Advantage Funds lineup broadens the overall product range and expands fund choices for investors.

6.

Which Wells Fargo Advantage Money Market Funds and Evergreen Money Market Funds will merge?

The Funds identified below in the “Merging (or Target) Funds” column will be merged into the corresponding Wells Fargo Advantage Fund in the “Acquiring Wells Fargo Advantage Fund (Surviving Fund)” column. These mergers have been approved by both Boards and are subject to approval by the shareholders of the affected Evergreen Funds and Wells Fargo Advantage Funds identified in the left column, which will be sought at meetings expected to be held in the second quarter of 2010. If approved, the mergers are expected to occur in July 2010.

Merging (or Target) Funds	Acquiring Wells Fargo Advantage Fund (Surviving Fund)	Portfolio Management Team of Surviving Fund
§ Evergreen California Municipal Money Market Fund	Wells Fargo Advantage California Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management
§ Evergreen Institutional 100% Treasury Money Market Fund	Wells Fargo Advantage 100% Treasury Money Market Fund	David Sylvester, Wells Capital Management
§ Evergreen Institutional Money Market Fund § Evergreen Prime Cash Management Money Market Fund	Wells Fargo Advantage Heritage Money Market FundSM	David Sylvester, Wells Capital Management
§ Evergreen Institutional Treasury Money Market Fund § Evergreen Treasury Money Market Fund	Wells Fargo Advantage Treasury Plus Money Market Fund	David Sylvester, Wells Capital Management

Merging (or Target) Funds Acquiring Wells Fargo Advantage Fund (Surviving Fund) Portfolio Management Team of Surviving Fund
§ Evergreen Institutional U.S. Government Money Market Fund § Evergreen U.S. Government Money Market Fund	Wells Fargo Advantage Government Money Market Fund	David Sylvester, Wells Capital Management
§ Evergreen Money Market Fund § Wells Fargo Advantage Overland Express Sweep Fund1	Wells Fargo Advantage Money Market Fund	David Sylvester, Wells Capital Management
§ Evergreen Municipal Money Market Fund	Wells Fargo Advantage Municipal Money Market Fund	Mathew Kiselak, Wells Capital Management

1. For the planned merger of the Wells Fargo Advantage Overland Express Sweep Fund, shareholder approval is not required and will not be sought.

7.

What factors were considered in deciding which Funds would merge?

We proposed the mergers of these Funds after a thoughtful and thorough evaluation of each fund family and the investment landscape as a whole. The merger of these Funds would eliminate product overlap while preserving what we believe to be the strengths of the combined Evergreen Investments and Wells Fargo asset management capabilities. Among the factors we considered were the following:

§ Streamlined product offerings

§ Performance track record

§ Asset size

§ Expenses

§ Manager tenure and experience

8.

How will shareholders be notified of these changes? Will they need to take any action?

The current shareholders of the Evergreen Funds and the Wells Fargo Advantage Funds that are proposed to be acquired will be sent a prospectus supplement in January 2010 that will inform them of the Boards’ approvals of these shell reorganizations and mergers. These shareholders (with the exception of shareholders of the Wells Fargo Advantage Overland Express Sweep Fund) are expected to receive combined prospectus/proxy statements inviting them to vote on these proposals at meetings expected to be held in the second quarter of 2010. Once the combined prospectus/proxy statements are available, they will be posted on our Web sites. Except as noted above, each merger and reorganization requires shareholder approval and satisfaction of other closing conditions.

9.

Will there be any changes to the fee structures of the merging Funds?

Yes. In general, through the reorganizations and mergers, the fee structures of the Evergreen Funds will become aligned with the fee structures of the Wells Fargo Advantage Funds. We believe that the resulting fees and expenses will be highly competitive across the combined fund family.

10.

What is the timeline for the mergers and reorganizations?

The mergers and shell reorganizations are tentatively set to occur in July 2010 but are subject to shareholder approval at special shareholder meetings—expected to be held in the second quarter of 2010—and other closing conditions. We will provide further details about the mergers and reorganizations in a separate Product Alert after the combined prospectus/proxy statements are filed.

11.

Will the mergers and reorganizations be taxable events for shareholders?

No. The mergers and reorganizations are expected to be tax-free transactions for U.S. federal income tax purposes.

12.

Can investors still purchase, redeem, and exchange these Money Market Funds prior to the mergers and reorganizations?

Yes. Shareholders will be able to continue to invest in all of the Evergreen Funds and Wells Fargo Advantage Funds prior to any merger or reorganization.

C. New Share Classes

13.

Which share classes will be added to the Wells Fargo Advantage Funds that are not available today?

Following the Fund mergers, certain Wells Fargo Advantage Funds will offer new share classes to expand choices for certain investors, including Daily Class and Sweep Class. The Daily and Sweep share classes will be primarily available to certain brokerage firms and/or Wells Fargo banking customers as money market sweep vehicles.

For detailed information about the share class mapping, please refer to the Wells Fargo Advantage Funds and Evergreen Investments Merger Conversion Tool on our Web sites. (See question 14.)

See the following table for further details.
Wells Fargo Advantage Fund	Share Classes Currently Offered	New Share Classes to Be Offered2
California Municipal Money Market Fund	A, Service, Institutional	Sweep
Government Money Market Fund	A, Service, Administrator, Institutional	Sweep
Heritage Money Market Fund	Administrator, Institutional, Select	Service
Minnesota Money Market Fund	A	Sweep
Money Market Fund	Investor, A, B1	C, Service, Daily
Municipal Money Market Fund	Investor, Institutional	Sweep, A, Service
National Tax-Free Money Market Fund	A, Service, Administrator, Institutional	Sweep
100% Treasury Money Market Fund	A, Service	Sweep, Administrator

Wells Fargo Advantage Fund Share Classes Currently Offered New Share Classes to Be Offered2
Treasury Plus Money Market Fund	A, Service, Administrator, Institutional	Sweep

1. Class B shares of the Wells Fargo Advantage Money Market Fund are available only for investment in connection with non-commission purchases or exchanges.

2. Additional new share classes approved by the Wells Fargo Advantage Funds Board of Trustees and anticipated to be available for purchase in July 2010.

D. General Information

14.

Where can I find detailed information about the mapping of share classes in the proposed fund lineup?

A Wells Fargo Advantage Funds and Evergreen Investments Merger Conversion Tool will be available on our Web sites on January 13, 2010. Please visit the following links:

Wells Fargo Advantage Funds Web site: http://www.wellsfargoadvantagefunds.com/wfweb/wf/home/integration_tool/wfaf.jsp

Wells Fargo Advantage Funds Institutional Cash Management Web site:

http://www.wellsfargoadvantagefunds.com/wfweb/wf/home/integration_tool/wfaf_icm.jsp

Evergreen Investments Web site:

http://www.evergreeninvestments.com

15.

Will shareholders of an acquiring Wells Fargo Advantage Fund receive a combined prospectus/proxy statement?

No. In cases where one or more Evergreen Fund and/or Wells Fargo Advantage Fund is merging or reorganizing into an existing Wells Fargo Advantage Fund, only the Evergreen Funds shareholders or target Wells Fargo Advantage Funds shareholders will receive a combined prospectus/proxy statement.

16.

Who is the distributor of Evergreen Funds?

Effective January 4, 2010, Wells Fargo Funds Distributor, LLC, the distributor of Wells Fargo Advantage Funds, also became the distributor of the Evergreen Funds.

17.

Will there be any changes to the Wells Fargo Advantage Funds Board of Trustees following the fund mergers and reorganizations?

The Boards of Trustees of the Evergreen Funds and the Wells Fargo Advantage Funds remain unchanged for both Fund families at this time and will continue to oversee their Funds and the integration process until the closure of the fund reorganizations and mergers.

Upon completion of the proposed Fund reorganizations and mergers in July, the current trustees of the Wells Fargo Advantage Funds will remain in place and will be joined by two members of the current Board of Trustees of the Evergreen Funds. The two individuals who will be joining the Wells Fargo Advantage Funds Board of Trustees are Mr. Michael Scofield

7

and Mr. Dun Gifford, each of whom is a current member of both the Evergreen Funds Board of Trustees and the Executive Committee of that Board.

After the Fund reorganizations and mergers, the remaining former members of the Evergreen Funds Board will act in an advisory capacity and may from time to time provide advice to the trustees of the Wells Fargo Advantage Funds for the following two years.

18.

Following the Fund mergers, what will be the Funds’ Web site address?

After the mergers and reorganizations are complete, all investors will use www.wellsfargo.com/advantagefundsas the primary Web site address. Until that time, Evergreen Funds investors may continue to visit www.evergreeninvestments.com. After the mergers and reorganizations, the Evergreen Investments site will re-direct to www.wellsfargo.com/advantagefunds.

19.

What about changes to mailing addresses and telephone numbers?

For now, it’s business as usual for shareholders. Investors will receive the same high level of service that they have always received. We will communicate, well in advance, any changes to our contact information.

20.

Which shareholders will receive prospectus supplements, and which will receive combined prospectus/proxy statements?

All Evergreen Funds shareholders in the reorganizing or merging Funds will receive one or more combined prospectus/proxy statements. Wells Fargo Advantage Funds shareholders who are invested in a merging or target Wells Fargo Advantage Fund will receive a combined prospectus/proxy statement with the exception of shareholders of the Wells Fargo Advantage Overland Express Sweep Fund, the merger of which does not require shareholder approval. In addition, prospectus supplements will be sent to all Evergreen Fund shareholders and to certain Wells Fargo Advantage Funds shareholders whose Fund is a target Fund or will undergo a name change or liquidation. Also, prospectuses will be supplemented for prospective shareholders.

Additional Information and Where to Find It

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed shell reorganizations and mergers, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission. All shareholders are advised to read the prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, fees, expenses, risk considerations, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the prospectus/proxy statement to its shareholders once it is declared effective by the Commission. Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the prospectus/proxy statement, once available, may also be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, or at www.wellsfargo.com/advantagefundsor by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, or at www.evergreeninvestments.com. The target and the acquirer also file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in prospectus/proxy statement when it is filed with the Commission.

A portion of the municipal Funds’ income may be subject to federal, state, and/or local income taxes or the alternative minimum tax (AMT). Any capital gains distributions may be taxable. The U.S. government guarantee applies to certain underlying securities and not to shares of the Funds.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.evergreeninvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen InvestmentsSM is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 120076 01-10

P.O. Box 8266

Boston, Massachusetts 02205

January 13, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Business Partner:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your clients through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

•	Complementary investment solutions, such as separately managed accounts, college investing plans, and retirement products.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

Additional information

Click here for proposed portfolio-level fund merger mapping documentation. In the coming weeks, we will follow up with a more detailed proposed fund merger mapping document designed for operations professionals. If you have any questions, please contact us at 1.800.368.4225, Monday through Friday, 7:30am to 4:00pm CT. Thank you for your continued partnership with Wells Fargo Advantage Funds.

Sincerely,

Karla M. Rabusch

President

Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

For Section 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus or current program description, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and certain Section 529 plans, or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services, Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 119257 1-10

© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

FOR INSTITUTIONAL INVESTOR USE ONLY–NOT FOR USE WITH THE PUBLIC

P.O. Box 8266

Boston, Massachusetts 02205

January 13, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Business Partner:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your clients through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

•	Complementary investment solutions, such as separately managed accounts, college investing plans, and retirement products.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganizations (and other related changes) will likely be completed in mid-summer. Watch for additional information regarding the proxy mailings.

(over)

Additional information

Click here for proposed portfolio-level fund merger mapping documentation. In the coming weeks, we will follow up with a more detailed proposed fund merger mapping document designed for operations professionals. If you have any questions, please contact us at 1.617.210.3557, Monday through Friday, 9:00am to 5:00pm ET. Thank you for your continued partnership with Evergreen Investments.

Sincerely,

Karla M. Rabusch

President

Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

For Section 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus or current program description, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and certain Section 529 plans, or www.evergreeninvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services, Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 119258 1-10

© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

FOR INSTITUTIONAL INVESTOR USE ONLY–NOT FOR USE WITH THE PUBLIC

WELLS FARGO ADVANTAGE FUNDS

WELLS FARGO ADVANTAGE FUNDS®

Our Proposed Fund Lineup

2010 MERGER FUND GUIDE

Wells Fargo Advantage Funds

Wells Fargo Advantage Fundsskillfully guides institutions, financial advisors, and individuals through the investment terrain to help them reach their financial objectives.Everything we do on behalf of our investors is backed by our unique combination of qualifications.

Strength.Our organization is built on the standards of integrity and service established by our parent company—Wells Fargo & Company—more than 150 years ago. Our diverse family of mutual funds covers a broad spectrum of investment styles and asset classes. And, because we’re part of a widely diversified financial enterprise, we offer the scale and resources to help investors succeed, providing access to complementary solutions such as separately managed accounts, college investing plans, and retirement plans.

Expertise.Our approach to investing is guided by the belief that agile, independent investment teams—each with its own distinct strengths and disciplines—provide a superior level of insight and expertise. Each team is free to concentrate on managing money through well-defined philosophies and processes that have proven to be consistent and repeatable over time.

Partnership.Our collaborative approach is built around understanding the needs and goals of our clients. By adhering to core principles of sound judgment and steady guidance, we support you through every stage of the investment decision process.

Our Proposed Fund Lineup

Fund Reorganization Mapping

WF Surviving strategy is from *Wells Fargo Advantage Funds*
EF Surviving strategy is from Evergreen Funds

Asset Class/ Category	Current Wells Fargo Advantage Funds	Current Evergreen Funds		Proposed Wells Fargo Advantage Funds Lineup *Subadvisor—Portfolio Manager(s)*
EQUITY				
Large Growth	• Capital Growth • Large Cap Appreciation	—	WF	**Capital Growth** *Wells Capital Management—Pence, Harris*
	• Endeavor Select[1]	—	WF	**Endeavor Select** *Wells Capital Management—Pence, Harris*
	• Growth	—	WF	**Growth** *Wells Capital Management—Ognar, Olson, Eberhardy*
	• Large Cap Growth	—	WF	**Large Cap Growth** *Wells Capital Management—Ognar, Olson, Eberhardy*
	—	• Omega	EF	**Omega Growth** (previously named Omega) *Wells Capital Management—Hamzaogullari*
	• Large Company Growth	• Large Company Growth	EF	**Premier Large Company Growth** (previously named Large Company Growth) *Wells Capital Management—Hamzaogullari*
	—	• Strategic Growth	EF	**Strategic Large Cap Growth** (previously named Strategic Growth) *Wells Capital Management—Reid, Chow, Zelko*
Large Value	• C&B Large Cap Value	—	WF	**C&B Large Cap Value** *Cooke & Bieler—O'Connor, Lyons, Eck, Trivedi, Meyer, O'Neil, Heitman*
	• Specialized Financial Services	• Equity Income	EF	**Classic Value** (previously named Equity Income) *Wells Capital Management—McCormick, Mishuris*
	• Equity Income • U.S. Value	• Disciplined Value	EF	**Disciplined Value** *Wells Capital Management—Zieff*
	• Equity Value	—	WF	**Equity Value** *Systematic—McCreesh, Mushock*
	—	• Intrinsic Value	EF	**Intrinsic Value** *MetWest Capital Management—Gleicher, Lisenbee, Graham, Peck*
	• Large Company Value	—	WF	**Large Company Value** *Phocas—Block, Schaff*
Large Blend	—	• Fundamental Large Cap	EF	**Core Equity** (previously named Fundamental Large Cap) *Wells Capital Management—McCormick, Sanders*
	—	• Enhanced S&P 500	EF	**Disciplined U.S. Core** (previously named Enhanced S&P 500) *Wells Capital Management—Zieff*
	• Diversified Equity • Growth Equity	—	WF	**Diversified Equity** *Multi—Owen, Biwer, Chan*
	• Index	• Equity Index	EF	**Index** *Wells Capital Management—Zieff*
	• Large Company Core	• Golden Large Cap Core	EF	**Large Cap Core** (previously named Golden Large Cap Core) *Golden Capital Management—Moser*
	• Social Sustainability[1]	—	WF	**Social Sustainability** *Nelson Capital Management—Benner, Kurtz*
Mid Growth	• Discovery[1]	—	WF	**Discovery** *Wells Capital Management—Pence, Leach*
	• Enterprise[1]	—	WF	**Enterprise** *Wells Capital Management—Pence, Leach*
	—	• Small-Mid Growth	EF	**Growth Opportunities** (previously named Small-Mid Growth) *Wells Capital Management—Philpott, Roberts*

Wells Fargo Advantage Funds Merger Fund Guide | 1

Our Proposed Fund Lineup

Fund Reorganization Mapping

Surviving strategy is from Wells Fargo Advantage Funds

Surviving strategy is from Evergreen Funds

Asset Class/Category Current Wells Fargo Advantage Funds Current Evergreen Funds Proposed Wells Fargo Advantage Funds Lineup Subadvisor—Portfolio Manager(s)

EQUITY

Large Growth Capital Growth Capital Growth

Large Cap Appreciation — Wells Capital Management—Pence, Harris

Endeavor Select† — Endeavor Select Wells Capital Management—Pence, Harris

Growth — Growth Wells Capital Management—Ognar, Olson, Eberhardy

Large Cap Growth — Large Cap Growth Wells Capital Management—Ognar, Olson, Eberhardy

— Omega Omega Growth (previously named Omega) Wells Capital Management—Hamzaogullari

Large Company Growth Large Company Growth Premier Large Company Growth (previously named Large Company Growth)

Wells Capital Management—Hamzaogullari

— Strategic Growth Strategic Large Cap Growth (previously named Strategic Growth) Wells Capital Management—Reid, Chow, Zelko

Large Value C&B Large Cap Value — C&B Large Cap Value

Cooke & Bieler—O’Connor, Lyons, Eck, Trivedi, Meyer, O’Neil, Heitman

Specialized Financial Services Equity Income Classic Value (previously named Equity Income) Wells Capital Management—McCormick, Mishuris

Equity Income Disciplined Value Disciplined Value

U.S. Value Wells Capital Management—Zieff

Equity Value — Equity Value Systematic—McCreesh, Mushock

— Intrinsic Value Intrinsic Value MetWest Capital Management—Gleicher, Lisenbee, Graham, Peck

Large Company Value — Large Company Value Phocas—Block, Schaff

Large Blend — Fundamental Large Cap Core Equity (previously named Fundamental Large Cap) Wells Capital Management—McCormick, Sanders

— Enhanced S&P 500 Disciplined U.S. Core (previously named Enhanced S&P 500) Wells Capital Management—Zieff

Diversified Equity — Diversified Equity

Growth Equity Multi—Owen, Biwer, Chan

Index Equity Index Index Wells Capital Management—Zieff

Large Company Core Golden Large Cap Core Large Cap Core (previously named Golden Large Cap Core) Golden Capital Management—Moser

Social Sustainability† — Social Sustainability Nelson Capital Management—Benner, Kurtz

Mid Growth Discovery† — Discovery Wells Capital Management—Pence, Leach

Enterprise† — Enterprise Wells Capital Management—Pence, Leach

— Small-Mid Growth Growth Opportunities (previously named Small-Mid Growth) Wells Capital Management—Philpott, Roberts

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Wells Fargo Advantage Funds Merger Fund Guide | 1

Fund Reorganization Mapping

WF Surviving strategy is from *Wells Fargo Advantage Funds*
EF Surviving strategy is from Evergreen Funds

Asset Class/ Category	Current Wells Fargo Advantage Funds	Current Evergreen Funds		Proposed Wells Fargo Advantage Funds Lineup *Subadvisor—Portfolio Manager(s)*
EQUITY *continued*				
Mid Growth *continued*	• Mid Cap Growth	• Mid Cap Growth	WF	**Mid Cap Growth** *Wells Capital Management—Philpott, Roberts*
Mid Value	• C&B Mid Cap Value	—	WF	**C&B Mid Cap Value** *Cooke & Bieler—O'Connor, Lyons, Eck, Trivedi, Meyer, O'Neil, Heitman*
	• Mid Cap Disciplined	• Fundamental Mid Cap Value	WF	**Special Mid Cap Value** (previously named Mid Cap Disciplined) *Wells Capital Management—Tringas, VanCronkhite*
Mid Blend	• Common Stock	—	WF	**Common Stock** *Wells Capital Management—Miletti*
	• Opportunity[1]	—	WF	**Opportunity** *Wells Capital Management—Miletti*
	—	• Golden Core Opportunities	EF	**Small/Mid Cap Core** (previously named Golden Core Opportunities) *Golden Capital Management—Campbell*
Small Growth	• Emerging Growth	—	WF	**Emerging Growth** *Wells Capital Management—Ognar, Olson, Eberhardy*
	• Small Cap Growth	—	WF	**Small Cap Growth** *Wells Capital Management—Philpott, Roberts*
	• Small Company Growth	—	WF	**Small Company Growth** *Peregrine—Grierson, Hagen, Mersky, Ross, von Kuster*
	—	• Growth	EF	**Traditional Small Cap Growth** (previously named Growth) *Wells Capital Management—Drummond, Freeman, Carder, Harrison, Rick*
Small Value	• Small Cap Disciplined	—	WF	**Intrinsic Small Cap Value** (previously named Small Cap Disciplined) *MetWest Capital Management*—Sikka, Peck, Alvarez
	• Small Cap Value	—	WF	**Small Cap Value** *Wells Capital Management—Rinaldi*
	• Small Company Value	—	WF	**Small Company Value** *Peregrine—Ballsrud, Pugh, Coin*
	• Small/Mid Cap Value	—	WF	**Small/Mid Cap Value** *Wells Capital Management—Rinaldi, Astheimer, Schneider*
	—	• Special Values • Small Cap Value	EF	**Special Small Cap Value** (previously named Special Values) *Wells Capital Management—Tringas*
Small Blend	• Diversified Small Cap	—	WF	**Diversified Small Cap** *Multi—Chan, Owen, Biwer*
	• Small Cap Opportunities	—	WF	**Small Cap Opportunities** *Schroder—Jones*
International	• Asia Pacific	—	WF	**Asia Pacific** *Wells Capital Management—Cragg*
	—	• Global Large Cap Equity	EF	**Disciplined Global Equity** (previously named Global Large Cap Equity) *Wells Capital Management—Zieff*
	• Emerging Markets Equity	• Emerging Markets Growth	EF	**Emerging Markets Equity** (previously named Emerging Markets Growth) *Wells Capital Management—Zhang*
	—	• Global Opportunities	EF	**Global Opportunities** *Wells Capital Management—Claro, Tringas*
	• International Core	• International Equity	EF	**International Equity** (previously named International Core) *Wells Capital Management—Claro*
	• International Equity	—	WF	**Diversified International** (previously named International Equity) *Multi—Yockey, Lakonishok, Vermeulen, Mansharamani, Claro*

2 | *Wells Fargo Advantage Funds Merger Fund Guide*

Surviving strategy is from Wells Fargo Advantage Funds Fund Reorganization Mapping Surviving strategy is from Evergreen Funds

Asset Class/ Current Wells Fargo Current Proposed Wells Fargo Advantage Funds Lineup

Category Advantage Funds Evergreen Funds Subadvisor—Portfolio Manager(s)

EQUITY continued

Mid Growth Mid Cap Growth

continued Mid Cap Growth Mid Cap Growth Wells Capital Management—Philpott, Roberts

Mid Value C&B Mid Cap Value

C&B Mid Cap Value —

Cooke & Bieler—O’Connor, Lyons, Eck, Trivedi, Meyer, O’Neil, Heitman

Special Mid Cap Value

Mid Cap Disciplined Fundamental Mid Cap Value (previously named Mid Cap Disciplined)

Wells Capital Management—Tringas, VanCronkhite

Mid Blend Common Stock

Common Stock —

Wells Capital Management—Miletti

Opportunity

Opportunity† —

Wells Capital Management—Miletti

Small/Mid Cap Core

— Golden Core Opportunities (previously named Golden Core Opportunities)

Golden Capital Management—Campbell

Small Growth Emerging Growth

Emerging Growth —

Wells Capital Management—Ognar, Olson, Eberhardy

Small Cap Growth

Small Cap Growth —

Wells Capital Management—Philpott, Roberts

Small Company Growth

Small Company Growth —

Peregrine—Grierson, Hagen, Mersky, Ross, von Kuster

Traditional Small Cap Growth

(previously named Growth)

— Growth

Wells Capital Management—Drummond, Freeman, Carder,

Harrison, Rick

Small Value Intrinsic Small Cap Value

Small Cap Disciplined — (previously named Small Cap Disciplined)

MetWest Capital Management—Sikka, Peck, Alvarez

Small Cap Value

Small Cap Value —

Wells Capital Management—Rinaldi

Small Company Value

Small Company Value —

Peregrine—Ballsrud, Pugh, Coin

Small/Mid Cap Value

Small/Mid Cap Value —

Wells Capital Management—Rinaldi, Astheimer, Schneider

Special Small Cap Value

Special Values

— (previously named Special Values)

Small Cap Value

Wells Capital Management—Tringas

Small Blend Diversified Small Cap

Diversified Small Cap —

Multi—Chan, Owen, Biwer

Small Cap Opportunities

Small Cap Opportunities —

Schroder—Jones

International Asia Pacific

Asia Pacific —

Wells Capital Management—Cragg

Disciplined Global Equity

— Global Large Cap Equity (previously named Global Large Cap Equity)

Wells Capital Management—Zieff

Emerging Markets Equity

Emerging Markets Equity Emerging Markets Growth (previously named Emerging Markets Growth)

Wells Capital Management—Zhang

Global Opportunities

— Global Opportunities

Wells Capital Management—Claro, Tringas

International Equity

International Core International Equity (previously named International Core)

Wells Capital Management—Claro

Diversified International

International Equity — (previously named International Equity)

Multi—Yockey, Lakonishok, Vermeulen, Mansharamani, Claro

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

2 | Wells Fargo Advantage Funds Merger Fund Guide

Fund Reorganization Mapping

WF Surviving strategy is from *Wells Fargo Advantage Funds*
EF Surviving strategy is from Evergreen Funds

Asset Class/ Category	Current Wells Fargo Advantage Funds	Current Evergreen Funds		Proposed Wells Fargo Advantage Funds Lineup *Subadvisor—Portfolio Manager(s)*
EQUITY *continued*				
International *continued*	• International Value	—	WF	**International Value** *LSV—Lakonishok, Vermeulen, Mansharamani*
	—	• Intrinsic World Equity	EF	**Intrinsic World Equity** *MetWest Capital Management—Gleicher, Lisenbee, Graham, Peck*
SPECIALTY				
	—	• Health Care	EF	**Health Care** *Wells Capital Management—Junkin*
	—	• Precious Metals	EF	**Precious Metals** *Wells Capital Management—Bradshaw*
	• Specialized Technology	—	WF	**Specialized Technology** *RCM Capital Management—Chen, Price*
	—	• Utility and Telecommunications	EF	**Utility and Telecommunications** *Crow Point Partners—O'Brien*
FIXED INCOME				
Tax-Free National	• Intermediate Tax/AMT-Free	• Intermediate Municipal Bond	WF	**Intermediate Tax/AMT-Free** *Wells Capital Management—Fitterer, Kiselak, Miller*
	• Municipal Bond	• High Income Municipal Bond • Municipal Bond	WF	**Municipal Bond** *Wells Capital Management—Fitterer, Kiselak, Miller*
	• Short-Term Municipal Bond	• Short-Intermediate Municipal Bond	WF	**Short-Term Municipal Bond** *Wells Capital Management—Casetta, Fitterer*
	—	• Strategic Municipal Bond	EF	**Strategic Municipal Bond** *Wells Capital Management—Bonilla, Fitterer, Kiselak*
	• Ultra Short-Term Municipal Income	—	WF	**Ultra Short-Term Municipal Income** *Wells Capital Management—Bonilla, Casetta, Fitterer*
Tax-Free Single State	• California Limited-Term Tax-Free	—	WF	**California Limited-Term Tax-Free** *Wells Capital Management—Galiani, Van Poppel*
	• California Tax-Free	• California Municipal Bond	WF	**California Tax-Free** *Wells Capital Management—Galiani, Van Poppel*
	• Colorado Tax-Free	—	WF	**Colorado Tax-Free** *Wells Capital Management—Galiani, Van Poppel*
	• Minnesota Tax-Free	—	WF	**Minnesota Tax-Free** *Wells Capital Management—Bonilla, Casetta, Van Poppel*
	—	• North Carolina Municipal Bond	EF	**North Carolina Tax-Free** (previously named North Carolina Municipal Bond) *Wells Capital Management—Kiselak, Miller*
	—	• Pennsylvania Municipal Bond	EF	**Pennsylvania Tax-Free** (previously named Pennsylvania Municipal Bond) *Wells Capital Management—Kiselak, Miller*
	• Wisconsin Tax-Free	—	WF	**Wisconsin Tax-Free** *Wells Capital Management—Fitterer, Stoeckmann*
Taxable Short	—	• Adjustable Rate	EF	**Adjustable Rate Government** (previously named Adjustable Rate) *Wells Capital Management—Applebach, Kauffman*
	• Short Duration Government Bond	—	WF	**Short Duration Government Bond** *Wells Capital Management—O'Connor*
	• Short-Term Bond	—	WF	**Short-Term Bond** *Wells Capital Management—Mueller, Rilling*
	• Short-Term High Yield Bond	—	WF	**Short-Term High Yield Bond** *Wells Capital Management—Maas, Price, Schueller*
	• Ultra Short-Term Income • Stable Income	—	WF	**Ultra Short-Term Income** *Wells Capital Management—Mueller, Newton, Price*

Wells Fargo Advantage Funds Merger Fund Guide | 3

Fund Reorganization Mapping Surviving strategy is from Wells Fargo Advantage Funds

Surviving strategy is from Evergreen Funds

Asset Class/Category Current Wells Fargo Advantage Funds Current Evergreen Funds Proposed Wells Fargo Advantage Funds Lineup Subadvisor—Portfolio Manager(s)

EQUITY continued

International continued International Value International Value — LSV—Lakonishok, Vermeulen, Mansharamani

Intrinsic World Equity

— Intrinsic World Equity

MetWest Capital Management—Gleicher, Lisenbee, Graham, Peck

SPECIALTY

Health Care

— Health Care

Wells Capital Management—Junkin

Precious Metals

— Precious Metals

Wells Capital Management—Bradshaw

Specialized Technology

Specialized Technology —

RCM Capital Management—Chen, Price

— Utility and Telecommunications Utility and Telecommunications Crow Point Partners—O’Brien

FIXED INCOME

Tax-Free National Intermediate Tax/AMT-Free Intermediate Municipal Bond Intermediate Tax/AMT-Free

Wells Capital Management—Fitterer, Kiselak, Miller

High Income Municipal Bond

Municipal Bond Municipal Bond Municipal Bond Wells Capital Management—Fitterer, Kiselak, Miller

Short-Term Municipal Bond Short-Intermediate Municipal Bond Short-Term Municipal Bond Wells Capital Management—Casetta, Fitterer

Strategic Municipal Bond

— Strategic Municipal Bond Wells Capital Management—Bonilla, Fitterer, Kiselak

Ultra Short-Term Municipal Income —Ultra Short-Term Municipal Income

Wells Capital Management—Bonilla, Casetta, Fitterer

Tax-Free Single State California Limited-Term Tax-Free — California Limited-Term Tax-Free

Wells Capital Management—Galiani, Van Poppel

California Tax-Free California Municipal Bond California Tax-Free Wells Capital Management—Galiani, Van Poppel

Colorado Tax-Free — Colorado Tax-Free Wells Capital Management—Galiani, Van Poppel

Minnesota Tax-Free — Minnesota Tax-Free Wells Capital Management—Bonilla, Casetta, Van Poppel

North Carolina Tax-Free

— North Carolina Municipal Bond (previously named North Carolina Municipal Bond) Wells Capital Management—Kiselak, Miller

Pennsylvania Tax-Free

— Pennsylvania Municipal Bond (previously named Pennsylvania Municipal Bond) Wells Capital Management—Kiselak, Miller

Wisconsin Tax-Free — Wisconsin Tax-Free Wells Capital Management—Fitterer, Stoeckmann

Taxable Short Adjustable Rate Government

— Adjustable Rate (previously named Adjustable Rate)

Wells Capital Management—Applebach, Kauffman

Short Duration Government Bond — Short Duration Government Bond Wells Capital Management—O’Connor

Short-Term Bond — Short-Term Bond Wells Capital Management—Mueller, Rilling

Short-Term High Yield Bond — Short-Term High Yield Bond Wells Capital Management—Maas, Price, Schueller

Ultra Short-Term Income Ultra Short-Term Income — Stable Income Wells Capital Management—Mueller, Newton, Price

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Wells Fargo Advantage Funds Merger Fund Guide | 3

Fund Reorganization Mapping

WF Surviving strategy is from *Wells Fargo Advantage Funds*
EF Surviving strategy is from Evergreen Funds

Asset Class/ Category	Current Wells Fargo Advantage Funds	Current Evergreen Funds		Proposed Wells Fargo Advantage Funds Lineup *Subadvisor—Portfolio Manager(s)*
FIXED INCOME *continued*				
Taxable Intermediate and Long	• Government Securities	• U.S. Government	WF	**Government Securities** *Wells Capital Management—Bray, Mueller*
	• High Income • Strategic Income	—	WF	**High Income** *Wells Capital Management—Maas, Price, Schueller*
	—	• High Income	EF	**High Yield Bond** (previously named High Income) *Wells Capital Management—Nordenfelt, Susser*
	• Income Plus	• Core Plus Bond	WF	**Income Plus** *Wells Capital Management—Bray, Newton, Price, Rilling*
	• Inflation-Protected Bond	—	WF	**Inflation-Protected Bond** *Wells Capital Management—Bray, Mueller*
	—	• International Bond	EF	**International Bond** *First International Advisors—Lee, Norris, Perrin, Wilson*
	• Total Return Bond • Diversified Bond	• Core Bond • Short Intermediate Bond	WF	**Total Return Bond** *Wells Capital Management—Ludgood, O'Connor*
ASSET ALLOCATION				
Asset Allocation	—	• Asset Allocation	EF	**Asset Allocation** *GMO—Inker*
	• Conservative Allocation	—	WF	**Conservative Allocation** *Multi—Mellas, Beath, Blomster, Owen, Biwer, Chan*
	—	• Diversified Capital Builder	EF	**Diversified Capital Builder** *Wells Capital Management—Patel*
	—	• Diversified Income Builder	EF	**Diversified Income Builder** *Wells Capital Management—Patel*
	• Growth Balanced • Aggressive Allocation	—	WF	**Growth Balanced** *Multi—Mellas, Beath, Blomster, Owen, Biwer, Chan*
	• Asset Allocation	—	WF	**Index Asset Allocation** (previously named Asset Allocation) *Wells Capital Management—Mellas, Blomster, Genung*
	• Moderate Balanced	—	WF	**Moderate Balanced** *Multi—Mellas, Beath, Blomster, Owen, Biwer, Chan*
	• Target Today Fund[1]	—	WF	**Target Today Fund** *Global Index Advisors—Alldredge, Daniels, Lauder*
	• Target 2010 Fund[1]	—	WF	**Target 2010 Fund** *Global Index Advisors—Alldredge, Daniels, Lauder*
	• Target 2015 Fund[1]	—	WF	**Target 2015 Fund** *Global Index Advisors—Alldredge, Daniels, Lauder*
	• Target 2020 Fund[1]	—	WF	**Target 2020 Fund** *Global Index Advisors—Alldredge, Daniels, Lauder*
	• Target 2025 Fund[1]	—	WF	**Target 2025 Fund** *Global Index Advisors—Alldredge, Daniels, Lauder*
	• Target 2030 Fund[1]	—	WF	**Target 2030 Fund** *Global Index Advisors—Alldredge, Daniels, Lauder*
	• Target 2035 Fund[1]	—	WF	**Target 2035 Fund** *Global Index Advisors—Alldredge, Daniels, Lauder*
	• Target 2040 Fund[1]	—	WF	**Target 2040 Fund** *Global Index Advisors—Alldredge, Daniels, Lauder*
	• Target 2045 Fund[1]	—	WF	**Target 2045 Fund** *Global Index Advisors—Alldredge, Daniels, Lauder*
	• Target 2050 Fund[1]	—	WF	**Target 2050 Fund** *Global Index Advisors—Alldredge, Daniels, Lauder*

4 | *Wells Fargo Advantage Funds Merger Fund Guide*

Fund Reorganization Mapping

Surviving strategy is from Wells Fargo Advantage Funds

Surviving strategy is from Evergreen Funds

Asset Class/Category Current Wells Fargo Advantage Funds Current Evergreen Funds Proposed Wells Fargo Advantage Funds Lineup Subadvisor—Portfolio Manager(s)

FIXED INCOME continued

Taxable Intermediate and Long Government Securities U.S. Government Government Securities

Wells Capital Management—Bray, Mueller

High Income — High Income

Strategic Income Wells Capital Management—Maas, Price, Schueller

— High Income High Yield Bond (previously named High Income) Wells Capital Management—Nordenfelt, Susser

Income Plus Core Plus Bond Income Plus Wells Capital Management—Bray, Newton, Price, Rilling

Inflation-Protected Bond — Inflation-Protected Bond Wells Capital Management—Bray, Mueller

— International Bond International Bond First International Advisors—Lee, Norris, Perrin, Wilson

Total Return Bond Core Bond Total Return Bond

Diversified Bond Short Intermediate Bond Wells Capital Management—Ludgood, O’Connor

ASSET ALLOCATION

Asset Allocation — Asset Allocation Asset Allocation GMO—Inker

Conservative Allocation — Conservative Allocation Multi—Mellas, Beath, Blomster, Owen, Biwer, Chan

— Diversified Capital Builder Diversified Capital Builder Wells Capital Management—Patel

— Diversified Income Builder Diversified Income Builder Wells Capital Management—Patel

Growth Balanced Growth Balanced

Aggressive Allocation — Multi—Mellas, Beath, Blomster, Owen, Biwer, Chan

Asset Allocation — Index Asset Allocation (previously named Asset Allocation) Wells Capital Management—Mellas, Blomster, Genung

Moderate Balanced — Moderate Balanced Multi—Mellas, Beath, Blomster, Owen, Biwer, Chan

Target Today Fund† — Target Today Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2010 Fund† — Target 2010 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2015 Fund† — Target 2015 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2020 Fund† — Target 2020 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2025 Fund† — Target 2025 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2030 Fund† — Target 2030 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2035 Fund† — Target 2035 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2040 Fund† — Target 2040 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2045 Fund† — Target 2045 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2050 Fund† — Target 2050 Fund Global Index Advisors—Alldredge, Daniels, Lauder

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

4 | Wells Fargo Advantage Funds Merger Fund Guide

Fund Reorganization Mapping

WF Surviving strategy is from *Wells Fargo Advantage Funds*
EF Surviving strategy is from Evergreen Funds

Asset Class/ Category	Current Wells Fargo Advantage Funds	Current Evergreen Funds		Proposed Wells Fargo Advantage Funds Lineup *Subadvisor—Portfolio Manager(s)*
ASSET ALLOCATION *continued*				
Fund of Funds	• WealthBuilder Conservative Allocation Portfolio[1]	—	WF	**WealthBuilder Conservative Allocation Portfolio** *Wells Capital Management—Mellas, Beath, Bocray*
	• WealthBuilder Equity Portfolio[1]	—	WF	**WealthBuilder Equity Portfolio** *Wells Capital Management—Mellas, Beath, Bocray*
	• WealthBuilder Growth Allocation Portfolio[1]	—	WF	**WealthBuilder Growth Allocation Portfolio** *Wells Capital Management—Mellas, Beath, Bocray*
	• WealthBuilder Growth Balanced Portfolio[1]	—	WF	**WealthBuilder Growth Balanced Portfolio** *Wells Capital Management—Mellas, Beath, Bocray*
	• WealthBuilder Moderate Balanced Portfolio[1]	—	WF	**WealthBuilder Moderate Balanced Portfolio** *Wells Capital Management—Mellas, Beath, Bocray*
	• WealthBuilder Tactical Equity Portfolio[1]	—	WF	**WealthBuilder Tactical Equity Portfolio** *Wells Capital Management—Mellas, Beath, Bocray*
MONEY MARKET				
Prime Money Market	• Cash Investment Money Market	—	WF	**Cash Investment Money Market** *Wells Capital Management—Sylvester*
	• Heritage Money Market[1]	• Prime Cash Management Money Market • Institutional Money Market	WF	**Heritage Money Market** *Wells Capital Management—Sylvester*
	• Overland Express Sweep[1] • Money Market	• Money Market	WF	**Money Market** *Wells Capital Management—Sylvester*
	• Money Market Trust	—	WF	**Money Market Trust** *Wells Capital Management—Sylvester*
	• Prime Investment Money Market	—	WF	**Prime Investment Money Market** *Wells Capital Management—Sylvester*
Government Money Market	• Government Money Market	• U.S. Govt. Money Market • Institutional U.S. Govt. Money Market	WF	**Government Money Market** *Wells Capital Management—Sylvester*
	• Treasury Plus Money Market	• Treasury Money Market • Institutional Treasury Money Market	WF	**Treasury Plus Money Market** *Wells Capital Management—Sylvester*
	• 100% Treasury Money Market	• Institutional 100% Treasury Money Market	WF	**100% Treasury Money Market** *Wells Capital Management—Sylvester*
Tax-Free Money Market	• California Municipal Money Market	• California Municipal Money Market	WF	**California Municipal Money Market** (previously named California Tax-Free Money Market prior to 12-1-09) *Wells Capital Management—Kiselak*
	• California Municipal Money Market Trust	—	WF	**California Municipal Money Market Trust** (previously named California Tax-Free Money Market Trust prior to 12-1-09) *Wells Capital Management—Kiselak*
	• Minnesota Money Market	—	WF	**Minnesota Money Market** *Wells Capital Management—Kiselak*
	—	• Institutional Municipal Money Market	EF	**Municipal Cash Management Money Market** (previously named Institutional Municipal Money Market) *Wells Capital Management—Kiselak*
	• Municipal Money Market	• Municipal Money Market	EF	**Municipal Money Market** *Wells Capital Management—Kiselak*
	• National Tax-Free Money Market	—	WF	**National Tax-Free Money Market** *Wells Capital Management—Kiselak*
	• National Tax-Free Money Market Trust	—	WF	**National Tax-Free Money Market Trust** *Wells Capital Management—Kiselak*
	—	• New Jersey Municipal Money Market	EF	**New Jersey Municipal Money Market** *Wells Capital Management—Kiselak*
	—	• New York Municipal Money Market	EF	**New York Municipal Money Market** *Wells Capital Management—Kiselak*
	—	• Pennsylvania Municipal Money Market	EF	**Pennsylvania Municipal Money Market** *Wells Capital Management—Kiselak*

Wells Fargo Advantage Funds Merger Fund Guide | 5

Surviving strategy is from Wells Fargo Advantage Funds

Fund Reorganization Mapping Surviving strategy is from Evergreen Funds

Asset Class/ Current Wells Fargo Current Proposed Wells Fargo Advantage Funds Lineup

Category Advantage Funds Evergreen Funds Subadvisor—Portfolio Manager(s)

ASSET ALLOCATION continued

Fund of WealthBuilder Conservative WealthBuilder Conservative Allocation Portfolio

—

Funds Allocation Portfolio† Wells Capital Management—Mellas, Beath, Bocray

WealthBuilder Equity Portfolio

WealthBuilder Equity Portfolio† —

Wells Capital Management—Mellas, Beath, Bocray

WealthBuilder Growth WealthBuilder Growth Allocation Portfolio

—

Allocation Portfolio† Wells Capital Management—Mellas, Beath, Bocray

WealthBuilder Growth WealthBuilder Growth Balanced Portfolio

—

Balanced Portfolio† Wells Capital Management—Mellas, Beath, Bocray

WealthBuilder Moderate WealthBuilder Moderate Balanced Portfolio

—

Balanced Portfolio† Wells Capital Management—Mellas, Beath, Bocray

WealthBuilder Tactical WealthBuilder Tactical Equity Portfolio

—

Equity Portfolio† Wells Capital Management—Mellas, Beath, Bocray

MONEY MARKET

Prime Money Cash Investment Cash Investment Money Market

—

Market Money Market Wells Capital Management—Sylvester

Prime Cash Management

Heritage Money Market

Heritage Money Market† Money Market

Wells Capital Management—Sylvester

Institutional Money Market

Overland Express Sweep† Money Market

Money Market

Money Market Wells Capital Management—Sylvester

Money Market Trust

Money Market Trust —

Wells Capital Management—Sylvester

Prime Investment Prime Investment Money Market

—

Money Market Wells Capital Management—Sylvester

Government U.S. Govt. Money Market

Government Government Money Market

Money Institutional U.S. Govt.

Money Market Wells Capital Management—Sylvester

Market Money Market

Treasury Money Market

Treasury Plus Treasury Plus Money Market

Institutional Treasury

Money Market Wells Capital Management—Sylvester

Money Market

100% Treasury Institutional 100% Treasury 100% Treasury Money Market

Money Market Money Market Wells Capital Management—Sylvester

Tax-Free California Municipal Money Market

California Municipal California Municipal

Money Money Market Money Market (previously named California Tax-Free Money Market prior to 12-1-09)

Market Wells Capital Management—Kiselak

California Municipal Money Market Trust

California Municipal (previously named California Tax-Free Money Market Trust prior to

—

Money Market Trust 12-1-09)

Wells Capital Management—Kiselak

Minnesota Money Market

Minnesota Money Market —

Wells Capital Management—Kiselak

Municipal Cash Management Money Market

Institutional Municipal

— previously named Institutional Municipal Money Market)

Money Market Wells Capital Management—Kiselak

Municipal Money Market

Municipal Money Market Municipal Money Market

Wells Capital Management—Kiselak

National Tax-Free National Tax-Free Money Market

—

Money Market Wells Capital Management—Kiselak

National Tax-Free National Tax-Free Money Market Trust

—

Money Market Trust Wells Capital Management—Kiselak

New Jersey Municipal New Jersey Municipal Money Market

— Money Market Wells Capital Management—Kiselak

New York Municipal New York Municipal Money Market

— Money Market Wells Capital Management—Kiselak

Pennsylvania Municipal Pennsylvania Municipal Money Market

— Money Market Wells Capital Management—Kiselak

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Wells Fargo Advantage Funds Merger Fund Guide | 5

Surviving strategy is from Wells Fargo Advantage Funds

Fund Reorganization Mapping Surviving strategy is from Evergreen Funds

Asset Class/ Category

Current Wells Fargo Advantage Funds

Current Evergreen Funds

Proposed Wells Fargo Advantage Funds Lineup Subadvisor—Portfolio Manager(s)

VARIABLE TRUST

VT Core Equity

VT Large Company Core

VA Fundamental Large Cap

(previously named VA Fundamental Large Cap)

Wells Capital Management—McCormick, Sanders

VT Discovery

VT Discovery†

—

Wells Capital Management—Pence, Leach

VT Index Asset Allocation

VT Asset Allocation

—

(previously named VT Asset Allocation)

Wells Capital Management—Mellas, Blomster, Genung

VT International Equity

VT International Core

VA International Equity

(previously named VT International Core)

Wells Capital Management—Claro

VT Intrinsic Value

VT C&B Large Cap Value

—

(previously named VT Equity Income)

VT Equity Income

MetWest Capital Management—Gleicher, Lisenbee, Graham, Peck

VT Omega Growth

VT Large Company Growth

VA Omega

(previously named VA Omega)

Wells Capital Management—Hamzaogullari

VT Opportunity

VT Opportunity†

—

Wells Capital Management—Miletti

VT Small Cap Growth

VT Small Cap Growth

VA Growth

Wells Capital Management—Philpott, Roberts

VT Small Cap Value

VT Small/Mid Cap Value

VA Special Values

(previously named VT Small/Mid Cap Value)

Wells Capital Management—Rinaldi

VT Total Return Bond

VT Total Return Bond

VA Core Bond

Wells Capital Management—Ludgood, O’Connor

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

†In this document, the Wells Fargo Advantage Endeavor Select FundSM is referred to as the Endeavor Select Fund, the Wells Fargo Advantage Social Sustainability FundSM is referred to as the Social Sustainability Fund, the Wells Fargo Advantage Discovery FundSM is referred to as the Discovery Fund, the Wells Fargo Advantage Enterprise FundSM is referred to as the Enterprise Fund, the Wells Fargo Advantage Opportunity FundSM is referred to as the Opportunity Fund, the Wells Fargo Advantage Heritage Money Market FundSM is referred to as the Heritage Money Market Fund, the Wells Fargo Advantage Overland Express Sweep FundSM is referred to as the Overland Express Sweep Fund, the Wells Fargo Advantage Dow Jones Target Today FundSM is referred to as the Target Today Fund, the Wells Fargo Advantage Dow Jones Target 2010 FundSM is referred to as the Target 2010 Fund, the Wells Fargo Advantage Dow Jones Target 2015 FundSM is referred to as the Target 2015 Fund, the Wells Fargo Advantage Dow Jones Target 2020 FundSM is referred to as the Target 2020 Fund, the Wells Fargo Advantage Dow Jones Target 2025 FundSM is referred to as the Target 2025 Fund, the Wells Fargo Advantage Dow Jones Target 2030 FundSM is referred to as the Target 2030 Fund, the Wells Fargo Advantage Dow Jones Target 2035 FundSM is referred to as the Target 2035 Fund, the Wells Fargo Advantage Dow Jones Target 2040 FundSM is referred to as the Target 2040 Fund, the Wells Fargo Advantage Dow Jones Target 2045 FundSM is referred to as the Target 2045 Fund, the Wells Fargo Advantage Dow Jones Target 2050 FundSM is referred to as the Target 2050 Fund, the Wells Fargo Advantage WealthBuilder Conservative Allocation PortfolioSM is referred to as the WealthBuilder Conservative Allocation Portfolio, the Wells Fargo Advantage WealthBuilder Equity PortfolioSM is referred to as the WealthBuilder Equity Portfolio, the Wells Fargo Advantage WealthBuilder Growth Allocation PortfolioSM is referred to as the WealthBuilder Growth Allocation Portfolio, the Wells Fargo Advantage WealthBuilder Growth Balanced PortfolioSM is referred to as the WealthBuilder Growth Balanced Portfolio, the Wells Fargo Advantage WealthBuilder Moderate Balanced PortfolioSM is referred to as the WealthBuilder Moderate Balanced Portfolio, the Wells Fargo Advantage WealthBuilder Tactical Equity PortfolioSM is referred to as the WealthBuilder Tactical Equity Portfolio, the Wells Fargo Advantage VT Discovery FundSM is referred to as the VT Discovery Fund, and the Wells Fargo Advantage VT Opportunity FundSM is referred to as the VT Opportunity Fund.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

6 | Wells Fargo Advantage Funds Merger Fund Guide

Retail Separately Managed Accounts

WF Surviving strategy is from Wells Fargo Funds Management
EF Surviving strategy is from Evergreen Investment Management Company
M Surviving strategy is from MetWest Capital Management
G Surviving strategy is from Golden Capital Management

Asset Class/ Category		Proposed Wells Fargo Retail Separately Managed Account Lineup *Subadvisor—Portfolio Manager(s)*
EQUITY		
Large Growth	WF	**Fundamental Balanced Select Growth** *Wells Capital Management—Pence, Bray*
	WF	**Fundamental Large Cap Select** *Wells Capital Management—Pence, et al.*
	WF	**Large Cap Growth** *Wells Capital Management—Ognar, et al.*
	EF	**Strategic Growth** *Wells Capital Management—Reid, et al.*
Large Value	M	**International Core Value** *MetWest Capital Management—Gleicher, et al.*
	M	**Large Cap Intrinsic Value** *MetWest Capital Management—Gleicher, et al.*
	WF	**Large Cap Value** *Cooke & Bieler—Eck, et al.*
	M	**Large Cap Value Balanced** *MetWest Capital Management—Gleicher, et al.*
Large Blend	G	**Large Cap Core** *Golden Capital Management—Moser, et al.*
	EF	**Large Cap Dividend Growth** *Wells Capital Management—McCormick, et al.*
	WF	**Social Sustainability** *Nelson Capital Management—Benner, et al.*
Mid Growth	WF	**Fundamental Mid Cap Growth** *Wells Capital Management—Pence, et al.*
	WF	**Fundamental Mid Cap Select Growth** *Wells Capital Management—Pence, et al.*
Mid Blend	G	**Mid Cap Core** *Golden Capital Management—Campbell, et al.*

Asset Class/ Category		Proposed Wells Fargo Retail Separately Managed Account Lineup *Subadvisor—Portfolio Manager(s)*
EQUITY *continued*		
Small/SMID Growth	WF	**Fundamental SMID Growth** *Wells Capital Management—Pence, et al.*
	EF	**Small Cap Growth** *Wells Capital Management—Freeman, et al.*
	WF	**Small/Medium Growth** *Wells Capital Management—Ognar, et al.*
Small/SMID Value	M	**Small Cap Intrinsic Value** *MetWest Capital Management—Sikka, et al.*
	WF	**Small Cap Value** *Wells Capital Management—Rinaldi*
	WF	**SMID Value** *Wells Capital Management—Rinaldi, et al.*
Small/SMID Blend	G	**Small Cap Core** *Golden Capital Management—Golden, et al.*
	G	**SMID Cap Core** *Golden Capital Management—Campbell, et al.*
All Cap Growth	WF	**All Cap Growth** *Wells Capital Management—Ognar, et al.*
	WF	**Fundamental All Cap Growth** *Wells Capital Management—Pence, et al.*
All Cap Value	WF	**All Cap Value** *Wells Capital Management—Miletti*
All Cap Blend	G	**All Cap Core** *Golden Capital Management—Campbell, et al.*
	WF	**U.S. Equity All Cap** *Wells Capital Management—Ognar, Tringas, et al.*
FIXED INCOME		
Taxable	WF	**CoreBuilder® Government Securities*** *Wells Capital Management—Bray*
Tax-Free	WF	**CoreBuilder® Municipal Income*** *Wells Capital Management—Fitterer, Miller*
	WF	**National Tax-Exempt Fixed Income** *Wells Capital Management—Van Poppel*

Wells Fargo Advantage Funds Merger Fund Guide | 7

Retail Separately Managed Accounts

As part of the merger of our organizations, the legacy Evergreen Investments separately managed accounts will be combined with the Wells Fargo separately managed accounts effective February 2010. The Golden Capital Management and MetWest Capital Management separately managed accounts will continue to operate autonomously. The following provides an overview of our Retail Separately Managed Account strategies lineup.

Surviving strategy is from Wells Fargo Funds Management Surviving strategy is from MetWest Capital Management

Surviving strategy is from Evergreen Investment Management Company Surviving strategy is from Golden Capital Management

Asset Class/ Proposed Wells Fargo Retail Separately Managed Account Lineup Asset Class/ Proposed Wells Fargo Retail Separately Managed Account Lineup

Category Subadvisor—Portfolio Manager(s) Category Subadvisor—Portfolio Manager(s)

EQUITY EQUITY continued

Large Fundamental Balanced Select Growth Small/SMID Fundamental SMID Growth

Growth Wells Capital Management—Pence, Bray Growth Wells Capital Management—Pence, et al.

Fundamental Large Cap Select Small Cap Growth

Wells Capital Management—Pence, et al. Wells Capital Management—Freeman, et al.

Large Cap Growth Small/Medium Growth

Wells Capital Management—Ognar, et al. Wells Capital Management—Ognar, et al.

Strategic Growth Small/SMID Small Cap Intrinsic Value

Wells Capital Management—Reid, et al. Value MetWest Capital Management—Sikka, et al.

Large Value International Core Value Small Cap Value

MetWest Capital Management—Gleicher, et al. Wells Capital Management—Rinaldi

Large Cap Intrinsic Value SMID Value

MetWest Capital Management—Gleicher, et al. Wells Capital Management—Rinaldi, et al.

Large Cap Value Small/SMID Small Cap Core

Cooke & Bieler—Eck, et al. Blend Golden Capital Management—Golden, et al.

Large Cap Value Balanced SMID Cap Core

MetWest Capital Management—Gleicher, et al. Golden Capital Management—Campbell, et al.

Large Blend Large Cap Core All Cap All Cap Growth

Golden Capital Management—Moser, et al. Growth Wells Capital Management—Ognar, et al.

Fundamental All Cap Growth

Large Cap Dividend Growth Wells Capital Management—Pence, et al.

Wells Capital Management—McCormick, et al.

All Cap Value All Cap Value

Social Sustainability Wells Capital Management—Miletti

Nelson Capital Management—Benner, et al.

All Cap Blend All Cap Core

Mid Growth Fundamental Mid Cap Growth Golden Capital Management—Campbell, et al.

Wells Capital Management—Pence, et al.

U.S. Equity All Cap

Fundamental Mid Cap Select Growth Wells Capital Management—Ognar, Tringas, et al.

Wells Capital Management—Pence, et al.

FIXED INCOME

Mid Blend Mid Cap Core Taxable CoreBuilder® Government Securities*

Golden Capital Management—Campbell, et al. Wells Capital Management—Bray

Tax-Free CoreBuilder® Municipal Income*

Wells Capital Management—Fitterer, Miller

National Tax-Exempt Fixed Income

Wells Capital Management—Van Poppel

*The CoreBuilder® Series G and Series M mutual funds are proposed to be available and offered only through sponsor firm platforms.

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Wells Fargo Advantage Funds Merger Fund Guide | 7

Common Questions

To help provide you with additional detail about the impact of the proposed Wells Fargo Advantage Funds and Evergreen Funds merger, below are answers to some common questions. For the latest information, you can continue to rely on your current relationship contacts or service center at Wells Fargo Advantage Funds and Evergreen InvestmentsSM, as well as our respective Web sites, www.wellsfargo.com/advantagefunds and www.evergreeninvestments.com. Your financial advisor is also a good source of information.

How will bringing together your two organizations benefit me?

Wells Fargo Advantage Funds and Evergreen Funds share a common vision of delivering the highest level of services available in the industry to our business partners, our clients, and our fund shareholders. Combined, we’ll be able to provide you with even greater scale and resources than are available to you today.

Our goal is to provide highly competitive investment solutions to help you succeed. In addition to mutual funds, you’ll have access to complementary solutions, such as separately managed accounts, education investment strategies, and retirement plans.

What’s more, because both our organizations share a common investment viewpoint, there’s a synergy that makes for a natural fit, offering you a clear basis of continuity. Our asset management platforms have been built around the belief that independent investment teams—each with its own distinct philosophies and processes—provide a superior level of expertise. Using its own proprietary research and analysis, each team is free to focus on results and concentrate on managing money.

How will the reorganization of the Wells Fargo Advantage Funds lineup affect the portfolio management teams?

As part of our product rationalization analysis, we performed an in-depth evaluation of our subadvisors. As a result, there will be some changes to investment teams and fund strategies. Also, many Evergreen Investments portfolio teams will join Wells Fargo and continue to manage their respective products, which will, upon approval, be branded Wells Fargo Advantage Funds. Please refer to the product mapping guide in the previous pages for additional descriptions of these changes.

In keeping with the Wells Fargo Advantage Funds and Evergreen Funds “multi-boutique” approach to asset management, all teams will continue to operate autonomously and work from their present locations using their respective unique investment philosophies, risk-management strategies, and security selection processes.

Whom should I work with now?

Until the merger of our two organizations is complete, both Wells Fargo Advantage Funds and Evergreen Funds will continue to be offered. As we noted earlier, for the latest news and information, you can continue to rely on your existing relationship contacts or your financial advisor, or check our respective company Web sites, www.wellsfargo.com/advantagefunds and www.evergreeninvestments.com.

8 | Wells Fargo Advantage Funds Merger Fund Guide

Can investors continue to invest in Evergreen Funds before consolidation with Wells Fargo Advantage Funds?	Yes. Shareholders and new investors can continue to invest until the merger date.

Will any funds be liquidated as a result of the merger of the fund families?

Yes. A limited number of funds will be discontinued. They are: the Evergreen Golden Mid Cap Core Fund, the Evergreen VA High Income Fund, the Evergreen VA Diversified Capital Builder Fund, the Evergreen VA Diversified Income Builder Fund, and the Wells Fargo Advantage VT Money Market Fund.

Will the new fund lineup result in changes to fees?

While the experiences of individual shareholders will differ, our proposed fund lineup has a highly competitive fee structure that, for many shareholders, is expected to result in a reduction of fund expenses.

How will fund shareholders be notified about the changes?

In January 2010, we will mail a prospectus supplement to all impacted fund shareholders, which will notify them of the proposed modifications to their fund investments. Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the second quarter of 2010, with shareholder meetings to be held in early summer.

What are the expected key dates for the merger of the fund families?	Following is an overview of the events you should expect to occur over the next few months.

Anticipated Time Frame for Upcoming Merger Activities

	April 2010	Proxy voting materials mailed to all impacted fund shareholders

	June 2010	Shareholder meeting held for final vote on reorganization proposals

Mid-July 2010

Merger of Evergreen Funds and Wells Fargo Advantage Funds is expected to be completed, and going forward, all Funds will be offered under the name Wells Fargo Advantage Funds, pending shareholder approval

Wells Fargo Advantage Funds Merger Fund Guide | 9

More information about Wells Fargo Advantage Funds®  is available free upon request. To obtain literature, please write, e-mail, or call:

Wells Fargo Advantage Funds

P.O. Box 8266

Boston, MA 02266-8266

E-mail: wfaf@wellsfargo.com

Investment Professionals: 1-888-877-9275

Web site: www.wellsfargo.com/advantagefunds

Additional Information and Where to Find it

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed shell reorganizations and mergers, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission. All shareholders are advised to read the prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, fees, expenses, risk considerations, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the prospectus/proxy statement to its shareholders once it is declared effective by the Commission. Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the prospectus/proxy statement, once available, may also be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, or at www.wellsfargo.com/advantagefunds or by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, or at www.evergreeninvestments.com. The target and the acquirer also file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in prospectus/proxy statement when it is filed with the Commission.

Stock fund values fluctuate in response to the activities of individual companies and general market and economic conditions. Bond fund values fluctuate in response to the financial condition of individual issuers, general market and economic conditions, and changes in interest rates. In general, when interest rates rise, bond fund values fall and investors may lose principal value. Some funds, including nondiversified funds and funds investing in foreign investments, high-yield bonds, small and mid cap stocks, and/or more volatile segments of the economy, entail additional risk and may not be appropriate for all investors. Consult a Fund’s prospectus for additional information on these and other risks.

A portion of the municipal income funds’ income may be subject to federal, state, and/or local income taxes or the alternative minimum tax (AMT). Any capital gains distributions may be taxable.

The U.S. government guarantee applies to certain of the underlying securities and not to shares of the Funds.

For 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider the investment objectives, risks, charges, and expenses before investing. For a current prospectus for Wells Fargo Advantage Fundsor a current program description for certain 529 college savings plans, containing this and other information, visit www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com for Evergreen Funds. Read the prospectus carefully before investing.

“Dow Jones” and “Dow Jones Target Date Indexes” are service marks of Dow Jones & Company, Inc., and have been licensed for use for certain purposes by Global Index Advisors, Inc., and Wells Fargo Funds Management, LLC. The Dow Jones Target Date Indexes are based in part on the Barclays Capital Bond Indexes, which are published by Barclays Capital, Inc. The Wells Fargo Advantage Dow Jones Target Date FundsSM, based on the Dow Jones Target Date Indexes, are not sponsored, endorsed, sold, or promoted by Dow Jones or Barclays Capital, and neither Dow Jones nor Barclays Capital makes any representation regarding the advisability of investing in such product(s) and/or about the quality, accuracy, and/or completeness of the Dow Jones Target Date Indexes or the Barclays Capital Bond Indexes. IN NO EVENT SHALL DOW JONES, BARCLAYS CAPITAL, OR ANY OF THEIR LICENSORS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services and Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 119459 1-10

© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

WELLS FARGO ADVANTAGE FUNDS

WELLS FARGO ADVANTAGE FUNDS®

Our Proposed Fund Lineup

2010 MERGER MONEY MARKET FUND GUIDE

Wells Fargo Advantage Funds

Wells Fargo Advantage Fundsskillfully guides institutions, financial advisors, and individuals through the investment terrain to help them reach their financial objectives. Everything we do on behalf of our investors is backed by our unique combination of qualifications.

Strength. Our organization is built on the standards of integrity and service established by our parent company—Wells Fargo & Company—more than 150 years ago. Our diverse family of mutual funds covers a broad spectrum of investment styles and asset classes. And, because we’re part of a widely diversified financial enterprise, we offer the scale and resources to help investors succeed, providing access to complementary solutions such as separately managed accounts, college investing plans, and retirement plans.

Expertise. Our approach to investing is guided by the belief that agile, independent investment teams—each with its own distinct strengths and disciplines—provide a superior level of insight and expertise. Each team is free to concentrate on managing money through well-defined philosophies and processes that have proven to be consistent and repeatable over time.

Partnership. Our collaborative approach is built around understanding the needs and goals of our clients. By adhering to core principles of sound judgment and steady guidance, we support you through every stage of the investment decision process.

Our Proposed Fund Lineup

Surviving strategy is from Wells Fargo Advantage Funds

Surviving strategy is from Evergreen Funds

Fund Reorganization Mapping

Asset Class/ Category

MONEY MARKET

Prime Money Market

Government Money Market

Tax-Free Money Market

Cash Investment Money Market

Heritage Money Market†

Overland Express Sweep†

Money Market

Money Market Trust

Prime Investment Money Market

Government Money Market

Treasury Plus Money Market

100% Treasury Money Market

California Municipal Money Market

California Municipal Money Market Trust

Minnesota Money Market

—

Municipal Money Market

National Tax-Free Money Market

National Tax-Free Money Market Trust

—

—

—

Current Evergreen Funds

—

Prime Cash Management Money Market

Institutional Money Market

Money Market

—

—

U.S. Govt. Money Market

Institutional U.S. Govt. Money Market

Treasury Money Market

Institutional Treasury Money Market

Institutional 100% Treasury Money Market

California Municipal Money Market Trust

—

—

Institutional Municipal Money Market

Municipal Money Market

—

—

New Jersey Municipal Money Market

New York Municipal Money Market

Pennsylvania Municipal Money Market

Proposed Wells Fargo Advantage Funds Lineup

Subadvisor—Portfolio Manager(s)

Cash Investment Money Market

Wells Capital Management—Sylvester

Heritage Money Market

Wells Capital Management—Sylvester

Money Market

Wells Capital Management—Sylvester

Money Market Trust

Wells Capital Management—Sylvester

Prime Investment Money Market

Wells Capital Management—Sylvester

Government Money Market

Wells Capital Management—Sylvester

Treasury Plus Money Market

Wells Capital Management—Sylvester

100% Treasury Money Market

Wells Capital Management—Sylvester

California Municipal Money Market

(previous named California Tax-Free Money Market prior to 12-1-09)

Wells Capital Management—Kiselak

California Municipal Money Market Trust

(previously named California Tax-Free Money Market Trust prior to 12-1-09)

Wells Capital Management—Kiselak

Minnesota Money Market

Wells Capital Management—Kiselak

Municipal Cash Management Money Market

(previously named Institutional Municipal Money Market)

Wells Capital Management—Kiselak

Municipal Money Market

Wells Capital Management—Kiselak

National Tax-Free Money Market

Wells Capital Management—Kiselak

National Tax-Free Money Market Trust

Wells Capital Management—Kiselak

New Jersey Municipal Money Market

Wells Capital Management—Kiselak

New York Municipal Money Market

Wells Capital Management—Kiselak

Pennsylvania Municipal Money Market

Wells Capital Management—Kiselak

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or

www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

† In this document, the Wells Fargo Advantage Heritage Money Market FundSM is referred to as the Heritage Money Market Fund, and the Wells Fargo Advantage Overland Express Sweep FundSM is referred to as the Overland Express Sweep Fund.

Wells Fargo Advantage Funds Merger Fund Guide | 1

Common Questions

To help provide you with additional detail about the impact of the proposed Wells Fargo Advantage Funds and Evergreen Funds merger, below are answers to some common questions. For the latest information, you can continue to rely on your current relationship contacts at Wells Fargo Advantage Funds and Evergreen InvestmentsSM, as well as our respective Web sites, www.wellsfargo.com/advantagefunds and www.evergreeninvestments.com.

How will bringing together your two organizations benefit me?

Wells Fargo Advantage Funds and Evergreen Funds share a common vision of delivering the highest level of services available in the industry to our business partners, our clients, and our fund shareholders. Combined, we’ll be able to provide you and your clients with even greater scale and resources than are available to you today.

Our goal is to provide highly competitive investment solutions to help you and your clients succeed. In addition to mutual funds, you’ll have access to complementary solutions, such as separately managed accounts, education investment strategies, and retirement plans.

What’s more, because both our organizations share a common investment viewpoint, there’s a synergy that makes for a natural fit, offering you and your clients a clear basis of continuity. Our asset management platforms have been built around the belief that independent investment teams—each with its own distinct philosophies and processes—provide a superior level of expertise. Using its own proprietary research and analysis, each team is free to focus on results and concentrate on managing money.

Whom should I work with now?

Until the merger of our two organizations is complete, both Wells Fargo Advantage Funds and Evergreen Funds will continue to be offered. As we noted earlier, for the latest news and information, you can continue to rely on your existing relationship contacts, or check our respective company Web sites, www.wellsfargo.com/advantagefunds and www.evergreeninvestments.com.

Can investors continue to invest in Evergreen Funds before consolidation with Wells Fargo Advantage Funds?	Yes. Shareholders and new investors can continue to invest until the merger date.

Will any money market funds be liquidated as a result of the fund families merger?	Yes. One money market fund will be discontinued: the Wells Fargo Advantage VT Money Market Fund.

2 | Wells Fargo Advantage Funds Merger Fund Guide

Will the new fund lineup result in changes to fees?

While the experiences of individual shareholders will differ, our proposed fund lineup has a highly competitive fee structure that, for many shareholders, is expected to result in a reduction of fund expenses.

How will fund shareholders be notified about the changes?

In January 2010, we will mail a prospectus supplement to all impacted fund shareholders, which will notify them of the proposed modifications to their fund investments. Proxies for the reorganizations of our fund families are expected to be mailed to shareholders during the second quarter of 2010, with shareholder meetings to be held in early summer.

What are the expected key dates for the merger of the fund families?	Following is an overview of the events you and your clients should expect to occur over the next few months.

Anticipated Time Frame for Upcoming Merger Activities

	April 2010	Proxy voting materials mailed to all impacted fund shareholders

	June 2010	Shareholder meeting held for final vote on reorganization proposals

Mid-July 2010

Merger of Evergreen Funds and Wells Fargo Advantage Funds is expected to be completed, and going forward, all Funds will be offered under the name Wells Fargo Advantage Funds, pending shareholder approval

Wells Fargo Advantage Funds Merger Fund Guide | 3

More information about Wells Fargo Advantage Funds®  is available free upon request. To obtain literature, please write, e-mail, or call:

Wells Fargo Advantage Funds

P.O. Box 8266

Boston, MA 02266-8266

E-mail: wfaf@wellsfargo.com

Investment Professionals: 1-888-877-9275

Web site: www.wellsfargo.com/advantagefunds

Additional Information and Where to Find it

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed shell reorganizations and mergers, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission. All shareholders are advised to read the prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, fees, expenses, risk considerations, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the prospectus/proxy statement to its shareholders once it is declared effective by the Commission. Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the prospectus/proxy statement, once available, may also be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, or at www.wellsfargo.com/advantagefunds or by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, or at www.evergreeninvestments.com. The target and the acquirer also file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in prospectus/proxy statement when it is filed with the Commission.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund’s prospectus for additional information on risks.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

For 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider the investment objectives, risks, charges, and expenses before investing. For a current prospectus for Wells Fargo Advantage Funds or a current program description for certain 529 college savings plans, containing this and other information, visit www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com for Evergreen Funds. Read the prospectus carefully before investing.

A portion of the municipal income funds’ income may be subject to federal, state, and/or local income taxes or the alternative minimum tax (AMT). Any capital gains distributions may be taxable.

The U.S. government guarantee applies to certain underlying securities and not to shares of the Funds.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services and Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 116127 1-10

©  2010 Wells Fargo Funds Management, LLC. All rights reserved.

WELLS FARGO ADVANTAGE FUNDS

WELLS FARGO ADVANTAGE FUNDS®

Our Proposed Fund Lineup

2010 MERGER FUND GUIDE

Wells Fargo Advantage Funds

Wells Fargo Advantage Fundsskillfully guides institutions, financial advisors, and individuals through the investment terrain to help them reach their financial objectives. Everything we do on behalf of our investors is backed by our unique combination of qualifications.

Strength. Our organization is built on the standards of integrity and service established by our parent company—Wells Fargo & Company—more than 150 years ago. Our diverse family of mutual funds covers a broad spectrum of investment styles and asset classes. And, because we’re part of a widely diversified financial enterprise, we offer the scale and resources to help investors succeed, providing access to complementary solutions such as separately managed accounts, college investing plans, and retirement plans.

Expertise. Our approach to investing is guided by the belief that agile, independent investment teams—each with its own distinct strengths and disciplines—provide a superior level of insight and expertise. Each team is free to concentrate on managing money through well-defined philosophies and processes that have proven to be consistent and repeatable over time.

Partnership. Our collaborative approach is built around understanding the needs and goals of our clients. By adhering to core principles of sound judgment and steady guidance, we support you through every stage of the investment decision process.

Our Proposed Fund Lineup

Fund Reorganization Mapping

WF Surviving strategy is from *Wells Fargo Advantage Funds*
EF Surviving strategy is from Evergreen Funds

Asset Class/ Category	Current Wells Fargo Advantage Funds	Current Evergreen Funds		Proposed Wells Fargo Advantage Funds Lineup *Subadvisor—Portfolio Manager(s)*
EQUITY				
Large Growth	• Capital Growth • Large Cap Appreciation	—	WF	**Capital Growth** *Wells Capital Management—Pence, Harris*
	• Endeavor Select[1]	—	WF	**Endeavor Select** *Wells Capital Management—Pence, Harris*
	• Growth	—	WF	**Growth** *Wells Capital Management—Ognar, Olson, Eberhardy*
	• Large Cap Growth	—	WF	**Large Cap Growth** *Wells Capital Management—Ognar, Olson, Eberhardy*
	—	• Omega	EF	**Omega Growth** (previously named Omega) *Wells Capital Management—Hamzaogullari*
	• Large Company Growth	• Large Company Growth	EF	**Premier Large Company Growth** (previously named Large Company Growth) *Wells Capital Management—Hamzaogullari*
	—	• Strategic Growth	EF	**Strategic Large Cap Growth** (previously named Strategic Growth) *Wells Capital Management—Reid, Chow, Zelko*
Large Value	• C&B Large Cap Value	—	WF	**C&B Large Cap Value** *Cooke & Bieler—O'Connor, Lyons, Eck, Trivedi, Meyer, O'Neil, Heitman*
	• Specialized Financial Services	• Equity Income	EF	**Classic Value** (previously named Equity Income) *Wells Capital Management—McCormick, Mishuris*
	• Equity Income • U.S. Value	• Disciplined Value	EF	**Disciplined Value** *Wells Capital Management—Zieff*
	• Equity Value	—	WF	**Equity Value** *Systematic—McCreesh, Mushock*
	—	• Intrinsic Value	EF	**Intrinsic Value** *MetWest Capital Management—Gleicher, Lisenbee, Graham, Peck*
	• Large Company Value	—	WF	**Large Company Value** *Phocas—Block, Schaff*
Large Blend	—	• Fundamental Large Cap	EF	**Core Equity** (previously named Fundamental Large Cap) *Wells Capital Management—McCormick, Sanders*
	—	• Enhanced S&P 500	EF	**Disciplined U.S. Core** (previously named Enhanced S&P 500) *Wells Capital Management—Zieff*
	• Diversified Equity • Growth Equity	—	WF	**Diversified Equity** *Multi—Owen, Biwer, Chan*
	• Index	• Equity Index	EF	**Index** *Wells Capital Management—Zieff*
	• Large Company Core	• Golden Large Cap Core	EF	**Large Cap Core** (previously named Golden Large Cap Core) *Golden Capital Management—Moser*
	• Social Sustainability[1]	—	WF	**Social Sustainability** *Nelson Capital Management—Benner, Kurtz*
Mid Growth	• Discovery[1]	—	WF	**Discovery** *Wells Capital Management—Pence, Leach*
	• Enterprise[1]	—	WF	**Enterprise** *Wells Capital Management—Pence, Leach*
	—	• Small-Mid Growth	EF	**Growth Opportunities** (previously named Small-Mid Growth) *Wells Capital Management—Philpott, Roberts*

Wells Fargo Advantage Funds Merger Fund Guide | 1

Our Proposed Fund Lineup

Fund Reorganization Mapping

Surviving strategy is from Wells Fargo Advantage Funds

Surviving strategy is from Evergreen Funds

Asset Class/Category Current Wells Fargo Advantage Funds Current Evergreen Funds Proposed Wells Fargo Advantage Funds Lineup

Subadvisor—Portfolio Manager(s)

EQUITY

Large Growth Capital Growth — Capital Growth

Large Cap Appreciation Wells Capital Management—Pence, Harris

Endeavor Select† —

Endeavor Select

Wells Capital Management—Pence, Harris

Growth —

Growth

Wells Capital Management—Ognar, Olson, Eberhardy

Large Cap Growth —

Large Cap Growth

Wells Capital Management—Ognar, Olson, Eberhardy

— Omega

Omega Growth

(previously named Omega)

Wells Capital Management—Hamzaogullari

Large Company Growth Large Company Growth

Premier Large Company Growth

(previously named Large Company Growth)

Wells Capital Management—Hamzaogullari

— Strategic Growth

Strategic Large Cap Growth

(previously named Strategic Growth)

Wells Capital Management—Reid, Chow, Zelko

Large Value C&B Large Cap Value —

C&B Large Cap Value

Cooke & Bieler—O’Connor, Lyons, Eck, Trivedi, Meyer, O’Neil, Heitman

Specialized Financial Services Equity Income

Classic Value

(previously named Equity Income)

Wells Capital Management—McCormick, Mishuris

Equity Income

U.S. Value

Disciplined Value

Disciplined Value

Wells Capital Management—Zieff

Equity Value —

Equity Value

Systematic—McCreesh, Mushock

— Intrinsic Value

Intrinsic Value

MetWest Capital Management—Gleicher, Lisenbee, Graham, Peck

Large Company Value —

Large Company Value

Phocas—Block, Schaff

Large Blend Core Equity

— Fundamental Large Cap (previously named Fundamental Large Cap)

Wells Capital Management—McCormick, Sanders

Disciplined U.S. Core

— Enhanced S&P 500 (previously named Enhanced S&P 500)

Wells Capital Management—Zieff

Diversified Equity

Growth Equity —

Diversified Equity

Multi—Owen, Biwer, Chan

Index Equity Index

Index

Wells Capital Management—Zieff

Large Company Core Golden Large Cap Core

Large Cap Core

(previously named Golden Large Cap Core)

Golden Capital Management—Moser

Social Sustainability† —

Social Sustainability

Nelson Capital Management—Benner, Kurtz

Mid Growth Discovery

Discovery† —

Wells Capital Management—Pence, Leach

Enterprise† —

Enterprise

Wells Capital Management—Pence, Leach

— Small-Mid Growth

Growth Opportunities

(previously named Small-Mid Growth)

Wells Capital Management—Philpott, Roberts

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Wells Fargo Advantage Funds Merger Fund Guide | 1

Fund Reorganization Mapping

WF Surviving strategy is from *Wells Fargo Advantage Funds*
EF Surviving strategy is from Evergreen Funds

Asset Class/ Category	Current Wells Fargo Advantage Funds	Current Evergreen Funds		Proposed Wells Fargo Advantage Funds Lineup *Subadvisor—Portfolio Manager(s)*
EQUITY *continued*				
Mid Growth *continued*	• Mid Cap Growth	• Mid Cap Growth	WF	**Mid Cap Growth** *Wells Capital Management—Philpott, Roberts*
Mid Value	• C&B Mid Cap Value	—	WF	**C&B Mid Cap Value** *Cooke & Bieler—O'Connor, Lyons, Eck, Trivedi, Meyer, O'Neil, Heitman*
	• Mid Cap Disciplined	• Fundamental Mid Cap Value	WF	**Special Mid Cap Value** (previously named Mid Cap Disciplined) *Wells Capital Management—Tringas, VanCronkhite*
Mid Blend	• Common Stock	—	WF	**Common Stock** *Wells Capital Management—Miletti*
	• Opportunity[1]	—	WF	**Opportunity** *Wells Capital Management—Miletti*
	—	• Golden Core Opportunities	EF	**Small/Mid Cap Core** (previously named Golden Core Opportunities) *Golden Capital Management—Campbell*
Small Growth	• Emerging Growth	—	WF	**Emerging Growth** *Wells Capital Management—Ognar, Olson, Eberhardy*
	• Small Cap Growth	—	WF	**Small Cap Growth** *Wells Capital Management—Philpott, Roberts*
	• Small Company Growth	—	WF	**Small Company Growth** *Peregrine—Grierson, Hagen, Mersky, Ross, von Kuster*
	—	• Growth	EF	**Traditional Small Cap Growth** (previously named Growth) *Wells Capital Management—Drummond, Freeman, Carder, Harrison, Rick*
Small Value	• Small Cap Disciplined	—	WF	**Intrinsic Small Cap Value** (previously named Small Cap Disciplined) *MetWest Capital Management*—Sikka, Peck, Alvarez
	• Small Cap Value	—	WF	**Small Cap Value** *Wells Capital Management—Rinaldi*
	• Small Company Value	—	WF	**Small Company Value** *Peregrine—Ballsrud, Pugh, Coin*
	• Small/Mid Cap Value	—	WF	**Small/Mid Cap Value** *Wells Capital Management—Rinaldi, Astheimer, Schneider*
	—	• Special Values • Small Cap Value	EF	**Special Small Cap Value** (previously named Special Values) *Wells Capital Management—Tringas*
Small Blend	• Diversified Small Cap	—	WF	**Diversified Small Cap** *Multi—Chan, Owen, Biwer*
	• Small Cap Opportunities	—	WF	**Small Cap Opportunities** *Schroder—Jones*
International	• Asia Pacific	—	WF	**Asia Pacific** *Wells Capital Management—Cragg*
	—	• Global Large Cap Equity	EF	**Disciplined Global Equity** (previously named Global Large Cap Equity) *Wells Capital Management—Zieff*
	• Emerging Markets Equity	• Emerging Markets Growth	EF	**Emerging Markets Equity** (previously named Emerging Markets Growth) *Wells Capital Management—Zhang*
	—	• Global Opportunities	EF	**Global Opportunities** *Wells Capital Management—Claro, Tringas*
	• International Core	• International Equity	EF	**International Equity** (previously named International Core) *Wells Capital Management—Claro*
	• International Equity	—	WF	**Diversified International** (previously named International Equity) *Multi—Yockey, Lakonishok, Vermeulen, Mansharamani, Claro*

2 | *Wells Fargo Advantage Funds Merger Fund Guide*

Fund Reorganization Mapping

Surviving strategy is from Wells Fargo Advantage Funds

Surviving strategy is from Evergreen Funds

Asset Class/Category Current Wells Fargo Advantage Funds Current Evergreen Funds Proposed Wells Fargo Advantage Funds Lineup

Subadvisor—Portfolio Manager(s)

EQUITY continued

Mid Growth continued Mid Cap Growth

Mid Cap Growth Mid Cap Growth Wells Capital Management—Philpott, Roberts

Mid Value

C&B Mid Cap Value —

C&B Mid Cap Value

Cooke & Bieler—O’Connor, Lyons, Eck, Trivedi, Meyer, O’Neil, Heitman

Mid Cap Disciplined Fundamental Mid Cap Value

Special Mid Cap Value (previously named Mid Cap Disciplined)

Wells Capital Management—Tringas, VanCronkhite

Mid Blend

Common Stock —

Common Stock

Wells Capital Management—Miletti

Opportunity† —

Opportunity

Wells Capital Management—Miletti

— Golden Core Opportunities

Small/Mid Cap Core

(previously named Golden Core Opportunities)

Golden Capital Management—Campbell

Small Growth Emerging Growth —

Emerging Growth

Wells Capital Management—Sikka, Pect, Alvarez

Small Cap Growth —

Small Cap Growth

Wells Capital Management—Philpott, Roberts

Small Company Growth —

Small Company Growth

Peregrine—Grierson, Hagen, Mersky, Ross, von Kuster

— Growth

Traditional Small Cap Growth

(previously named Growth)

Wells Capital Management—Drummond, Freeman, Carder, Harrison, Rick

Small Value

Small Cap Disciplined — Intrinsic Small Cap Value (previously named Small Cap Disciplined)

MetWest Capital Management—Gleicher, Lisenbee, Graham, Peck

Small Cap Value —

Small Cap Value

Wells Capital Management—Rinaldi

Small Company Value —

Small Company Value

Peregrine—Ballsrud, Pugh, Coin

Small/Mid Cap Value —

Small/Mid Cap Value

Wells Capital Management—Rinaldi, Astheimer, Schneider

Special Values

— Small Cap Value

Special Small Cap Value

(previously named Special Values)

Wells Capital Management—Tringas

Small Blend Diversified Small Cap

Diversified Small Cap —

Multi—Chan, Owen, Biwer

Small Cap Opportunities

Small Cap Opportunities —

Schroder—Jones

International Asia Pacific

Asia Pacific —

Wells Capital Management—Cragg

Disciplined Global Equity

— Global Large Cap Equity (previously named Global Large Cap Equity)

Wells Capital Management—Zieff

Emerging Markets Equity

Emerging Markets Equity Emerging Markets Growth (previously named Emerging Markets Growth)

Wells Capital Management—Zhang

Global Opportunities

— Global Opportunities

Wells Capital Management—Claro, Tringas

International Equity

International Core International Equity (previously named International Core)

Wells Capital Management—Claro

Diversified International

International Equity — (previously named International Equity)

Multi—Yockey, Lakonishok, Vermeulen, Mansharamani, Claro

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

2 | Wells Fargo Advantage Funds Merger Fund Guide

Surviving strategy is from Wells Fargo Advantage Funds

Fund Reorganization Mapping Surviving strategy is from Evergreen Funds

Asset Class/ Current Wells Fargo Current Proposed Wells Fargo Advantage Funds Lineup

Category Advantage Funds Evergreen Funds Subadvisor—Portfolio Manager(s)

EQUITY continued

International continued International Value —

International Value LSV—Lakonishok, Vermeulen, Mansharamani

Intrinsic World Equity

— Intrinsic World Equity

MetWest Capital Management—Gleicher, Lisenbee, Graham, Peck

SPECIALTY

Health Care

— Health Care

Wells Capital Management—Junkin

Precious Metals

— Precious Metals

Wells Capital Management—Bradshaw

Specialized Technology

Specialized Technology —

RCM Capital Management—Chen, Price

Utility and Telecommunications

— Utility and Telecommunications Crow Point Partners—O’Brien

FIXED INCOME

Tax-Free National Intermediate Tax/AMT-Free

Intermediate Municipal Bond Intermediate Tax/AMT-Free

Wells Capital Management—Fitterer, Kiselak, Miller

Municipal Bond

High Income Municipal Bond Municipal Bond

Municipal Bond

Wells Capital Management—Fitterer, Kiselak, Miller

Short-Term Municipal Bond Short-Intermediate Municipal Bond

Short-Term Municipal Bond Wells Capital Management—Casetta, Fitterer

Strategic Municipal Bond

— Strategic Municipal Bond

Wells Capital Management—Bonilla, Fitterer, Kiselak

Ultra Short-Term Ultra Short-Term Municipal Income

—

Municipal Income Wells Capital Management—Bonilla, Casetta, Fitterer

Tax-Free California Limited-Term California Limited-Term Tax-Free

Single State Tax-Free — Wells Capital Management—Galiani, Van Poppel

California Tax-Free

California Tax-Free California Municipal Bond

Wells Capital Management—Galiani, Van Poppel

Colorado Tax-Free

Colorado Tax-Free —

Wells Capital Management—Galiani, Van Poppel

Minnesota Tax-Free

Minnesota Tax-Free —

Wells Capital Management—Bonilla, Casetta, Van Poppel

North Carolina Tax-Free

North Carolina

— (previously named North Carolina Municipal Bond)

Municipal Bond Wells Capital Management—Kiselak, Miller

Pennsylvania Tax-Free

Pennsylvania

— (previously named Pennsylvania Municipal Bond)

Municipal Bond Wells Capital Management—Kiselak, Miller

Wisconsin Tax-Free

Wisconsin Tax-Free —

Wells Capital Management—Fitterer, Stoeckmann

Taxable Short Adjustable Rate Government

— Adjustable Rate (previously named Adjustable Rate)

Wells Capital Management—Applebach, Kauffman

Short Duration Short Duration Government Bond

—

Government Bond Wells Capital Management—O’Connor

Short-Term Bond

Short-Term Bond —

Wells Capital Management—Mueller, Rilling

Short-Term High Yield Bond

Short-Term High Yield Bond —

Wells Capital Management—Maas, Price, Schueller

Ultra Short-Term Income Ultra Short-Term Income

—

Stable Income Wells Capital Management—Mueller, Newton, Price

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Wells Fargo Advantage Funds Merger Fund Guide | 3

Surviving strategy is from Wells Fargo Advantage Funds

Fund Reorganization Mapping Surviving strategy is from Evergreen Funds

Asset Class/Category Current Wells Fargo Advantage Funds Current Evergreen Funds Proposed Wells Fargo Advantage Funds Lineup Subadvisor—Portfolio Manager(s)

FIXED INCOME continued

Taxable Intermediate and Long Government Securities U.S. Government Government Securities Wells Capital Management—Bray, Mueller

High Income Strategic Income — High Income Wells Capital Management—Maas, Price, Schueller

— High Income High Yield Bond (previously named High Income) Wells Capital Management—Nordenfelt, Susser

Income Plus Core Plus Bond Income Plus Wells Capital Management—Bray, Newton, Price, Rilling

Inflation-Protected Bond — Inflation-Protected Bond Wells Capital Management—Bray, Mueller

— International Bond International Bond First International Advisors—Lee, Norris, Perrin, Wilson

Total Return Bond Diversified Bond Core Bond Short Intermediate Bond Total Return Bond Wells Capital Management—Ludgood, O’Connor

ASSET ALLOCATION

Asset Allocation — Asset Allocation Asset Allocation GMO—Inker

Conservative Allocation — Conservative Allocation Multi—Mellas, Beath, Blomster, Owen, Biwer, Chan

— Diversified Capital Builder Diversified Capital Builder Wells Capital Management—Patel

— Diversified Income Builder Diversified Income Builder Wells Capital Management—Patel

Growth Balanced Aggressive Allocation — Growth Balanced Multi—Mellas, Beath, Blomster, Owen, Biwer, Chan

Asset Allocation — Index Asset Allocation (previously named Asset Allocation) Wells Capital Management—Mellas, Blomster, Genung

Moderate Balanced — Moderate Balanced Multi—Mellas, Beath, Blomster, Owen, Biwer, Chan

Target Today Fund† — Target Today Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2010 Fund† — Target 2010 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2015 Fund† — Target 2015 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2020 Fund† — Target 2020 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2025 Fund† — Target 2025 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2030 Fund† — Target 2030 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2035 Fund† — Target 2035 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2040 Fund† — Target 2040 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2045 Fund† — Target 2045 Fund Global Index Advisors—Alldredge, Daniels, Lauder

Target 2050 Fund† — Target 2050 Fund Global Index Advisors—Alldredge, Daniels, Lauder

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

4 | Wells Fargo Advantage Funds Merger Fund Guide

Fund Reorganization Mapping

Surviving strategy is from Wells Fargo Advantage Funds

Surviving strategy is from Evergreen Funds

Asset Class/Category

Current Wells Fargo Advantage Funds

Current Evergreen Funds

Proposed Wells Fargo Advantage Funds Lineup

Subadvisor—Portfolio Manager(s)

ASSET ALLOCATION continued

Fund of Funds

WealthBuilder Conservative Allocation Portfolio† —

WealthBuilder Conservative Allocation Portfolio

Wells Capital Management—Mellas, Beath, Bocray

WealthBuilder Equity Portfolio† —

WealthBuilder Equity Portfolio —

Wells Capital Management—Mellas, Beath, Bocray

WealthBuilder Growth Allocation Portfolio† —

WealthBuilder Growth Allocation Portfolio

Wells Capital Management—Mellas, Beath, Bocray

WealthBuilder Growth Balanced Portfolio† —

WealthBuilder Growth Balanced Portfolio

Wells Capital Management—Mellas, Beath, Bocray

WealthBuilder Moderate Balanced Portfolio† —

WealthBuilder Moderate Balanced Portfolio

Wells Capital Management—Mellas, Beath, Bocray

WealthBuilder Tactical Equity Portfolio† WealthBuilder Tactical Equity Portfolio

Wells Capital Management—Mellas, Beath, Bocray

MONEY MARKET

Prime Money Market

Cash Investment Money Market —

Cash Investment Money Market

Wells Capital Management—Sylvester

Heritage Money Market†

Prime Cash Management Money Market

Heritage Money Market

Wells Capital Management—Sylvester

Institutional Money Market

Overland Express Sweep†

Money Market

Money Market

Money Market

Wells Capital Management—Sylvester

Money Market Trust —

Money Market Trust

Wells Capital Management—Sylvester

Prime Investment Money Market —

Prime Investment Money Market

Wells Capital Management—Sylvester

Government Money Market

Government Money Market

U.S. Govt. Money Market

Government Money Market

Wells Capital Management—Sylvester

Institutional U.S. Govt. Money Market

Treasury Plus Money Market

Treasury Money Market

Institutional Treasury Money Market

Treasury Plus Money Market

Wells Capital Management—Sylvester

100% Treasury Money Market

Institutional 100% Treasury Money Market

100% Treasury Money Market

Wells Capital Management—Sylvester

Tax-Free Money Market

California Municipal Money Market

California Municipal Money Market

California Municipal Money Market

(previously named California Tax-Free Money Market prior to 12-1-09)

Wells Capital Management—Kiselak

California Municipal Money Market Trust —

California Municipal Money Market Trust

(previously named California Tax-Free Money Market Trust prior to 12-1-09)

Wells Capital Management—Kiselak

Minnesota Money Market —

Minnesota Money Market

Wells Capital Management—Kiselak

— Institutional Municipal Money Market

Municipal Cash Management Money Market

(previously named Institutional Municipal Money Market)

Wells Capital Management—Kiselak

Municipal Money Market

Municipal Money Market

Municipal Money Market

Wells Capital Management—Kiselak

National Tax-Free Money Market —

National Tax-Free Money Market

Wells Capital Management—Kiselak

National Tax-Free Money Market Trust —

National Tax-Free Money Market Trust

Wells Capital Management—Kiselak

— New Jersey Municipal Money Market

New Jersey Municipal Money Market

Wells Capital Management—Kiselak

— New York Municipal Money Market

New York Municipal Money Market

Wells Capital Management—Kiselak

— Pennsylvania Municipal Money Market

Pennsylvania Municipal Money Market

Wells Capital Management—Kiselak

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Wells Fargo Advantage Funds Merger Fund Guide | 5

Fund Reorganization Mapping

Surviving strategy is from Wells Fargo Advantage Funds

Surviving strategy is from Evergreen Funds

Asset Class/ Category

Current Wells Fargo Advantage Funds

Current Evergreen Funds

Proposed Wells Fargo Advantage Funds Lineup

Subadvisor—Portfolio Manager(s)

VARIABLE TRUST

VT Large Company Core

VA Fundamental Large Cap

VT Core Equity

(previously named VA Fundamental Large Cap)

Wells Capital Management—McCormick, Sanders

VT Discovery† —

VT Discovery

Wells Capital Management—Pence, Leach

VT Asset Allocation —

VT Index Asset Allocation

(previously named VT Asset Allocation)

Wells Capital Management—Mellas, Blomster, Genung

VT International Core

VA International Equity

VT International Equity

(previously named VT International Core)

Wells Capital Management—Claro

VT C&B Large Cap Value

VT Equity Income —

VT Intrinsic Value

(previously named VT Equity Income)

MetWest Capital Management—Gleicher, Lisenbee, Graham, Peck

VT Large Company Growth

VA Omega

VT Omega Growth

(previously named VA Omega)

Wells Capital Management—Hamzaogullari

VT Opportunity† —

VT Opportunity

Wells Capital Management—Miletti

VT Small Cap Growth

VA Growth

VT Small Cap Growth

Wells Capital Management—Philpott, Roberts

VT Small/Mid Cap Value

VA Special Values

VT Small Cap Value

(previously named VT Small/Mid Cap Value)

Wells Capital Management—Rinaldi

VT Total Return Bond

VA Core Bond

VT Total Return Bond

Wells Capital Management—Ludgood, O’Connor

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

†In this document, the Wells Fargo Advantage Endeavor Select FundSM is referred to as the Endeavor Select Fund, the Wells Fargo Advantage Social Sustainability FundSM is referred to as the Social Sustainability Fund, the Wells Fargo Advantage Discovery FundSM is referred to as the Discovery Fund, the Wells Fargo Advantage Enterprise FundSM is referred to as the Enterprise Fund, the Wells Fargo Advantage Opportunity FundSM is referred to as the Opportunity Fund, the Wells Fargo Advantage Heritage Money Market FundSM is referred to as the Heritage Money Market Fund, the Wells Fargo Advantage Overland Express Sweep FundSM is referred to as the Overland Express Sweep Fund, the Wells Fargo Advantage Dow Jones Target Today FundSM is referred to as the Target Today Fund, the Wells Fargo Advantage Dow Jones Target 2010 FundSM is referred to as the Target 2010 Fund, the Wells Fargo Advantage Dow Jones Target 2015 FundSM is referred to as the Target 2015 Fund, the Wells Fargo Advantage Dow Jones Target 2020 FundSM is referred to as the Target 2020 Fund, the Wells Fargo Advantage Dow Jones Target 2025 FundSM is referred to as the Target 2025 Fund, the Wells Fargo Advantage Dow Jones Target 2030 FundSM is referred to as the Target 2030 Fund, the Wells Fargo Advantage Dow Jones Target 2035 FundSM is referred to as the Target 2035 Fund, the Wells Fargo Advantage Dow Jones Target 2040 FundSM is referred to as the Target 2040 Fund, the Wells Fargo Advantage Dow Jones Target 2045 FundSM is referred to as the Target 2045 Fund, the Wells Fargo Advantage Dow Jones Target 2050 FundSM is referred to as the Target 2050 Fund, the Wells Fargo Advantage WealthBuilder Conservative Allocation PortfolioSM is referred to as the WealthBuilder Conservative Allocation Portfolio, the Wells Fargo Advantage WealthBuilder Equity PortfolioSM is referred to as the WealthBuilder Equity Portfolio, the Wells Fargo Advantage WealthBuilder Growth Allocation PortfolioSM is referred to as the WealthBuilder Growth Allocation Portfolio, the Wells Fargo Advantage WealthBuilder Growth Balanced PortfolioSM is referred to as the WealthBuilder Growth Balanced Portfolio, the Wells Fargo Advantage WealthBuilder Moderate Balanced PortfolioSM is referred to as the WealthBuilder Moderate Balanced Portfolio, the Wells Fargo Advantage WealthBuilder Tactical Equity PortfolioSM is referred to as the WealthBuilder Tactical Equity Portfolio, the Wells Fargo Advantage VT Discovery FundSM is referred to as the VT Discovery Fund, and the Wells Fargo Advantage VT Opportunity FundSM is referred to as the VT Opportunity Fund.

6 | Wells Fargo Advantage Funds Merger Fund Guide

Retail Separately Managed Accounts

WF Surviving strategy is from Wells Fargo Funds Management
EF Surviving strategy is from Evergreen Investment Management Company
M Surviving strategy is from MetWest Capital Management
G Surviving strategy is from Golden Capital Management

Asset Class/ Category		Proposed Wells Fargo Retail Separately Managed Account Lineup *Subadvisor—Portfolio Manager(s)*
EQUITY		
Large Growth	WF	**Fundamental Balanced Select Growth** *Wells Capital Management—Pence, Bray*
	WF	**Fundamental Large Cap Select** *Wells Capital Management—Pence, et al.*
	WF	**Large Cap Growth** *Wells Capital Management—Ognar, et al.*
	EF	**Strategic Growth** *Wells Capital Management—Reid, et al.*
Large Value	M	**International Core Value** *MetWest Capital Management—Gleicher, et al.*
	M	**Large Cap Intrinsic Value** *MetWest Capital Management—Gleicher, et al.*
	WF	**Large Cap Value** *Cooke & Bieler—Eck, et al.*
	M	**Large Cap Value Balanced** *MetWest Capital Management—Gleicher, et al.*
Large Blend	G	**Large Cap Core** *Golden Capital Management—Moser, et al.*
	EF	**Large Cap Dividend Growth** *Wells Capital Management—McCormick, et al.*
	WF	**Social Sustainability** *Nelson Capital Management—Benner, et al.*
Mid Growth	WF	**Fundamental Mid Cap Growth** *Wells Capital Management—Pence, et al.*
	WF	**Fundamental Mid Cap Select Growth** *Wells Capital Management—Pence, et al.*
Mid Blend	G	**Mid Cap Core** *Golden Capital Management—Campbell, et al.*

Asset Class/ Category		Proposed Wells Fargo Retail Separately Managed Account Lineup *Subadvisor—Portfolio Manager(s)*
EQUITY *continued*		
Small/SMID Growth	WF	**Fundamental SMID Growth** *Wells Capital Management—Pence, et al.*
	EF	**Small Cap Growth** *Wells Capital Management—Freeman, et al.*
	WF	**Small/Medium Growth** *Wells Capital Management—Ognar, et al.*
Small/SMID Value	M	**Small Cap Intrinsic Value** *MetWest Capital Management—Sikka, et al.*
	WF	**Small Cap Value** *Wells Capital Management—Rinaldi*
	WF	**SMID Value** *Wells Capital Management—Rinaldi, et al.*
Small/SMID Blend	G	**Small Cap Core** *Golden Capital Management—Golden, et al.*
	G	**SMID Cap Core** *Golden Capital Management—Campbell, et al.*
All Cap Growth	WF	**All Cap Growth** *Wells Capital Management—Ognar, et al.*
	WF	**Fundamental All Cap Growth** *Wells Capital Management—Pence, et al.*
All Cap Value	WF	**All Cap Value** *Wells Capital Management—Miletti*
All Cap Blend	G	**All Cap Core** *Golden Capital Management—Campbell, et al.*
	WF	**U.S. Equity All Cap** *Wells Capital Management—Ognar, Tringas, et al.*
FIXED INCOME		
Taxable	WF	**CoreBuilder® Government Securities*** *Wells Capital Management—Bray*
Tax-Free	WF	**CoreBuilder® Municipal Income*** *Wells Capital Management—Fitterer, Miller*
	WF	**National Tax-Exempt Fixed Income** *Wells Capital Management—Van Poppel*

Wells Fargo Advantage Funds Merger Fund Guide | 7

Retail Separately Managed Accounts

As part of the merger of our organizations, the legacy Evergreen Investments separately managed accounts will be combined with the Wells Fargo separately managed accounts effective February 2010. The Golden Capital Management and MetWest Capital Management separately managed accounts will continue to operate autonomously. The following provides an overview of our Retail Separately Managed Account strategies lineup.

Surviving strategy is from Wells Fargo Funds Management

Surviving strategy is from Evergreen Investment Management Company

Asset Class/Category Proposed Wells Fargo Retail Separately Managed Account Lineup

Subadvisor—Portfolio Manager(s)

EQUITY

Large Growth Fundamental Balanced Select Growth Wells Capital Management—Pence, Bray

Fundamental Large Cap Select Wells Capital Management—Pence, et al.

Large Cap Growth Wells Capital Management—Ognar, et al.

Strategic Growth Wells Capital Management—Reid, et al.

Large Value

International Core Value MetWest Capital Management—Gleicher, et al.

Large Cap Intrinsic Value MetWest Capital Management—Gleicher, et al.

Large Cap Value Cooke & Bieler—Eck, et al.

Large Cap Value Balanced MetWest Capital Management—Gleicher, et al.

Large Blend Large Cap Core Golden Capital Management—Moser, et al.

Large Cap Dividend Growth Wells Capital Management—McCormick, et al.

Social Sustainability Nelson Capital Management—Benner, et al.

Mid Growth Fundamental Mid Cap Growth Wells Capital Management—Pence, et al.

Fundamental Mid Cap Select Growth Wells Capital Management—Pence, et al.

Mid Blend Mid Cap Core Golden Capital Management—Campbell, et al.

Surviving strategy is from MetWest Capital Management

Surviving strategy is from Golden Capital Management

Asset Class/Category Proposed Wells Fargo Retail Separately Managed Account Lineup Subadvisor—Portfolio Manager(s)

EQUITY continued

Small/SMID Growth Fundamental SMID Growth Wells Capital Management—Pence, et al.

Small Cap Growth Wells Capital Management—Freeman, et al.

Small/Medium Growth Wells Capital Management—Ognar, et al.

Small/SMID Value Small Cap Intrinsic Value MetWest Capital Management—Sikka, et al.

Small Cap Value Wells Capital Management—Rinaldi

SMID Value Wells Capital Management—Rinaldi, et al.

Small/SMID Blend Small Cap Core Golden Capital Management—Golden, et al.

SMID Cap Core Golden Capital Management—Campbell, et al.

All Cap Growth All Cap Growth Wells Capital Management—Ognar, et al.

Fundamental All Cap Growth Wells Capital Management—Pence, et al.

All Cap Value All Cap Value Wells Capital Management—Miletti

All Cap Blend All Cap Core Golden Capital Management—Campbell, et al.

U.S. Equity All Cap Wells Capital Management—Ognar, Tringas, et al.

FIXED INCOME

Taxable CoreBuilder® Government Securities* Wells Capital Management—Bray

Tax-Free CoreBuilder® Municipal Income* Wells Capital Management—Fitterer, Miller

National Tax-Exempt Fixed Income Wells Capital Management—Van Poppel

*The CoreBuilder® Series G and Series M mutual funds are proposed to be available and offered only through sponsor firm platforms.

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Wells Fargo Advantage Funds Merger Fund Guide | 7

Common Questions

To help provide you with additional detail about the impact of the proposed Wells Fargo Advantage Funds and Evergreen Funds merger, below are answers to some common questions. For the latest information, you can continue to rely on your current relationship contacts or service center at Wells Fargo Advantage Funds and Evergreen InvestmentsSM, as well as our respective Web sites, www.wellsfargo.com/advantagefunds and www.evergreeninvestments.com. Your financial advisor is also a good source of information.

How will bringing together your two organizations benefit me?

Wells Fargo Advantage Funds and Evergreen Funds share a common vision of delivering the highest level of services available in the industry to our business partners, our clients, and our fund shareholders. Combined, we’ll be able to provide you with even greater scale and resources than are available to you today.

Our goal is to provide highly competitive investment solutions to help you succeed. In addition to mutual funds, you’ll have access to complementary solutions, such as separately managed accounts, education investment strategies, and retirement plans.

What’s more, because both our organizations share a common investment viewpoint, there’s a synergy that makes for a natural fit, offering you a clear basis of continuity. Our asset management platforms have been built around the belief that independent investment teams—each with its own distinct philosophies and processes—provide a superior level of expertise. Using its own proprietary research and analysis, each team is free to focus on results and concentrate on managing money.

How will the reorganization of the Wells Fargo Advantage Funds lineup affect the portfolio management teams?

As part of our product rationalization analysis, we performed an in-depth evaluation of our subadvisors. As a result, there will be some changes to investment teams and fund strategies. Also, many Evergreen Investments portfolio teams will join Wells Fargo and continue to manage their respective products, which will, upon approval, be branded Wells Fargo Advantage Funds. Please refer to the product mapping guide in the previous pages for additional descriptions of these changes.

In keeping with the Wells Fargo Advantage Funds and Evergreen Funds “multi-boutique” approach to asset management, all teams will continue to operate autonomously and work from their present locations using their respective unique investment philosophies, risk-management strategies, and security selection processes.

Whom should I work with now?

Until the merger of our two organizations is complete, both Wells Fargo Advantage Funds and Evergreen Funds will continue to be offered. As we noted earlier, for the latest news and information, you can continue to rely on your existing relationship contacts or your financial advisor, or check our respective company Web sites, www.wellsfargo.com/advantagefunds and www.evergreeninvestments.com.

8| Wells Fargo Advantage Funds Merger Fund Guide

Can investors continue to invest in Evergreen Funds before consolidation with Wells Fargo Advantage Funds?	Yes. Shareholders and new investors can continue to invest until the merger date.

Will any funds be liquidated as a result of the merger of the fund families?

Yes. A limited number of funds will be discontinued. They are: the Evergreen Golden Mid Cap Core Fund, the Evergreen VA High Income Fund, the Evergreen VA Diversified Capital Builder Fund, the Evergreen VA Diversified Income Builder Fund, and the Wells Fargo Advantage VT Money Market Fund.

Will the new fund lineup result in changes to fees?

While the experiences of individual shareholders will differ, our proposed fund lineup has a highly competitive fee structure that, for many shareholders, is expected to result in a reduction of fund expenses.

How will fund shareholders be notified about the changes?

In January 2010, we will mail a prospectus supplement to all impacted fund shareholders, which will notify them of the proposed modifications to their fund investments. Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the second quarter of 2010, with shareholder meetings to be held in early summer.

What are the expected key dates for the merger of the fund families?	Following is an overview of the events you should expect to occur over the next few months.

Anticipated Time Frame for Upcoming Merger Activities

	April 2010	Proxy voting materials mailed to all impacted fund shareholders

	June 2010	Shareholder meeting held for final vote on reorganization proposals

Mid-July 2010

Merger of Evergreen Funds and Wells Fargo Advantage Funds is expected to be completed, and going forward, all Funds will be offered under the name Wells Fargo Advantage Funds, pending shareholder approval

Wells Fargo Advantage Funds Merger Fund Guide | 9

More information about Wells Fargo Advantage Funds®  is available free upon request. To obtain literature, please write, e-mail, or call:

Wells Fargo Advantage Funds

P.O. Box 8266

Boston, MA 02266-8266

E-mail: wfaf@wellsfargo.com

Investment Professionals: 1-888-877-9275

Web site: www.wellsfargo.com/advantagefunds

Additional Information and Where to Find it

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed shell reorganizations and mergers, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission. All shareholders are advised to read the prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, fees, expenses, risk considerations, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the prospectus/proxy statement to its shareholders once it is declared effective by the Commission. Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the prospectus/proxy statement, once available, may also be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, or at www.wellsfargo.com/advantagefunds or by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, or at www.evergreeninvestments.com. The target and the acquirer also file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in prospectus/proxy statement when it is filed with the Commission.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund’s prospectus for additional information on risks.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

A portion of the municipal income funds’ income may be subject to federal, state, and/or local income taxes or the alternative minimum tax (AMT). Any capital gains distributions may be taxable.

The U.S. government guarantee applies to certain of the underlying securities and not to shares of the Funds.

For 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider the investment objectives, risks, charges, and expenses before investing. For a current prospectus for Wells Fargo Advantage Funds or a current program description for certain 529 college savings plans, containing this and other information, visit www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com for Evergreen Funds. Read the prospectus carefully before investing.

“Dow Jones” and “Dow Jones Target Date Indexes” are service marks of Dow Jones & Company, Inc., and have been licensed for use for certain purposes by Global Index Advisors, Inc., and Wells Fargo Funds Management, LLC. The Dow Jones Target Date Indexes are based in part on the Barclays Capital Bond Indexes, which are published by Barclays Capital, Inc. The Wells Fargo Advantage Dow Jones Target Date FundsSM, based on the Dow Jones Target Date Indexes, are not sponsored, endorsed, sold, or promoted by Dow Jones or Barclays Capital, and neither Dow Jones nor Barclays Capital makes any representation regarding the advisability of investing in such product(s) and/or about the quality, accuracy, and/or completeness of the Dow Jones Target Date Indexes or the Barclays Capital Bond Indexes. IN NO EVENT SHALL DOW JONES, BARCLAYS CAPITAL, OR ANY OF THEIR LICENSORS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services and Wells Fargo Advantage Funds®  and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 116068 1-10

FOR INSTITUTIONAL INVESTOR USE ONLY—NOT FOR USE WITH THE PUBLIC

© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

WELLS FARGO ADVANTAGE FUNDS®

Proposed New Fund Lineup

As of January 13, 2010

FUND NAME	CLASS	CUSIP	TICKER
Equity Funds
Classic Value Fund	A	TBD	ETRAX
	B	TBD	ETRBX
	C	TBD	ETRCX
	R	TBD	ETRRX
	Admin	TBD	EVTRX
Disciplined Value Fund	A	TBD	EDSAX
	C	TBD	EDSCX
	Inv	TBD	TBD
	Admin	TBD	EDSIX
Index Fund	A1	94984B777	TBD
	B	94984B769	TBD
	C1	TBD	TBD
	Inv	949915730	TBD
	Admin	94975G686	TBD
Large Cap Core Fund	A	TBD	EGOAX
	C	TBD	EGOCX
	Inv	TBD	TBD
	Admin	TBD	EGOIX
	I	TBD	TBD
Diversified Equity Fund	A	94975G108	NVDAX
	B	94975G207	NVDBX
	C	94975G306	WFDEX
	Admin	94975G405	NVDEX
Growth Opportunities Fund	A	TBD	ESMGX
	I	TBD	ESMIX
Traditional Small Cap Growth Fund	A	TBD	EGWAX
	I	TBD	EGRYX
Premier Large Company Growth Fund	A	TBD	EKJAX
	B	TBD	EKJBX
	C	TBD	EKJCX
	Inv	TBD	TBD
	Admin	TBD	TBD
	I	TBD	EKJYX
Capital Growth Fund	A	949921100	WFCGX
	C	949921209	WFCCX
	Inv	949915623	SLGIX
	Admin	949915631	WFCDX
	I	949915615	WWCIX
Special Mid Cap Value Fund	A	949921308	WFPAX
	C	949921407	WFPCX
	Inv	949915490	SMCDX
	Admin	949915516	WFMDX
	I	949915482	WFMIX
Special Small Cap Value Fund	A	TBD	ESPAX
	B	TBD	ESPBX
	C	TBD	ESPCX
	Admin	TBD	ESPIX
Emerging Markets Equity Fund	A	TBD	EMGAX
	B	TBD	EMGBX
	C	TBD	EMGCX
	Admin	TBD	EMGYX
International Equity Fund	A	TBD	TBD
	B	TBD	TBD
	C	TBD	TBD
	R	TBD	TBD
	Admin	TBD	TBD
	I	TBD	TBD
Diversified International Fund	A	94975G678	SILAX
	B	94975G660	SILBX
	C	94975G652	WFECX
	Inv	94984B686	WIEVX
	Admin	94975G645	WFIEX
	I	949917322	WFISX
Intrinsic Value Fund	A	TBD	EIVAX
	B	TBD	EIVBX
	C	TBD	EIVCX
	I	TBD	EIVIX
Disciplined U.S. Core Fund	A	TBD	EVSAX
	C	TBD	EVSTX
	Admin	TBD	EVSYX
Core Equity Fund	A	TBD	EGIAX
	B	TBD	EGIBX
	C	TBD	EGICX
	Admin	TBD	EVVTX

FOR INSTITUTIONAL INVESTOR USE ONLY - NOT FOR USE WITH THE PUBLIC

Wells Fargo Advantage Funds Proposed New Fund Lineup | 1

FUND NAME	CLASS	CUSIP	TICKER
Equity Funds continued
Omega Growth Fund	A	TBD	EKOAX
	B	TBD	EKOBX
	C	TBD	EKOCX
	R	TBD	EKORX
	Admin	TBD	EOMYX
Small/Mid Cap Core Fund	A	TBD	ECOAX
	C	TBD	ECOCX
	Admin	TBD	ECOIX
Disciplined Global Equity Fund	A	TBD	EAGLX
	C	TBD	ECGLX
	Admin	TBD	EYGLX
Global Opportunities Fund	A	TBD	EKGAX
	B	TBD	EKGBX
	C	TBD	EKGCX
	Admin	TBD	EKGYX
Intrinsic World Equity Fund	A	TBD	EWEAX
	C	TBD	EWECX
	Admin	TBD	EWEIX
Health Care Fund	A	TBD	EHABX
	B	TBD	EHCBX
	C	TBD	EHCCX
	Admin	TBD	EHCYX
Precious Metals Fund	A	TBD	EKWAX
	B	TBD	EKWBX
	C	TBD	EKWCX
	I	TBD	EKWYX
Utility and Telecommunications Fund	A	TBD	EVUAX
	B	TBD	EVUBX
	C	TBD	EVUCX
	I	TBD	EVUYX
Specialized Technology Fund	A	94975H148	WFSTX
	B	94975H130	WFTBX
	C	94975H122	WFTCX
	Inv	949917207	WFTZX
Strategic Large Cap Growth Fund	A	TBD	ESGAX
	C	TBD	ESGTX
	R	TBD	ESGRX
	I	TBD	ESGIX
C&B Large Cap Value Fund	A	94975J326	CBEAX
	B	94975J318	CBEBX
	C	94975J292	CBECX
	Inv	94975J284	CBEQX
	Admin	94975J276	CBLLX
	I	94975J268	CBLSX
Endeavor Select Fund†	A	949915599	STAEX
	B	949915581	WECBX
	C	949915573	WECCX
	Admin	949915557	WECDX
	I	949915565	WFCIX
Equity Value Fund	A	94975J839	WLVAX
	B	94975J821	WLVBX
	C	94975J813	WLVCX
	Admin	94975J797	WLVIX
	I	949917348	WLVSX
Growth Fund	A	949915672	SGRAX
	C	949915722	WGFCX
	Inv	949915680	SGROX
	Admin	949915698	SGRKX
	I	949915714	SGRNX
Large Cap Growth Fund	Inv	949915532	STRFX
Large Company Value Fund	A	949921696	WLCAX
	C	949921811	WFLVX
	Inv	949915847	SDVIX
	Admin	949915854	WWIDX
	I	949921795	WLCIX
Social Sustainability Fund†	A	949921514	WSSAX
	C	949921498	WSRCX
	Admin	949921480	WSRAX
C&B Mid Cap Value Fund	A	94975J250	CBMAX
	B	94975J243	CBMBX
	C	94975J235	CBMCX
	Inv	94975J227	CBMDX
	Admin	94975J219	CBMIX
	I	94975J193	CBMSX
Common Stock Fund	A	949915441	SCSAX
	B	949915433	SCSKX
	C	949915425	STSAX
	Inv	949915417	STCSX
Discovery Fund†	A	949921506	WFDAX
	C	949921605	WDSCX
	Inv	949915342	STDIX
	Admin	949915359	WFDDX
	I	949917355	WFDSX
Enterprise Fund†	A	949915375	SENAX
	C	949921779	WENCX
	Inv	949915383	SENTX
	Admin	949915391	SEPKX
	I	949915367	WFEIX
Mid Cap Growth Fund	A	94975J201	WFMCX
	B	94975J300	WFMBX
	C	94975J409	WFMHX
	Inv	949915334	WFMZX
	Admin	949921761	WMCGX
	I	949921753	WFMGX
Opportunity Fund†	A	949915458	SOPVX
	C	949921787	WFOPX
	Inv	949915466	SOPFX
	Admin	949915474	WOFDX

Wells Fargo Advantage Funds Proposed New Fund Lineup | 2

FUND NAME	CLASS	CUSIP	TICKER
Equity Funds continued
Diversified Small Cap Fund	Admin	94975G801	NVDSX
Emerging Growth Fund	A	949921720	WEMAX
	C	949921712	WEMCX
	Inv	949917256	WFGTX
	Admin	949917264	WFGDX
	I	949921688	WEMIX
Intrinsic Small Cap Value Fund	A	949921746	WFSMX
	C	949921738	WSCDX
	Inv	949915243	SCOVX
	Admin	949915250	WFSDX
	I	949915235	WFSSX
Small Cap Growth Fund[2]	A	94975J532	MNSCX
	B	94975J524	WMNBX
	C	94975J516	WMNCX
	Inv	949915227	WFSZX
	Admin	94975J490	WMNIX
	I	949915219	WFSIX
Small Cap Opportunities Fund[1]	Admin	94975G488	NVSOX
Small Cap Value Fund	A	949915326	SMVAX
	B	949915318	SMVBX
	C	949915292	SMVCX
	Inv	949915284	SSMVX
	I	949921845	WFSVX
Small Company Growth Fund	A	94975J359	WFSAX
	B	94975J342	WFSBX
	C	94975J334	WSMCX
	Admin	94975G447	NVSCX
	I	949921571	WSCGX
Small Company Value Fund	A	94975P884	SCVAX
	B	94975P876	SCVBX
	C	94975J748	SCVFX
	Admin	94975P868	SCVIX
Small/Mid Cap Value Fund	A	949921704	WFVAX
	C	949921803	WFCVX
	Inv	949915268	SMMVX
	Admin	949915276	WWMDX
	I	949917363	WWMSX
Asia Pacific Fund	A	949921886	WFAAX
	C	949921878	WFCAX
	Inv	949915136	SASPX
International Value Fund	A	94975A762	WFFAX
	B	949915128	WFVBX
	C	949915110	WFVCX
	Admin	949917108	WFVDX
	I	949917314	WFVIX
Fixed-Income Funds
Short-Term Municipal Bond Fund	A	94984B751	WSMAX
	C	949917876	WSSCX
	Inv	949917868	STSMX
	I	949921654	WSBIX
Intermediate Tax/AMT-Free Fund	A	949921860	WFTAX
	C	949921852	WFTFX
	Inv	949917850	SIMBX
	Admin	949921597	WFITX
	I	949921662	WITIX
Municipal Bond Fund	A	949917843	WMFAX
	B	949917835	WMFBX
	C	949917827	WMFCX
	Inv	949917819	SXFIX
	Admin	949917793	WMFDX
	I	949921670	WMBIX
California Tax-Free Fund	A	94975H718	SCTAX
	B	94975H692	SGCBX
	C	94975H684	SCTCX
	Admin	94975H676	SGCAX
Ultra Short-Term Income Fund	A	949917728	SADAX
	C	94984B710	WUSTX
	Inv	949917736	STADX
	Admin	949917710	WUSDX
	I	949917744	SADIX
High Yield Bond Fund	A	TBD	EKHAX
	B	TBD	EKHBX
	C	TBD	EKHCX
	Admin	TBD	TBD
High Income Fund	A	949917512	SHBAX
	B	94984B736	WFNBX
	C	94984B728	WFNCX
	Inv	949917520	STHYX
	I	949917538	SHYYX
Income Plus Fund	A	94975H791	STYAX
	B	94975H783	STYBX
	C	94975H775	WFIPX
	Inv	949921522	WIPNX
	I	94984B694	WIPIX
Total Return Bond Fund	A	94975J631	MBFAX
	B	94975J623	MBFBX
	C	94975J615	MBFCX
	R	TBD	TBD
	Inv	949917439	WTRZX
	Admin	94975J599	MNTRX
	I	94975J581	MBFIX

Wells Fargo Advantage Funds Proposed New Fund Lineup | 3

FUND NAME	CLASS	CUSIP	TICKER
Fixed-Income Funds continued
Government Securities Fund	A	949917553	SGVDX
	B	94984B744	WGSBX
	C	949917587	WGSCX
	Inv	949917561	STVSX
	Admin	949917546	WGSDX
	I	949917579	SGVIX
Strategic Municipal Bond Fund	A	TBD	VMPAX
	B	TBD	VMPIX
	C	TBD	DHICX
	Admin	TBD	VMPYX
North Carolina Tax-Free Fund	A	TBD	ENCMX
	C	TBD	ENCCX
	I	TBD	ENCYX
Pennsylvania Tax-Free Fund	A	TBD	EKVAX
	B	TBD	EKVBX
	C	TBD	EKVCX
	I	TBD	EKVYX
Adjustable Rate Government Fund	A	TBD	ESAAX
	B	TBD	ESABX
	C	TBD	ESACX
	I	TBD	EKIZX
International Bond Fund	A	TBD	ESIYX
	B	TBD	ESIUX
	C	TBD	ESIVX
	I	TBD	ESICX
Inflation-Protected Bond Fund	A	94975J730	IPBAX
	B	94975J722	IPBBX
	C	94975J714	IPBCX
	Admin	94975J698	IPBIX
Short Duration Government Bond Fund	A	94975J573	MSDAX
	B	94975J565	MSDBX
	C	94975J557	MSDCX
	Admin	94975J540	MNSGX
	I	949917595	WSGIX
Short-Term Bond Fund	A	949917637	SSTVX
	C	949921639	WFSHX
	Inv	949917645	SSTBX
	I	949917652	SSHIX
Short-Term High Yield Bond Fund	A	949917611	SSTHX
	C	949921621	WFHYX
	Inv	949917629	STHBX
California Limited-Term Tax-Free Fund	A	94975H668	SFCIX
	C	94975J755	SFCCX
	Admin	94975H650	SCTIX
Colorado Tax-Free Fund	A	94975H643	NWCOX
	B	94975H635	NWCBX
	C	949921589	WCOTX
	Admin	94975H627	NCOTX
Minnesota Tax-Free Fund	A	94975H593	NMTFX
	B	94975H585	NWMBX
	C	949917769	WMTCX
	Admin	94975H577	NWMIX
Ultra Short-Term Municipal Income Fund	A	949917884	SMAVX
	C	949921647	WFUSX
	Inv	949917801	SMUAX
	I	949917702	SMAIX
Wisconsin Tax-Free Fund	A	949921613	WWTFX
	C	949917785	WWTCX
	Inv	949917777	SWFRX
Money Market Funds
Cash Investment Money Market Fund	Select	94984B819	WFQXX
	I	94975H437	WFIXX
	Admin	94975J474	WFAXX
	Svc	94975H445	NWIXX
Heritage Money Market Fund†	Select	94984B793	WFJXX
	I	949917397	SHIXX
	Admin	949917389	SHMXX
	Svc	TBD	TBD
Prime Investment Money Market Fund	I	94975P504	PIIXX
	Svc	94975H395	NWRXX
Money Market Fund	Svc	TBD	TBD
	A	94975H429	STGXX
	B	94975H411	–
	C	TBD	–
	Inv	949917371	WMMXX
	Daily	TBD	–
Money Market Trust	–	94975H387	–
Government Money Market Fund	I	94975P405	GVIXX
	Admin	94975J466	WGAXX
	Svc	94975H254	NWGXX
	A	94975H262	WFGXX
	Swp	TBD	–
Treasury Plus Money Market Fund	I	94975H296	PISXX
	Admin	949921563	WTPXX
	Svc	94975H312	PRVXX
	A	94975H320	PIVXX
	Swp	TBD	–
100% Treasury Money Market Fund	Admin	TBD	TBD
	Svc	94975H270	NWTXX
	A	94975H288	WFTXX
	Swp	TBD	–
National Tax-Free Money Market Fund	I	94975H353	WFNXX
	Admin	949917421	WNTXX
	Svc	94975H361	MMIXX
	A	94975H379	NWMXX
	Swp	TBD	–

Wells Fargo Advantage Funds Proposed New Fund Lineup | 4

FUND NAME	CLASS	CUSIP	TICKER
Money Market Funds continued
National Tax-Free Money Market Trust	–	94975H346	–
Municipal Cash Management Money Market Fund	I	TBD	EMMXX
	Svc	TBD	EISXX
Municipal Money Market Fund	I	949921555	TBD
	Svc	TBD	TBD
	A	TBD	TBD
	Inv	949917413	TBD
	Swp	TBD	–
California Municipal Money Market Fund	I	949921548	WCTXX
	Svc	94975H460	WFCXX
	A	94975H478	SGCXX
	Swp	TBD	–
California Municipal Money Market Trust	–	TBD	–
Minnesota Money Market Fund	A	94975H163	WMNXX
	Swp	TBD	–
New Jersey Municipal Money Market Fund	Svc	TBD	EJMXX
	A	TBD	ENJXX
	Swp	TBD	–
New York Municipal Money Market Fund	Svc	TBD	ENIXX
	A	TBD	ENYXX
	Swp	TBD	–
Pennsylvania Municipal Money Market Fund	Svc	TBD	EPAXX
	A	TBD	EPPXX
	Swp	TBD	–
Asset Allocation Funds
Growth Balanced Fund	A	94975G397	WFGBX
	B	94975G389	NVGRX
	C	94975G371	WFGWX
	Admin	94975G363	NVGBX
Conservative Allocation Fund	Admin	94975H767	NVCBX
Index Asset Allocation Fund	A	94975H247	SFAAX
	B	94975H239	SASBX
	C	94975H221	WFALX
	Admin	94975H213	WFAIX
Asset Allocation Fund	A	TBD	EAAFX
	B	TBD	EABFX
	C	TBD	EACFX
	R	TBD	EAXFX
	Admin	TBD	EAIFX
Moderate Balanced Fund	A	94975J425	WFMAX
	B	94975J417	WMOBX
	C	94975J391	WFBCX
	Admin	94975H106	NVMBX
Target Today Fund†	A3	94975G322	STWRX
	B	94975G314	WFOKX
	C	94975G298	WFODX
	Inv	949917249	WFBTX
	Admin	94975G280	WFLOX
	I	949915102	WOTDX
Target 2010 Fund†	A3	94975G272	STNRX
	B	94975G264	SPTBX
	C	94975G256	WFOCX
	Inv	949917231	WFCTX
	Admin	94975G249	WFLGX
	I	949915201	WFOAX
Target 2015 Fund†	Inv	94984B306	WFQEX
	Admin	94984B108	WFFFX
	I	94984B207	WFSCX
Target 2020 Fund†	A3	94975G231	STTRX
	B	94975G223	STPBX
	C	94975G215	WFLAX
	Inv	949917223	WFDTX
	Admin	94975G199	WFLPX
	I	949915300	WFOBX
Target 2025 Fund†	Inv	94984B603	WFGYX
	Admin	94984B405	WFTRX
	I	94984B504	WFTYX
Target 2030 Fund†	A3	94975G181	STHRX
	B	94975G173	SGPBX
	C	94975G165	WFDMX
	Inv	949917215	WFETX
	Admin	94975G157	WFLIX
	I	949915409	WFOOX
Target 2035 Fund†	Inv	94984B884	WFQTX
	Admin	94984B702	WFQWX
	I	94984B801	WFQRX
Target 2040 Fund†	A3	94975G140	STFRX
	B	94975G132	SLPBX
	C	94975G124	WFOFX
	Inv	949917199	WFFTX
	Admin	94975G116	WFLWX
	I	949915508	WFOSX
Target 2045 Fund†	Inv	94984B850	WFQSX
	Admin	94984B876	WFQYX
	I	94984B868	WFQPX
Target 2050 Fund†	Inv	94984B827	WFQGX
	Admin	94984B843	WFQDX
	I	94984B835	WFQFX

Wells Fargo Advantage Funds Proposed New Fund Lineup | 5

FUND NAME	CLASS	CUSIP	TICKER
Asset Allocation Funds continued
Diversified Capital Builder	A	TBD	EKBAX
	B	TBD	EKBBX
	C	TBD	EKBCX
	I	TBD	EKBYX
Diversified Income Builder	A	TBD	EKSAX
	B	TBD	EKSBX
	C	TBD	EKSCX
	I	TBD	EKSYX
Variable Trust Funds
VT Total Return Bond Fund	2	949756209	–
VT Omega Growth Fund	1	TBD	–
	2	TBD	–
VT Core Equity Fund	1	TBD	–
	2	TBD	–
VT Small Cap Value Fund	1	TBD	–
	2	949756837	–
VT Small Cap Growth Fund[4]	1	TBD	–
	2	949756886	–
VT International Equity Fund	1	TBD	–
	2	949756605	–
VT Intrinsic Value Fund	2	TBD	–
VT Index Asset Allocation Fund	2	949756100	–
VT Discovery Fund†	2	949756852	–
VT Opportunity Fund†	2	949756845	–
Closed-End Funds
Global Dividend Opportunity Fund
Income Advantage Fund
International Balanced Income Fund
Multi-Sector Income Fund
Utilities and High Income Fund
WealthBuilder Funds
WealthBuilder Conservative Allocation Portfolio†	–	94975J136	WBCAX
WealthBuilder Equity Portfolio†	–	94975G421	WBGIX
WealthBuilder Growth Allocation Portfolio†	–	94975J128	WBGGX
WealthBuilder Growth Balanced Portfolio†	–	94975H205	WBGBX
WealthBuilder Moderate Balanced Portfolio†	–	94975J110	WBBBX
WealthBuilder Tactical Equity Portfolio†	–	94975G439	WBGAX

*	Please note: As of February 14, 2008, Class B shares are closed to new investors.

1.	The Fund is closed to new investors.

2.	The Fund is open to existing wrap programs and RIAs that utilize the Fund in models as described in the Statement of Additional Information. The Fund is closed to all other investors.

3.	The Fund is open to certain institutional investors, retirement plans, and wrap programs as described in the Statement of Additional Information. The Fund is closed to all other investors.

4.

The Fund is closed to new investors. However, existing participation agreements and new participation agreements entered into with Wells Fargo Funds Management in order to effect a merger may be allowed to continue to add new investors.

Wells Fargo Advantage Funds Proposed New Fund Lineup | 6

More information about Wells Fargo Advantage Funds®  is available free upon request. To obtain literature, please write, e-mail, or call:

Wells Fargo Advantage Funds

P.O. Box 8266

Boston, MA 02266-8266

Investment Professionals: 1-888-877-9275

Web site: www.wellsfargo.com/advantagefunds

Additional Information and Where to Find it

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed shell reorganizations and mergers, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission. All shareholders are advised to read the prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, fees, expenses, risk considerations, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the prospectus/proxy statement to its shareholders once it is declared effective by the Commission. Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the prospectus/proxy statement, once available, may also be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, or at www.wellsfargo.com/advantagefunds or by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, or at www.evergreeninvestments.com. The target and the acquirer also file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in prospectus/proxy statement when it is filed with the Commission.

†

In this document, the Wells Fargo Advantage Endeavor Select FundSM  is referred to as the Endeavor Select Fund, the Wells Fargo Advantage Social Sustainability FundSM  is referred to as the Social Sustainability Fund, the Wells Fargo Advantage Discovery FundSM  is referred to as the Discovery Fund, the Wells Fargo Advantage Enterprise FundSM  is referred to as the Enterprise Fund, the Wells Fargo Advantage Opportunity FundSM  is referred to as the Opportunity Fund, the Wells Fargo Advantage Heritage Money Market FundSM  is referred to as the Heritage Money Market Fund, the Wells Fargo Advantage Dow Jones Target Today FundSM  is referred to as the Target Today Fund, the Wells Fargo Advantage Dow Jones Target 2010 FundSM  is referred to as the Target 2010 Fund, the Wells Fargo Advantage Dow Jones Target 2015 FundSM  is referred to as the Target 2015 Fund, the Wells Fargo Advantage Dow Jones Target 2020 FundSM  is referred to as the Target 2020 Fund, the Wells Fargo Advantage Dow Jones Target 2025 FundSM  is referred to as the Target 2025 Fund, the Wells Fargo Advantage Dow Jones Target 2030 FundSM  is referred to as the Target 2030 Fund, the Wells Fargo Advantage Dow Jones Target 2035 FundSM  is referred to as the Target 2035 Fund, the Wells Fargo Advantage Dow Jones Target 2040 FundSM  is referred to as the Target 2040 Fund, the Wells Fargo Advantage Dow Jones Target 2045 FundSM  is referred to as the Target 2045 Fund, the Wells Fargo Advantage Dow Jones Target 2050 FundSM  is referred to as the Target 2050 Fund, the Wells Fargo Advantage WealthBuilder Conservative Allocation PortfolioSM  is referred to as the WealthBuilder Conservative Allocation Portfolio, the Wells Fargo Advantage WealthBuilder Equity PortfolioSM  is referred to as the WealthBuilder Equity Portfolio, the Wells Fargo Advantage WealthBuilder Growth Allocation PortfolioSM  is referred to as the WealthBuilder Growth Allocation Portfolio, the Wells Fargo Advantage WealthBuilder Growth Balanced PortfolioSM  is referred to as the WealthBuilder Growth Balanced Portfolio, the Wells Fargo Advantage WealthBuilder Moderate Balanced PortfolioSM  is referred to as the WealthBuilder Moderate Balanced Portfolio, the Wells Fargo Advantage WealthBuilder Tactical Equity PortfolioSM  is referred to as the WealthBuilder Tactical Equity Portfolio, the Wells Fargo Advantage VT Discovery FundSM  is referred to as the VT Discovery Fund, and the Wells Fargo Advantage VT Opportunity FundSM  is referred to as the VT Opportunity Fund.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund’s prospectus for additional information on risks.

A portion of the municipal Funds’ income may be subject to federal, state, and/or local income taxes or the alternative minimum tax (AMT). Any capital gains distributions may be taxable. The U.S. government guarantee applies to certain underlying securities and not to shares of the Funds.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

Carefully consider the investment objectives, risks, charges, and expenses before investing. For a current prospectus containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds, and www.evergreeninvestments.com/mf for Evergreen Funds. Read the prospectus carefully before investing.

For the Variable Trust Funds, please refer to the prospectus provided by your participating insurance company for detailed information describing the separate accounts, including information regarding surrender charges, mortality and expense risk fees, and other charges that may be assessed by the participating insurance companies.

“Dow Jones” and “Dow Jones Target Date Indexes” are service marks of Dow Jones & Company, Inc., and have been licensed for use for certain purposes by Global Index Advisors, Inc., and Wells Fargo Funds Management, LLC. The Dow Jones Target Date Indexes are based in part on the Barclays Capital Bond Indexes, which are published by Barclays Capital, Inc. The Wells Fargo Advantage Dow Jones Target Date Funds,SM  based on the Dow Jones Target Date Indexes, are not sponsored, endorsed, sold, or promoted by Dow Jones or Barclays Capital, and neither Dow Jones nor Barclays Capital makes any representation regarding the advisability of investing in such product(s) and/or about the quality, accuracy, and/or completeness of the Dow Jones Target Date Indexes or the Barclays Capital Bond Indexes. IN NO EVENT SHALL DOW JONES, BARCLAYS CAPITAL, OR ANY OF THEIR LICENSORS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Evergreen Investments Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investments Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investments Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 116473 1-10

© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

One Hundred Heritage Reserve

Menomonee Falls, Wisconsin 53051

January 13, 2010

The Integration of Our Fund Families Has Begun

Dear Valued Business Partner:

Recently, the Boards of Trustees of Wells Fargo Advantage Funds®  and Evergreen Funds approved the merger of our fund families and a proposed new fund lineup that will be branded under the Wells Fargo Advantage Funds name. As you can see, we’ve made significant progress toward bringing our two organizations together.

The proposed fund family was developed after thoughtful and thorough evaluation of each fund and the needs of our investors. We believe the result is a powerful and comprehensive array of products that leverages the strengths of both organizations to benefit you and your clients through access to:

•	Our combined investment expertise, with independent portfolio teams that will continue to adhere to their own distinct strategies and processes.

•	Fund choices with highly competitive fee structures that, for many shareholders, are expected to result in reductions in fund expenses.

•	A family of mutual funds with even greater depth and breadth than before, including more choices in investment styles and strategies.

•	Complementary investment solutions, such as separately managed accounts, college investing plans, and retirement products.

What to expect in the coming months

Proxies for the reorganization of our fund families are expected to be mailed to shareholders during the early part of the second quarter of 2010, with shareholder meetings held in early summer. Upon shareholder approval, the reorganization of our fund lineup (and other related changes) will likely be completed by mid-summer. Watch for additional information regarding the proxy mailings.

Action required by your firm

We look forward to continuing our partnership with you as we head in this new direction. As a result of the merger, we will need to execute a new dealer agreement with your firm. To implement this change, please complete and return the enclosed documents no later than May 21, 2010:

•	A Wells Fargo Advantage Funds Dealer Agreement

•	A Wells Fargo Advantage Funds Dealer Information/NSCC Implementation Sheet

Complete the documents as follows:

•	Insert your firm’s name and execution date in the first paragraph on page 1 of the Dealer Agreement.

•	Insert your firm’s address and phone number in the signature block on page 13 of the Dealer Agreement.

•	Sign the Dealer Agreement and retain a copy for your records.

•	Complete the Dealer Information Sheet in its entirety.

(Over)

Please return the completed documents to us by May 21, 2010, via:

Fax:	1-866-935-5013; or

E-mail:	wffmgcontractsandagreements@wellsfargo.com; or

Mail:	Use the enclosed business reply envelope.

Additional information

Enclosed are proposed merger mapping and fund lineup documents for your reference. In addition, you may visit the “Integration News” section on our Web sites at www.wellsfargo.com/advantagefunds or www.evergreeninvestments.com for more details. If you have questions about the execution of the enclosed documents, please e-mail us at wffmgcontractsandagreements@wellsfargo.com, or contact us by phone at 1-888-877-9275 between the hours of 9 a.m. and 7 p.m., Eastern Time. Thank you for your continued partnership with Wells Fargo Advantage Funds.

Sincerely,

Karla M. Rabusch President Wells Fargo Advantage Funds

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer will file a Proxy Statement-Prospectus with the Securities and Exchange Commission. All shareholders are advised to read this Proxy Statement-Prospectus in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the Proxy Statement-Prospectus to its shareholders once such Proxy Statement-Prospectus is declared effective by the Commission. Shareholders may obtain a free copy of the Proxy Statement-Prospectus when available and other documents filed by the acquirer with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement-Prospectus, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Proxy Statement-Prospectus, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Proxy Statement-Prospectus, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the Commission will be set forth in Proxy-Statement-Prospectus to be filed by the acquirer with the Commission in February 2010.

For Section 529 plans, an investor’s or a designated beneficiary’s home state may offer state tax or other benefits that are only available for investments in that state’s qualified tuition program. Please consider this before investing.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus or current program description, containing this and other information, visit www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and certain Section 529 plans, or www.EvergreenInvestments.com for Evergreen Investments. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. Evergreen InvestmentsSM  is a service mark of Evergreen Investment Management Company, LLC. Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services, Wells Fargo Advantage Funds and to certain 529 college savings plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 119386 01-10

© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

FOR INSTITUTIONAL INVESTOR USE ONLY–NOT FOR USE WITH THE PUBLIC

Wells Fargo Advantage Funds® & Evergreen Funds Merger Conversion Tool

The Merger Conversion Tool is designed to provide you with easy access to information regarding the proposed product line of the combined Wells Fargo Advantage Funds  and Evergreen Funds.

Simply select the product you are interested in learning about from the drop down box below, and it will provide you with details on the proposed changes. If your fund is not listed then there are no changes proposed for your fund.

<image “View the changes to the Evergreen mutual fund lineup”>

Top of Form

Select a Wells Fargo Advantage Fund

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Bottom of Form

If you currently own this Fund:

You will own this
Wells Fargo Advantage Fund:

Which will be managed
similarly to this Fund:

  Wells Fargo Advantage Aggressive Allocation – Administrator Share Class

Growth Balanced  – Administrator Share Class

Cusip

94975G363

Ticker

NVGBX

Fund Management

Wells Capital Management –
Beath, Biwer, Blomster, Chan, Mellas, Owen

Wells Fargo Advantage Growth Balanced
Download Fact Sheet – Administrator Shares (pdf)

  Wells Fargo Advantage Asset Allocation – Share Class A

Index Asset Allocation  – Share Class A

Cusip

94975H247

Ticker

SFAAX

Fund Management

Wells Capital Management –
Genung, Mellas, Blomster

Wells Fargo Advantage Asset Allocation
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Asset Allocation – Share Class B

Index Asset Allocation  – Share Class B

Cusip

94975H239

Ticker

SASBX

Fund Management

Wells Capital Management –
Genung, Mellas, Blomster

Wells Fargo Advantage Asset Allocation
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Asset Allocation – Share Class C

Index Asset Allocation  – Share Class C

Cusip

94975H221

Ticker

WFALX

Fund Management

Wells Capital Management –
Genung, Mellas, Blomster

Wells Fargo Advantage Asset Allocation
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Asset Allocation – Administrator Share Class

Index Asset Allocation  – Administrator Share Class

Cusip

94975H213

Ticker

WFAIX

Fund Management

Wells Capital Management –
Genung, Mellas, Blomster

Wells Fargo Advantage Asset Allocation
Download Fact Sheet – Administrator Shares (pdf)

  Wells Fargo Advantage Diversified Bond – Administrator Share Class

Total Return Bond  – Administrator Share Class

Cusip

94975J599

Ticker

MNTRX

Fund Management

Wells Capital Management –
Ludgood, O’Connor

Wells Fargo Advantage Total Return Bond
Download Fact Sheet – Administrator Shares (pdf)

  Wells Fargo Advantage Emerging Markets Equity – Share Class A

Emerging Markets Equity  – Share Class A

Cusip

TBD

Ticker

EMGAX

Fund Management

Wells Capital Management–
Zhang

Evergreen Emerging Markets Growth
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Emerging Markets Equity – Share Class B

Emerging Markets Equity  – Share Class B

Cusip

TBD

Ticker

EMGBX

Fund Management

Wells Capital Management–
Zhang

Evergreen Emerging Markets Growth
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Emerging Markets Equity – Share Class C

Emerging Markets Equity  – Share Class C

Cusip

TBD

Ticker

EMGCX

Fund Management

Wells Capital Management–
Zhang

Evergreen Emerging Markets Growth
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Emerging Markets Equity – Administrator Share Class

Emerging Markets Equity  – Administrator Share Class

Cusip

TBD

Ticker

EMGYX

Fund Management

Wells Capital Management–
Zhang

Evergreen Emerging Markets Growth
Download Fact Sheet – I Shares (pdf)

  Wells Fargo Advantage Equity Income– Share Class A

Disciplined Value  – Share Class A

Cusip

TBD

Ticker

EDSAX

Fund Management

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Equity Income– Share Class B

Disciplined Value  – Share Class A

Cusip

TBD

Ticker

EDSAX

Fund Management

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Equity Income– Share Class C

Disciplined Value  – Share Class C

Cusip

TBD

Ticker

EDSCX

Fund Management

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Equity Income– Administrator Share Class

Disciplined Value  – Administrator Share Class

Cusip

TBD

Ticker

EDSIX

Fund Management

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – I Shares (pdf)

  Wells Fargo Advantage Growth Equity– Share Class A

Diversified Equity  – Share Class A

Cusip

94975G108

Ticker

NVDAX

Fund Management

Wells Capital Management –
Owen, Biwer, Chan

Wells Fargo Advantage Diversified Equity
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Growth Equity– Share Class B

Diversified Equity  – Share Class B

Cusip

94975G207

Ticker

NVDBX

Fund Management

Wells Capital Management –
Owen, Biwer, Chan

Wells Fargo Advantage Diversified Equity
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Growth Equity– Share Class C

Diversified Equity  – Share Class C

Cusip

94975G306

Ticker

WFDEX

Fund Management

Wells Capital Management –
Owen, Biwer, Chan

Wells Fargo Advantage Diversified Equity
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Growth Equity– Institutional Share Class

Diversified Equity  – Administrator Share Class

Cusip

94975G405

Ticker

NVDEX

Fund Management

Wells Capital Management –
Owen, Biwer, Chan

Wells Fargo Advantage Diversified Equity
Download Fact Sheet – Administrator Shares (pdf)

  Wells Fargo Advantage Growth Equity– Administrator Share Class

Diversified Equity  – Administrator Share Class

Cusip

94975G405

Ticker

NVDEX

Fund Management

Wells Capital Management –
Owen, Biwer, Chan

Wells Fargo Advantage Diversified Equity
Download Fact Sheet – Administrator Shares (pdf)

  Wells Fargo Advantage Index – Share Class A

Index  – Share Class A1

Cusip

94984B777

Ticker

TBD

Fund Management

Wells Capital Management–
Zieff

Evergreen Equity Index
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Index – Share Class B

Index  – Share Class B

Cusip

94984B769

Ticker

TBD

Fund Management

Wells Capital Management–
Zieff

Evergreen Equity Index
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Index – Investor Share Class

Index  – Investor Share Class

Cusip

949915730

Ticker

TBD

Fund Management

Wells Capital Management–
Zieff

Evergreen Equity Index
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Index – Administrator Share Class

Index  – Administrator Share Class

Cusip

94975G686

Ticker

TBD

Fund Management

Wells Capital Management–
Zieff

Evergreen Equity Index
Download Fact Sheet – I Shares (pdf)

  Wells Fargo Advantage International Core – Share Class A

International Equity  – Share Class A

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management–
Claro

Wells Fargo Advantage International Core
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage International Core – Share Class B

International Equity  – Share Class B

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management–
Claro

Wells Fargo Advantage International Core
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage International Core – Share Class C

International Equity  – Share Class C

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management–
Claro

Wells Fargo Advantage International Core
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage International Core – Administrator Share Class

International Equity  – Administrator Share Class

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management–
Claro

Wells Fargo Advantage International Core
Download Fact Sheet – Administrator Class (pdf)

  Wells Fargo Advantage International Equity – Share Class A

Diversified International  – Share Class A

Cusip

94975G678

Ticker

SILAX

Fund Management

Wells Capital Management–
Yockey, Lakonishok, Vermeulen, Mansharamani, Claro

Wells Fargo Advantage International Equity
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage International Equity – Share Class B

Diversified International  – Share Class B

Cusip

94975G660

Ticker

SILBX

Fund Management

Wells Capital Management–
Yockey, Lakonishok, Vermeulen, Mansharamani, Claro

Wells Fargo Advantage International Equity
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage International Equity – Share Class C

Diversified International  – Share Class C

Cusip

94975G652

Ticker

WFECX

Fund Management

Wells Capital Management–
Yockey, Lakonishok, Vermeulen, Mansharamani, Claro

Wells Fargo Advantage International Equity
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage International Equity – Institutional Share Class

Diversified International  – Institutional Share Class

Cusip

949917322

Ticker

WFISX

Fund Management

Wells Capital Management–
Yockey, Lakonishok, Vermeulen, Mansharamani, Claro

Wells Fargo Advantage International Equity
Download Fact Sheet – Institutional/Administrator Class (pdf)

  Wells Fargo Advantage International Equity – Administrator Share Class

Diversified International  – Administrator Share Class

Cusip

94975G645

Ticker

WFIEX

Fund Management

Wells Capital Management–
Yockey, Lakonishok, Vermeulen, Mansharamani, Claro

Wells Fargo Advantage International Equity
Download Fact Sheet – Institutional/Administrator Class (pdf)

  Wells Fargo Advantage International Equity – Investor Share Class

Diversified International  – Investor Share Class

Cusip

94984B686

Ticker

WIEVX

Fund Management

Wells Capital Management –
Yockey, Lakonishok, Vermeulen, Mansharamani, Claro

Wells Fargo Advantage International Equity
Download Fact Sheet – Investor Share Class (pdf)

  Wells Fargo Advantage Large Cap Appreciation – Share Class A

Capital Growth  – Share Class A

Cusip

949921100

Ticker

WFCGX

Fund Management

Wells Capital Management –
Pence, Harris

Wells Fargo Advantage Capital Growth
Download Fact Sheet – AC Shares (pdf)

  Wells Fargo Advantage Large Cap Appreciation – Share Class B

Capital Growth  – Share Class A

Cusip

949921100

Ticker

WFCGX

Fund Management

Wells Capital Management –
Pence, Harris

Wells Fargo Advantage Capital Growth
Download Fact Sheet – AC Shares (pdf)

  Wells Fargo Advantage Large Cap Appreciation – Share Class C

Capital Growth  – Share Class C

Cusip

949921209

Ticker

WFCCX

Fund Management

Wells Capital Management –
Pence, Harris

Wells Fargo Advantage Capital Growth
Download Fact Sheet – AC Shares (pdf)

  Wells Fargo Advantage Large Cap Appreciation – Institutional Share Class

Capital Growth – Institutional Share Class

Cusip

949915615

Ticker

WWCIX

Fund Management

Wells Capital Management –
Pence, Harris

Wells Fargo Advantage Capital Growth
Download Fact Sheet – Administrator/Institutional Shares (pdf)

  Wells Fargo Advantage Large Cap Appreciation – Administrator Share Class

Capital Growth  – Administrator Share Class

Cusip

949915631

Ticker

WFCDX

Fund Management

Wells Capital Management –
Pence, Harris

Wells Fargo Advantage Capital Growth
Download Fact Sheet – Administrator/Institutional Shares (pdf)

  Wells Fargo Advantage Large Company Core – Share Class A

Large Cap Core  – Share Class A

Cusip

TBD

Ticker

EGOAX

Fund Management

Golden Capital Management –
Moser

Evergreen Golden Large Cap Core
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Large Company Core – Share Class B

Large Cap Core  – Share Class A

Cusip

TBD

Ticker

EGOAX

Fund Management

Golden Capital Management –
Moser

Evergreen Golden Large Cap Core
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Large Company Core – Share Class C

Large Cap Core  – Share Class C

Cusip

TBD

Ticker

EGOCX

Fund Management

Golden Capital Management –
Moser

Evergreen Golden Large Cap Core
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Large Company Core – Institutional Share Class

Large Cap Core  – Institutional Share Class

Cusip

TBD

Ticker

TBD

Fund Management

Golden Capital Management –
Moser

Evergreen Golden Large Cap Core
Download Fact Sheet – I Shares (pdf)

  Wells Fargo Advantage Large Company Core – Investor Share Class

Large Cap Core  – Investor Share Class

Cusip

TBD

Ticker

TBD

Fund Management

Golden Capital Management –
Moser

Evergreen Golden Large Cap Core
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Large Company Core – Administrator Share Class

Large Cap Core  – Administrator Share Class

Cusip

TBD

Ticker

EGOIX

Fund Management

Golden Capital Management –
Moser

Evergreen Golden Large Cap Core
Download Fact Sheet – I Shares (pdf)

  Wells Fargo Advantage Large Company Growth – Share Class A

Premier Large Company Growth  – Share Class A

Cusip

TBD

Ticker

EKJAX

Fund Management

Wells Capital Management –
Hamzaogullari

Evergreen Large Company Growth
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Large Company Growth – Share Class B

Premier Large Company Growth  – Share Class B

Cusip

TBD

Ticker

EKJBX

Fund Management

Wells Capital Management –
Hamzaogullari

Evergreen Large Company Growth
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Large Company Growth – Share Class C

Premier Large Company Growth  – Share Class C

Cusip

TBD

Ticker

EKJCX

Fund Management

Wells Capital Management –
Hamzaogullari

Evergreen Large Company Growth
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Large Company Growth – Institutional Share Class

Premier Large Company Growth– Institutional Share Class

Cusip

TBD

Ticker

EKJYX

Fund Management

Wells Capital Management –
Hamzaogullari

Evergreen Large Company Growth
Download Fact Sheet – I Shares (pdf)

  Wells Fargo Advantage Large Company Growth – Administrator Share Class

Premier Large Company Growth  – Administrator Share Class

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management –
Hamzaogullari

Evergreen Large Company Growth
Download Fact Sheet – I Shares (pdf)

  Wells Fargo Advantage Large Company Growth – Investor Share Class

Premier Large Company Growth  – Investor Share Class

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management –
Hamzaogullari

Evergreen Large Company Growth
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Mid Cap Disciplined – Share Class A

Special Mid Cap Value  – Share Class A

Cusip

949921308

Ticker

WFPAX

Fund Management

Wells Capital Management –
Tringas, VanCronkhite

Wells Fargo Advantage Mid Cap Disciplined
Download Fact Sheet – AC Shares (pdf)

  Wells Fargo Advantage Mid Cap Disciplined – Share Class C

Special Mid Cap Value  – Share Class C

Cusip

949921407

Ticker

WFPCX

Fund Management

Wells Capital Management –
Tringas, VanCronkhite

Wells Fargo Advantage Mid Cap Disciplined
Download Fact Sheet – AC Shares (pdf)

  Wells Fargo Advantage Mid Cap Disciplined – Institutional Share Class

Special Mid Cap Value  – Institutional Share Class

Cusip

949915482

Ticker

WFMIX

Fund Management

Wells Capital Management –
Tringas, VanCronkhite

Wells Fargo Advantage Mid Cap Disciplined
Download Fact Sheet – Administrator/InstitutionaI Shares (pdf)

  Wells Fargo Advantage Mid Cap Disciplined – Administrator Share Class

Special Mid Cap Value  – Administrator Share Class

Cusip

949915516

Ticker

WFMDX

Fund Management

Wells Capital Management –
Tringas, VanCronkhite

Wells Fargo Advantage Mid Cap Disciplined
Download Fact Sheet – Administrator/InstitutionaI Shares (pdf)

  Wells Fargo Advantage Mid Cap Disciplined – Investor Share Class

Special Mid Cap Value  – Investor Share Class

Cusip

949915490

Ticker

SMCDX

Fund Management

Wells Capital Management –
Tringas, VanCronkhite

Wells Fargo Advantage Mid Cap Disciplined
Download Fact Sheet – Investor Shares (pdf)

  Wells Fargo Advantage Municipal Money Market – Investor Share Class

Municipal Money Market – Investor Share Class

Cusip

949917413

Ticker

TBD

Fund Management

Wells Capital Management –
Kiselak

Evergreen Municipal Money Market
Download Fact Sheet – A Shares (pdf)

  Wells Fargo Advantage Municipal Money Market – Institutional Share Class

Municipal Money Market – Institutional Share Class

Cusip

949921555

Ticker

TBD

Fund Management

Wells Capital Management –
Kiselak

Evergreen Municipal Money Market
Download Fact Sheet – I Shares (pdf)

  Wells Fargo Advantage Overland Express Sweep

Money Market – Daily Class

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Money Market

  Wells Fargo Advantage Small Cap Disciplined – Share Class A

Intrinsic Small Cap Value  – Share Class A

Cusip

949921746

Ticker

WFSMX

Fund Management

MetWest Capital Management –
Sikka, Peck, Alvarez

Wells Fargo Advantage Small Cap Disciplined
Download Fact Sheet – AC Shares (pdf)

  Wells Fargo Advantage Small Cap Disciplined – Share Class C

Intrinsic Small Cap Value  – Share Class C

Cusip

949921738

Ticker

WSCDX

Fund Management

MetWest Capital Management –
Sikka, Peck, Alvarez

Wells Fargo Advantage Small Cap Disciplined
Download Fact Sheet – AC Shares (pdf)

  Wells Fargo Advantage Small Cap Disciplined – Institutional Share Class

Intrinsic Small Cap Value  – Institutional Share Class

Cusip

949915235

Ticker

WFSSX

Fund Management

MetWest Capital Management –
Sikka, Peck, Alvarez

Wells Fargo Advantage Small Cap Disciplined
Download Fact Sheet – Administrator/Institutional Shares (pdf)

  Wells Fargo Advantage Small Cap Disciplined – Administrator Share Class

Intrinsic Small Cap Value  – Administrator Share Class

Cusip

949915250

Ticker

WFSDX

Fund Management

MetWest Capital Management –
Sikka, Peck, Alvarez

Wells Fargo Advantage Small Cap Disciplined
Download Fact Sheet – Administrator/Institutional Shares (pdf)

  Wells Fargo Advantage Small Cap Disciplined – Investor Share Class

Intrinsic Small Cap Value  – Investor Share Class

Cusip

949915243

Ticker

SCOVX

Fund Management

MetWest Capital Management –
Sikka, Peck, Alvarez

Wells Fargo Advantage Small Cap Disciplined
Download Fact Sheet – Investor Shares (pdf)

  Wells Fargo Advantage Specialized Financial Services – Share Class A

Classic Value – Share Class A

Cusip

TBD

Ticker

ETRAX

Fund Management

Wells Capital Management –
McCormick, Mishuris

Evergreen Equity Income
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Specialized Financial Services – Share Class B

Classic Value – Share Class B

Cusip

TBD

Ticker

ETRBX

Fund Management

Wells Capital Management –
McCormick, Mishuris

Evergreen Equity Income
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Specialized Financial Services – Share Class C

Classic Value – Share Class C

Cusip

TBD

Ticker

ETRCX

Fund Management

Wells Capital Management –
McCormick, Mishuris

Evergreen Equity Income
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Stable Income– Share Class A

Ultra Short-Term Income  – Share Class A

Cusip

949917728

Ticker

SADAX

Fund Management

Wells Capital Management –
Mueller, Newton, Price

Wells Fargo Advantage Ultra Short-Term Income
Download Fact Sheet – AC Shares (pdf)

  Wells Fargo Advantage Stable Income– Share Class B

Ultra Short-Term Income  – Share Class A

Cusip

949917728

Ticker

SADAX

Fund Management

Wells Capital Management –
Mueller, Newton, Price

Wells Fargo Advantage Ultra Short-Term Income
Download Fact Sheet – AC Shares (pdf)

  Wells Fargo Advantage Stable Income– Share Class C

Ultra Short-Term Income  – Share Class C

Cusip

94984B710

Ticker

WUSTX

Fund Management

Wells Capital Management –
Mueller, Newton, Price

Wells Fargo Advantage Ultra Short-Term Income
Download Fact Sheet – AC Shares (pdf)

  Wells Fargo Advantage Stable Income– Admininstrator Share Class

Ultra Short-Term Income  – Admininstrator Share Class

Cusip

949917710

Ticker

WUSDX

Fund Management

Wells Capital Management –
Mueller, Newton, Price

Wells Fargo Advantage Ultra Short-Term Income
Download Fact Sheet – Administrator/Institutional Shares (pdf)

  Wells Fargo Advantage Strategic Income – Share Class A

High Income  – Share Class A

Cusip

949917512

Ticker

SHBAX

Fund Management

Wells Capital Management –
Price, Maas, Schueller

Wells Fargo Advantage High Income
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Strategic Income – Share Class B

High Income  – Share Class B

Cusip

94984B736

Ticker

WFNBX

Fund Management

Wells Capital Management –
Price, Maas, Schueller

Wells Fargo Advantage High Income
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage Strategic Income – Share Class C

High Income  – Share Class C

Cusip

94984B728

Ticker

WFNCX

Fund Management

Wells Capital Management –
Price, Maas, Schueller

Wells Fargo Advantage High Income
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage U.S. Value – Share Class A

Disciplined Value  – Share Class A

Cusip

TBD

Ticker

EDSAX

Fund Management

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage U.S. Value – Share Class B

Disciplined Value  – Share Class A

Cusip

TBD

Ticker

EDSAX

Fund Management

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage U.S. Value – Share Class C

Disciplined Value  – Share Class C

Cusip

TBD

Ticker

EDSCX

Fund Management

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage U.S. Value – Investor Share Class

Disciplined Value  – Investor Share Class

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – ABC Shares (pdf)

  Wells Fargo Advantage U.S. Value – Administrator Share Class

Disciplined Value  – Administrator Share Class

Cusip

TBD

Ticker

EDSIX

Fund Management

Wells Capital Management –
Zieff

Evergreen Disciplined Value
Download Fact Sheet – I Shares (pdf)

  Wells Fargo Advantage VT Asset Allocation

VT Index Asset Allocation  – Share Class 2

Cusip

949756100

Ticker

N/A

Fund Management

Wells Capital Management –
Mellas, Blomster, Genung

Wells Fargo Advantage VT Asset Allocation

  Wells Fargo Advantage VT C&B Large Cap Value

VT Intrinsic Value  – Share Class 2

Cusip

TBD

Ticker

N/A

Fund Management

MetWest Capital Management –
Gleicher, Lisenbee, Graham, Peck

Wells Fargo Advantage VT Equity Income

  Wells Fargo Advantage VT Equity Income

VT Intrinsic Value  – Share Class 2

Cusip

TBD

Ticker

N/A

Fund Management

MetWest Capital Management –
Gleicher, Lisenbee, Graham, Peck

Wells Fargo Advantage VT Equity Income

  Wells Fargo Advantage VT International Core

VT International Equity  – Share Class 2

Cusip

949756605

Ticker

N/A

Fund Management

Wells Capital Management –
Claro

Wells Fargo Advantage VT International Core

  Wells Fargo Advantage VT Large Company Core

VT Core Equity  – Share Class 2

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
McCormick, Sanders

Evergreen VA Fundamental Large Cap

  Wells Fargo Advantage VT Large Company Growth

VT Omega Growth  – Share Class 2

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
Hamzaogullari

Evergreen VA Omega

  Wells Fargo Advantage VT Small Cap Growth

VT Small Cap Growth  – Share Class 2

Cusip

949756886

Ticker

N/A

Fund Management

Wells Capital Management –
Philpott, Roberts

Wells Fargo Advantage VT Small Cap Growth

  Wells Fargo Advantage VT Small/Mid Cap Value

VT Small Cap Value  – Share Class 2

Cusip

949756837

Ticker

N/A

Fund Management

Wells Capital Management –
Rinaldi

Wells Fargo Advantage VT Small/Mid Cap Value

These proposed changes are the result of recent approvals by the Wells Fargo Advantage Funds  and Evergreen Funds Boards of Trustees of an integration plan for the two fund families.  The Boards' decisions must be approved by the shareholders of the impacted funds. Proxy statements are expected to be mailed to shareholders of record in April, and upon shareholder approval, the reorganizations are expected to take place in 2010. For more information regarding the proposal,  visit the Integration News section of our Web site.

*Please note: As of February 14, 2008 Class B shares were closed to new investors.
1The Fund is closed to new investors.

Additional Information and Where to Find It
The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed shell reorganizations and mergers, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission. All shareholders are advised to read the prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, fees, expenses, risk considerations, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the prospectus/proxy statement to its shareholders once it is declared effective by the Commission. Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at  http://www.sec.gov. Free copies of the prospectus/proxy statement, once available, may also be obtained by directing a request via mail, phone or e-mail to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, or atwww.wellsfargo.com/advantagefunds  or by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, or at  www.evergreeninvestments.com. The target and the acquirer also file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at  http://www.sec.gov.

Participants in the Solicitation
The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in prospectus/proxy statement when it is filed with the Commission.

Please refer to the prospectus provided by your participating insurance company for detailed information describing the separate accounts, including information regarding surrender charges, mortality and expense risk fees, and other charges that may be assessed by the participating insurance companies.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

A portion of the municipal Funds' income may be subject to federal, state, and/or local income taxes or the alternative minimum tax (AMT). Any capital gains distributions may be taxable.

Stock fund values fluctuate in response to the activities of individual companies and general market and economic conditions. Bond fund values fluctuate in response to the financial condition of individual issuers, general market and economic conditions, and changes in interest rates. In general, when interest rates rise, bond fund values fall and investors may lose principal value. Some funds, including nondiversified funds and funds investing in foreign investments, high-yield bonds, small and mid cap stocks, and/or more volatile segments of the economy, entail additional risk and may not be appropriate for all investors. Consult a Fund's prospectus for additional information on these and other risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit  www.evergreeninvestments.com for Evergreen Funds. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC.

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This Web site is accompanied by current prospectuses for Wells Fargo Advantage Funds®, an EdVestSM program description(PDF), and a tomorrow's scholar® program description  (PDF).

For 529 plans, an investor's or a designated beneficiary's home state may offer state tax or other benefits that are only available for investments in that state's qualified tuition program. Please consider this before investing.

NOT FDIC INSURED  •  NO BANK GUARANTEE  •  MAY LOSE VALUE

©2010 Wells Fargo Funds Management, LLC. All rights reserved. EdVest  and tomorrow's scholar  are state-sponsored 529 college savings plans administered by the Wisconsin Office of the State Treasurer. Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Managed Account Services, Wells Fargo Advantage Funds, and the EdVest  and tomorrow's scholar  plans. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds and shares in the 529 plans are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

This Web site is for information purposes only and is not intended as a solicitation to sell or buy any security. Wells Fargo Advantage Funds  are offered by prospectus and only to residents of the United States. Wells Fargo does not control or endorse and is not responsible for third-party Web sites to which this site links.

Site Map |  Terms of Use |  PRIVACY POLICY |  Proxy Policies & Voting Records |  Security Policy

Wells Fargo Advantage Funds 1-800-359-3379

Wells Fargo Advantage Funds®  & Evergreen Funds Merger Conversion Tool

The Merger Conversion Tool is designed to provide you with easy access to information regarding the proposed product line of the combined Wells Fargo Advantage Funds  and Evergreen Funds.

Simply select the product you are interested in learning about from the drop down box below, and it will provide you with details on the proposed changes. If your fund is not listed then there are no changes proposed for your fund.

Top of Form

Select a Fund

Bottom of Form

If you currently own this Fund:

You will own this
Wells Fargo Advantage Fund:

Which will be managed
similarly to this Fund:

  Evergreen California Municipal Money Market  – Share Class A

California Municipal Money Market  – Share Class A

Cusip

94975H478

Ticker

SGCXX

Fund Management

Wells Capital Management –
Kiselak

Wells Fargo Advantage California Municipal Money Market
Download Fact Sheet – A Shares (pdf)

  Evergreen California Municipal Money Market  – Share Class I

California Municipal Money Market  – Service Class

Cusip

94975H460

Ticker

WFCXX

Fund Management

Wells Capital Management –
Kiselak

Wells Fargo Advantage California Municipal Money Market
Download Fact Sheet – Service Shares (pdf)

  Evergreen California Municipal Money Market  – Share Class S

California Municipal Money Market  – Sweep

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
Kiselak

Wells Fargo Advantage California Municipal Money Market

  Evergreen Institutional 100% Treasury Money Market  – Share Class I

100% Treasury Money Market  – Administrator Class

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage 100% Treasury Money Market

  Evergreen Institutional 100% Treasury Money Market  – Share Class IS

100% Treasury Money Market  – Service Class

Cusip

94975H270

Ticker

NWTXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage 100% Treasury Money Market
Download Fact Sheet – Service Shares

  Evergreen Institutional Money Market  – Share Class AD

Heritage Money Market  – Share Class I

Cusip

949917397

Ticker

SHIXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market
Download Fact Sheet – Institutional Shares

  Evergreen Institutional Money Market  – Share Class I

Heritage Money Market  – Share Class I

Cusip

949917397

Ticker

SHIXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market
Download Fact Sheet – Institutional Shares

  Evergreen Institutional Money Market  – Share Class IN

Heritage Money Market  – Share Class I

Cusip

949917397

Ticker

SHIXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market
Download Fact Sheet – Institutional Shares

  Evergreen Institutional Money Market  – Share Class IS

Heritage Money Market  – Service Class

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market

  Evergreen Institutional Money Market  – Share Class P

Heritage Money Market  – Service Class

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market

  Evergreen Institutional Municipal Money Market  – Share Class AD

Municipal Cash Management Money Market  – Share Class I

Cusip

TBD

Ticker

EMMXX

Fund Management

Wells Capital Management –
Kiselak

Evergreen Institutional Municipal Money Market
Download Fact Sheet – I Shares

  Evergreen Institutional Municipal Money Market  – Share Class I

Municipal Cash Management Money Market  – Share Class I

Cusip

TBD

Ticker

EMMXX

Fund Management

Wells Capital Management –
Kiselak

Evergreen Institutional Municipal Money Market
Download Fact Sheet – I Shares

  Evergreen Institutional Municipal Money Market  – Share Class IN

Municipal Cash Management Money Market  – Share Class I

Cusip

TBD

Ticker

EMMXX

Fund Management

Wells Capital Management –
Kiselak

Evergreen Institutional Municipal Money Market
Download Fact Sheet – I Shares

  Evergreen Institutional Municipal Money Market  – Share Class IS

Municipal Cash Management Money Market  – Service Class

Cusip

TBD

Ticker

EISXX

Fund Management

Wells Capital Management –
Kiselak

Evergreen Institutional Municipal Money Market
Download Fact Sheet – IS Shares

  Evergreen Institutional Municipal Money Market  – Share Class P

Municipal Cash Management Money Market  – Service Class

Cusip

TBD

Ticker

EISXX

Fund Management

Wells Capital Management –
Kiselak

Evergreen Institutional Municipal Money Market
Download Fact Sheet – IS Shares

  Evergreen Institutional Treasury Money Market  – Share Class AD

Treasury Plus Money Market  – Share Class I

Cusip

94975H296

Ticker

PISXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market
Download Fact Sheet – Institutional Shares

  Evergreen Institutional Treasury Money Market  – Share Class I

Treasury Plus Money Market  – Share Class I

Cusip

94975H296

Ticker

PISXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market
Download Fact Sheet – Institutional Shares

  Evergreen Institutional Treasury Money Market  – Share Class IN

Treasury Plus Money Market  – Share Class I

Cusip

94975H296

Ticker

PISXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market
Download Fact Sheet – Institutional Shares

  Evergreen Institutional Treasury Money Market  – Share Class IS

Treasury Plus Money Market  – Service Class

Cusip

94975H312

Ticker

PRVXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market
Download Fact Sheet – Service Shares

  Evergreen Institutional Treasury Money Market  – Share Class P

Treasury Plus Money Market  – Service Class

Cusip

94975H312

Ticker

PRVXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market
Download Fact Sheet – Service Shares

  Evergreen Institutional U.S. Government Money Market  – Share Class I

Government Money Market  – Share Class I

Cusip

94975P405

Ticker

GVIXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market
Download Fact Sheet – Institutional Shares

  Evergreen Institutional U.S. Government Money Market  – Share Class IN

Government Money Market  – Share Class I

Cusip

94975P405

Ticker

GVIXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market
Download Fact Sheet – Institutional Shares

  Evergreen Institutional U.S. Government Money Market  – Share Class IS

Government Money Market  – Service Class

Cusip

94975H254

Ticker

NWGXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market
Download Fact Sheet – Service Shares

  Evergreen Institutional U.S. Government Money Market  – Share Class P

Government Money Market  – Service Class

Cusip

94975H254

Ticker

NWGXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market
Download Fact Sheet – Service Shares

  Evergreen Money Market  – Share Class A

Money Market  – Share Class A

Cusip

94975H429

Ticker

STGXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Money Market
Download Fact Sheet – A Shares

  Evergreen Money Market  – Share Class B1

Money Market  – Share Class B

Cusip

94975H411

Ticker

N/A

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Money Market
Download Fact Sheet – B Shares

  Evergreen Money Market  – Share Class C

Money Market  – Share Class C

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Money Market

  Evergreen Money Market  – Share Class I

Money Market  – Service Class

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Money Market

  Evergreen Money Market  – Share Class S

Money Market  – Daily

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Money Market

  Evergreen Municipal Money Market  – Share Class A

Municipal Money Market  – Share Class A

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management –
Kiselak

Evergreen Municipal Money Market
Download Fact Sheet – A Shares

  Evergreen Municipal Money Market  – Share Class I

Municipal Money Market  – Service Class

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management –
Kiselak

Evergreen Municipal Money Market

  Evergreen Municipal Money Market  – Share Class S

Municipal Money Market  – Sweep

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
Kiselak

Evergreen Municipal Money Market

  Evergreen New Jersey Municipal Money Market  – Share Class A

New Jersey Municipal Money Market  – Share Class A

Cusip

TBD

Ticker

ENJXX

Fund Management

Wells Capital Management –
Kiselak

Evergreen New Jersey Municipal Money Market
Download Fact Sheet – A Shares

  Evergreen New Jersey Municipal Money Market  – Share Class I

New Jersey Municipal Money Market  – Service Class

Cusip

TBD

Ticker

EJMXX

Fund Management

Wells Capital Management –
Kiselak

Evergreen New Jersey Municipal Money Market
Download Fact Sheet – I Shares

  Evergreen New Jersey Municipal Money Market  – Share Class S

New Jersey Municipal Money Market  – Sweep

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
Kiselak

Evergreen New Jersey Municipal Money Market

  Evergreen New York Municipal Money Market  – Share Class A

New York Municipal Money Market  – Share Class A

Cusip

TBD

Ticker

ENYXX

Fund Management

Wells Capital Management –
Kiselak

Evergreen New York Municipal Money Market
Download Fact Sheet – A Shares

  Evergreen New York Municipal Money Market  – Share Class I

New York Municipal Money Market  – Service Class

Cusip

TBD

Ticker

ENIXX

Fund Management

Wells Capital Management –
Kiselak

Evergreen New York Municipal Money Market
Download Fact Sheet – I Shares

  Evergreen New York Municipal Money Market  – Share Class S

New York Municipal Money Market  – Sweep

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
Kiselak

Evergreen New York Municipal Money Market

  Evergreen Pennsylvania Municipal Money Market  – Share Class A

Pennsylvania Municipal Money Market  – Share Class A

Cusip

TBD

Ticker

EPPXX

Fund Management

Wells Capital Management –
Kiselak

Evergreen Pennsylvania Municipal Money Market
Download Fact Sheet – A Shares

  Evergreen Pennsylvania Municipal Money Market  – Share Class I

Pennsylvania Municipal Money Market  – Service Class

Cusip

TBD

Ticker

EPAXX

Fund Management

Wells Capital Management –
Kiselak

Evergreen Pennsylvania Municipal Money Market
Download Fact Sheet – I Shares

  Evergreen Pennsylvania Municipal Money Market  – Share Class S

Pennsylvania Municipal Money Market  – Sweep

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
Kiselak

Evergreen Pennsylvania Municipal Money Market

  Evergreen Prime Cash Management Money Market  – Share Class AD

Heritage Money Market  – Share Class I

Cusip

949917397

Ticker

SHIXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market
Download Fact Sheet – Institutional Shares

  Evergreen Prime Cash Management Money Market  – Share Class I

Heritage Money Market  – Share Class I

Cusip

949917397

Ticker

SHIXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market
Download Fact Sheet – Institutional Shares

  Evergreen Prime Cash Management Money Market  – Share Class IN

Heritage Money Market  – Share Class I

Cusip

949917397

Ticker

SHIXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market
Download Fact Sheet – Institutional Shares

  Evergreen Prime Cash Management Money Market  – Share Class IS

Heritage Money Market  – Service Class

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market

  Evergreen Prime Cash Management Money Market  – Share Class P

Heritage Money Market  – Service Class

Cusip

TBD

Ticker

TBD

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Heritage Money Market

  Evergreen Treasury Money Market  – Share Class A

Treasury Plus Money Market  – Share Class A

Cusip

94975H320

Ticker

PIVXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market
Download Fact Sheet – A Shares

  Evergreen Treasury Money Market  – Share Class I

Treasury Plus Money Market  – Service Class

Cusip

94975H312

Ticker

PRVXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market
Download Fact Sheet – Service Shares

  Evergreen Treasury Money Market  – Share Class S

Treasury Plus Money Market  – Share Sweep

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Treasury Plus Money Market

  Evergreen U.S. Government Money Market  – Share Class A

Government Money Market  – Share Class A

Cusip

94975H262

Ticker

WFGXX

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market
Download Fact Sheet – A Shares

  Evergreen U.S. Government Money Market  – Share Class S

Government Money Market  – Sweep

Cusip

TBD

Ticker

N/A

Fund Management

Wells Capital Management –
Sylvester

Wells Fargo Advantage Government Money Market

These proposed changes are the result of recent approvals by the Wells Fargo Advantage Funds  and Evergreen Boards of Trustees of an integration plan for the two fund families.  The Boards' decisions must be approved by the shareholders of the impacted funds. Proxy statements are expected to be mailed to shareholders of record in April, and upon shareholder approval, the reorganizations are expected to take place in 2010. For more information regarding the proposal,  visit the Integration News section of our Web site.

*Please note: As of February 14, 2008 Class B shares were closed to new investors.

Additional Information and Where to Find It
The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed shell reorganizations and mergers, the acquirer will file a prospectus/proxy statement with the Securities and Exchange Commission. All shareholders are advised to read the prospectus/proxy statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, fees, expenses, risk considerations, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. Target intends to mail the prospectus/proxy statement to its shareholders once it is declared effective by the Commission. Shareholders may obtain a free copy of the prospectus/proxy statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at  http://www.sec.gov. Free copies of the prospectus/proxy statement, once available, may also be obtained by directing a request via mail, phone or e-mail to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, or atwww.wellsfargo.com/advantagefunds  or by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, or at  www.evergreeninvestments.com. The target and the acquirer also file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at  http://www.sec.gov.

Participants in the Solicitation
The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in prospectus/proxy statement when it is filed with the Commission.

A portion of the municipal Funds' income may be subject to federal, state, and/or local income taxes or the alternative minimum tax (AMT). Any capital gains distributions may be taxable.

Any capital gains distributions may be taxable. The U.S. government guarantee applies to certain of the underlying securities and not to shares of the Funds.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit  www.evergreeninvestments.com for Evergreen Funds. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC.

An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Wells Fargo Advantage Money Market Funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

This Web site is accompanied by current prospectuses  for Wells Fargo Advantage Funds®.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

© 2010 Wells Fargo Funds Management, LLC. All rights reserved. Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.